                                                Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-83513
PROSPECTUS

                                4,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

PRICELINE.COM INCORPORATED IS SELLING 1,000,000 SHARES OF COMMON STOCK AND THE SELLING STOCKHOLDERS ARE SELLING 3,500,000 SHARES OF COMMON STOCK. PRICELINE.COM WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES OF COMMON STOCK BY THE SELLING STOCKHOLDERS.

                            ------------------------

THE COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL
"PCLN."

                            ------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ---------------------

                              PRICE $67.00 A SHARE

                            ------------------------

                                                             UNDERWRITING                            PROCEEDS TO
                                           PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                            PUBLIC           COMMISSIONS        PRICELINE.COM        STOCKHOLDERS
                                      ------------------  ------------------  ------------------  ------------------
PER SHARE...........................        $67.00              $2.51               $64.49              $64.49
TOTAL...............................  $301,500,000        $11,295,000         $64,490,000         $225,715,000

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SELLING STOCKHOLDERS HAVE GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 675,000 SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS. MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES OF COMMON STOCK TO PURCHASERS ON AUGUST 17, 1999.

                            ------------------------

MORGAN STANLEY DEAN WITTER                                  GOLDMAN, SACHS & CO.

             ALLEN & COMPANY INCORPORATED

                           BANCBOSTON ROBERTSON STEPHENS

                                        DONALDSON, LUFKIN & JENRETTE

                                                     MERRILL LYNCH & CO.

AUGUST 11, 1999

PROSPECTUS

                                4,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

PRICELINE.COM INCORPORATED IS SELLING 1,000,000 SHARES OF COMMON STOCK AND THE SELLING STOCKHOLDERS ARE SELLING 3,500,000 SHARES OF COMMON STOCK. PRICELINE.COM WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES OF COMMON STOCK BY THE SELLING STOCKHOLDERS.

                            ------------------------

THE COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL
"PCLN."

                            ------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ---------------------

                              PRICE $67.00 A SHARE

                            ------------------------

                                                             UNDERWRITING                            PROCEEDS TO
                                           PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                            PUBLIC           COMMISSIONS        PRICELINE.COM        STOCKHOLDERS
                                      ------------------  ------------------  ------------------  ------------------
PER SHARE...........................        $67.00              $2.51               $64.49              $64.49
TOTAL...............................  $301,500,000        $11,295,000         $64,490,000         $225,715,000

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SELLING STOCKHOLDERS HAVE GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 675,000 SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS. MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES OF COMMON STOCK TO PURCHASERS ON AUGUST 17, 1999.

                            ------------------------

MORGAN STANLEY DEAN WITTER                           GOLDMAN SACHS INTERNATIONAL
            ALLEN & COMPANY INCORPORATED
                         BANCBOSTON ROBERTSON STEPHENS INTERNATIONAL LIMITED
                                     DONALDSON, LUFKIN & JENRETTE
                                               MERRILL LYNCH INTERNATIONAL

AUGUST 11, 1999

                            DESCRIPTION OF ARTWORK:

    [At the top of the page, a picture of a person using the Internet in the middle of the following text: BUYER-DRIVEN COMMERCE]

    [On the right side of the page, a page screen shot of the priceline.com homepage, including a button menu of the various services offered by the priceline.com service. Below the priceline.com homepage, four smaller cascading page screen shots with textual descriptions of the various services offered and steps involved in the priceline.com process; the following captions flow below the smaller cascading screen shots]

    "Priceline.com's name-your-price process was carefully designed to be fast and easy to use."

    "In just a few minutes, and at no cost, a consumer can name a guaranteed ready-to-buy price for a flexible range of goods. Priceline.com then searches for a seller who wants the sale."

    On the left side of the page, the following text:

    A UNIQUE E-COMMERCE SYSTEM WHERE BUYERS NAME THEIR PRICE, AND PRICELINE.COM "COLLECTS" INCREMENTAL DEMAND FOR SELLERS TO CONSIDER.

    Priceline.com is a multi-category pricing system which uses a simple and compelling consumer proposition--name your price. Subject to the buyer's agreed range of product flexibility, we find a seller willing to accept the buyer's offer. Buyers get the price they want and sellers get incremental sales.

    [The button menu of services that the priceline.com service offers is duplicated from the page screen shot of the priceline.com homepage, with each button bearing an icon depicting the textual description on the button:

    [Icon of an airplane with the text] "Domestic Airline Tickets"

    [Icon of an airplane with the text] "International Airline Tickets"

    [Icon of a suitcase with the text] "Hotel Rooms"

    [Icon of a car with the text] "New Cars (N.Y. Metro)"

    [Icon of a house with the text] "Home Mortgages"

    [Icon of a house with the text] "Home Refinancing"

    [Icon with a house with the dollar sign on it with the text] "Home Equity Loans"

    Underneath the button menu, the following text:

    As of July 1999, six consumer services are available through priceline.com. Currently available services are in two broad categories; travel and financial services. Our seventh service, new cars, is being tested in the New York metropolitan area and is priceline.com's first service in the automotive category.

    priceline.com(SM)

    priceline.com and the priceline.com logo are service marks of priceline.com Incorporated.

    The gatefold consists of four sections, each with visual page screen shots and textual descriptions of each of the categories available through the priceline.com service: airline tickets, hotel rooms, home financing or new cars.

    On right side, top half of the first page of the gatefold, a picture of an airline, with the following heading flowing around it:

    priceline.com(SM) airline tickets

    Below the heading, three page screen shots with textual descriptions of the airline tickets services offered by priceline.com with the following caption:

    "Airline Tickets. . . Priceline.com's inaugural name-your-price service was launched on April 6, 1998. During the second quarter of 1999, priceline.com sold over 440,000 airline tickets."

    On the left side, top half of the first page of the gatefold, the first two buttons in the button menu of services that the priceline.com service offers are duplicated:

    [Icon of an airplane with the text] "Domestic Airline Tickets"

    [Icon of an airplane with the text] "International Airline Tickets"

    Below the buttons, the following text:

    AIRLINE TICKETS

    Name your price for leisure travel on a major airline. . .

    With priceline.com's airline ticket service, a leisure traveler names his price and dates of travel and agrees to accept non-changeable tickets at any time of the day, on any major airline that agrees to his price.

    On right side, bottom half of the first page of the gatefold, a picture of a hotel, with the following heading flowing around it:

    priceline.com(SM) hotel rooms

    Below the heading, three page screen shots with textual descriptions of the hotel rooms services offered by priceline.com with the following caption:

    "Hotel Rooms . . . Priceline.com's second travel service was initially launched in October 1998 and was launched nationally in April 1999."

    On the left side, bottom half of the first page of the gatefold, the third button in the button menu of services that the priceline.com service offers is duplicated:

    [Icon of a suitcase with the text] "Hotel Rooms"

    Below the button, the following text:

    HOTEL ROOMS

    Name your price for a hotel room in over 1100 U.S. cities. . .

    With priceline.com's hotel room service, a traveler names his price, quality rating and geographic zone in any of over 1100 U.S. cities. The buyer agrees to stay in any major hotel that accepts his price.

    priceline.com(SM)

    On the right side, top half of the second page of the gatefold, a picture of a house, with the following heading flowing around it:

    priceline.com(SM) home financing

    Below the heading, three page screen shots with textual descriptions of the home financing services offered by priceline.com with the following caption:

    "Home Financing. . . Priceline.com introduced three home financing services in the first quarter of 1999. Consumers can name their own interest rate and points on mortgages, home equity loans and home refinancings.

    On the left side, top half of the second page of the gatefold, the last three buttons in the button menu of services that the priceline.com service offers are duplicated:

    [Icon of a house with the text] "Home Mortgages"

    [Icon of a house with the text] "Home Refinancing"

    [Icon with a house with the dollar sign on it with the text] "Home Equity Loans"

    Below the buttons, the following text:

    HOME FINANCING

    Name your interest rate and points for a mortgage, refinancing or home equity loan. . .

    With priceline.com's home financing services, the consumer names his interest rate and points for any of three home financing services. Priceline.com works to find a lender who agrees to the consumer's offer.

    On the right side, bottom half of the second page of the gatefold, a picture of a car, with the following heading flowing around it:

    priceline.com(SM) new cars

    Below the heading, three page screen shots with textual descriptions of the new cars services offered by priceline.com with the following caption:

    "New Cars. . . Priceline.com introduced its new car service in the New York market as a test in the third quarter of 1998. Unlike other Internet services, priceline's service is not a lead-generating system and is open to all factory-authorized dealers with no up-front fees or exclusivity."

    On the left side, bottom half of the second page of the gatefold, the third button in the button menu of services that the priceline.com service offers is duplicated:

    [Icon of a car with the text] "New Cars (N.Y. Metro)"

    Below the button, the following text:

    NEW CARS

    Name your price for the exact car you want and let priceline.com get a dealer to agree. . .

    With priceline.com's new car service, the buyer names his price for the exact car he wants. The buyer never talks to a car salesman until AFTER priceline finds a local factory-authorized dealer who agrees to the buyer's price in writing.

    priceline.com(SM)

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           1
Risk Factors...................................           4
Special Note Regarding Forward-Looking
  Statements...................................          25
Use of Proceeds................................          26
Price Range of Common Stock....................          26
Dividend Policy................................          26
Capitalization.................................          27
Dilution.......................................          28
Selected Financial Data........................          29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          30

                                                    PAGE
                                                    -----
Business.......................................          45
Management.....................................          69
Certain Transactions...........................          85
Principal and Selling Stockholders.............          88
Certain United States Federal Tax Consequences
  To Non-U.S. Investors........................          91
Description of Capital Stock...................          93
Shares Eligible for Future Sale................          95
Underwriters...................................          98
Legal Matters..................................         101
Experts........................................         101
Additional Information.........................         101
Index to Financial Statements..................         F-1

    Our principal executive offices are located at Five High Ridge Park, Stamford, Connecticut 06905, and our telephone number is (203) 705-3000. Our World Wide Web site is www.priceline.com. The information on our Web site is not incorporated by reference into this prospectus.

    In this prospectus, the terms "company," "priceline.com," "we," "us" and "our" refer to priceline.com Incorporated and, unless the context otherwise requires, "common stock" refers to the common stock, par value $0.008 per share, of priceline.com. Our financial statements as of and for the periods ended December 31, 1997 and December 31, 1998 (restated) are presented on a combined basis with the financial statements of Priceline Travel, Inc., previously a separate company owned by Mr. Jay S. Walker, our Founder and Vice Chairman. Priceline Travel, which owned our travel agency license, was merged with and into priceline.com as of March 24, 1999.

    This prospectus includes statistical data regarding our company, the Internet and the industries in which we compete. Such data are based on our records or are taken or derived from information published or prepared by various sources, including International Data Corporation, a provider of market and strategic information for the information technology industry, and a market research organization that we retain from time to time to measure consumer awareness of our brand and services and of other leading Internet brands and their products.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

    Unless otherwise indicated, all information in this prospectus (1) reflects a 1.25 for one stock split of our common stock on March 26, 1999 and the conversion of all outstanding shares of our convertible preferred stock into 38,907,728 shares of common stock on March 29, 1999; (2) reflects the consummation of the merger between priceline.com and Priceline Travel, Inc. as of March 24, 1999; and (3) assumes no exercise of the underwriters' over-allotment option in this offering. See "Description of Capital Stock."

                               PROSPECTUS SUMMARY

    Priceline.com has pioneered a unique e-commerce pricing system known as a "demand collection system" that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition--"name your price"--we collect consumer demand, in the form of individual customer offers guaranteed by a credit card, for a particular product or service at a price set by the customer. We then either communicate that demand directly to participating sellers, or access participating sellers' private databases to determine whether we can fulfill the customer's offer on the basis of the pricing information and rules established by the sellers. Consumers agree to hold their offers open for a specified period of time and, once fulfilled, offers cannot be canceled. By requiring consumers to be flexible with respect to brands, sellers and/or product features, we enable sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures.

    We commenced the priceline.com service on April 6, 1998 with the sale of leisure airline tickets. Since that time, our business has grown significantly and the priceline.com service now includes the following products and services:

    - leisure airline tickets, provided by six domestic and 16 international airline participants;

    - new automobiles, which was launched on a test basis in the New York metropolitan area in July 1998;

    - hotel room reservations, which was launched in October 1998, offers hotel rooms in substantially all major United States markets and includes as participants more than 10 leading national hotel chains; and

    - home financing services, which was launched in January 1999 with home mortgage services and now also includes home equity loans and refinancing services.

Through the innovative use of "adaptive marketing programs," we also market customer acquisition programs for third parties. These programs facilitate the completion of a higher percentage of successful transactions through the priceline.com service while generating fee income for us.

    We generate revenues in a variety of ways depending on the product or service sold. With respect to our airline ticket and hotel room reservation services, we recognize as revenue the customer's named price, net of taxes, and record as the cost of revenue the fare or rate charged by the seller. With respect to our automobile service, we earn a fixed fee from both the customer and the seller after the transaction is consummated. With respect to our home financing service, we receive marketing fees equal to a percentage of the net revenue generated by the service, which is operated in conjunction with LendingTree, Inc. With respect to our adaptive marketing programs, we recognize as revenue the fees due to us from our adaptive marketing partners.

    We believe that the priceline.com service already has achieved significant consumer acceptance and widespread brand awareness. During the period from launch through June 30, 1999, we collected guaranteed offers for approximately
5.1 million airline tickets, representing approximately $1.1 billion in total consumer demand. This demand resulted in sales of approximately 762,000 airline tickets, representing approximately $165.2 million in revenue. We intend to continue to leverage the priceline.com brand by expanding our product offerings to include other leisure travel products and other financial services products and by expanding our new car sales service to the entire U.S. market. We also are exploring expansion of our core "name your price" business model to other areas of e-commerce, such as retail merchandise and the consumer-to-consumer market.

                                  THE OFFERING

Common stock offered.........................  4,500,000 shares
                                               1,000,000 shares by priceline.com
                                               3,500,000 shares by the selling stockholders

Common stock offered in

      United States offering.................  3,400,000 shares

      International offering.................  1,100,000 shares

Common stock to be outstanding after the
  offering...................................  145,782,296 shares(a)

Use of proceeds..............................  For working capital and general corporate purposes. See "Use of Proceeds."

Nasdaq National Market symbol................  PCLN

------------------------

(a) Excludes 46,865,964 shares of common stock issuable upon the exercise of outstanding options and warrants. See "Capitalization."

                         SUMMARY FINANCIAL INFORMATION

                                                            JULY 18, 1997
                                                             (INCEPTION)
                                                                 TO          YEAR ENDED       SIX MONTHS
                                                            DECEMBER 31,    DECEMBER 31,         ENDED
                                                                1997            1998         JUNE 30, 1999
                                                            -------------  ---------------  ---------------
                                                                             RESTATED(A)
STATEMENT OF OPERATIONS DATA:(B)
Revenues..................................................  $          --  $    35,236,860  $   160,974,391
Cost of revenues:
  Product costs...........................................             --       33,495,745      144,323,527
  Supplier warrant costs(c)...............................             --        3,029,014          761,518
                                                            -------------  ---------------  ---------------
Total cost of revenues....................................             --       36,524,759      145,085,045
                                                            -------------  ---------------  ---------------
  Gross profit (loss).....................................             --       (1,287,899)      15,889,346
Expenses:
  Supplier start-up warrant costs(c)......................             --       57,978,678               --
  Sales and marketing.....................................        441,479       24,388,061       34,871,086
  General and administrative..............................      1,011,600       18,004,585(d)       9,169,869
  Systems and business development........................      1,060,091       11,131,650        5,652,423
                                                            -------------  ---------------  ---------------
  Total expenses..........................................      2,513,170      111,502,974       49,693,378
                                                            -------------  ---------------  ---------------
Operating loss............................................     (2,513,170)    (112,790,873)     (33,804,032)
Interest income (expense), net............................           (312)         548,374        2,387,104
                                                            -------------  ---------------  ---------------
Net loss..................................................     (2,513,482)    (112,242,499)     (31,416,928)
Accretion on preferred stock(e)...........................             --       (2,183,424)      (8,353,973)
                                                            -------------  ---------------  ---------------
Net loss applicable to common shareholders................  $  (2,513,482) $  (114,425,923) $   (39,770,901)
                                                            -------------  ---------------  ---------------
                                                            -------------  ---------------  ---------------
Per share basic and diluted net loss applicable to common
  stockholders............................................  $       (0.05) $         (1.41) $         (0.29)
                                                            -------------  ---------------  ---------------
                                                            -------------  ---------------  ---------------
Weighted average common shares outstanding................     50,833,756       81,231,425      137,436,399

                                                                                        AS OF JUNE 30, 1999
                                                                                   ------------------------------
                                                                                       ACTUAL      AS ADJUSTED(F)
                                                                                   --------------  --------------
BALANCE SHEET DATA(B):
  Cash and cash equivalents......................................................  $  142,803,134  $  207,252,996
  Working capital................................................................     150,043,651     214,493,513
  Total assets...................................................................     204,794,892     269,244,754
  Total liabilities..............................................................      33,485,681      33,485,681
  Total stockholders' equity.....................................................     171,309,211     235,759,073

------------------------

(a) As restated, see Note 13 to the 1998 combined financial statements.

(b) Presented on a combined basis with Priceline Travel, Inc. as of and for the periods ended December 31, 1997 and December 31, 1998. Priceline Travel, which previously owned our travel agency license, was merged into priceline.com as of March 24, 1999.

(c) Represents non-cash charges for warrants issued to certain of our participating airlines.

(d) Includes a non-cash charge of $6,500,000 with respect to 8,125,000 shares of common stock issued as executive compensation.

(e) Represents amortization of the beneficial conversion feature on the Series B preferred stock that ceased upon conversion of the Series B preferred stock into common stock on March 29, 1999.

(f) As adjusted to reflect the receipt by priceline.com of the net proceeds of
    (x) $63,033,166 from the sale of the 1,000,000 shares of common stock offered by priceline.com in this offering (after deducting the estimated offering expenses and underwriting discounts and commissions), based upon a public offering price of $67.00 per share; and (y) $1,416,696 from the exercise of warrants to purchase 1,523,329 shares of common stock by Delta Air Lines at an exercise price of $0.93 per share.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU ALSO SHOULD REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO FUTURE EVENTS OR FUTURE FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "COULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "ESTIMATES," "PREDICTS," "POTENTIAL," OR "CONTINUE" OR THE NEGATIVE OF SUCH TERMS AND OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. IN EVALUATING THESE STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS, INCLUDING THE RISKS OUTLINED BELOW. THESE FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT

    Priceline.com was formed in July 1997 and began operations on April 6, 1998. As a result, we have only a limited operating history on which you can base an evaluation of our business and prospects. Our prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as online commerce, using new and unproven business models. To address these risks and uncertainties, we must, among other things:

    - attract leading sellers and consumers to the priceline.com service;

    - maintain and enhance our brand, and expand our product and service offerings;

    - attract, integrate, retain and motivate qualified personnel; and

    - adapt to meet changes in our markets and competitive developments.

We may not be successful in accomplishing these objectives.

WE ARE NOT PROFITABLE AND EXPECT TO CONTINUE TO INCUR LOSSES

    We have incurred net losses of $88.1 million during the period from July 18, 1997 (inception) through June 30, 1999, before giving effect to $68.6 million of non-cash charges arising from equity issuances to a number of our participating airlines, our chief executive officer and other parties, which resulted in total net losses of $156.7 million for such period. We have not achieved profitability and expect to continue to incur losses for at least the next two years. The principal causes of our losses are likely to continue to be significant brand development costs, marketing and promotion costs and technology and systems development costs.

    Almost all of our revenues to date have been derived from airline ticket sales, hotel room reservations and related adaptive marketing programs. In order to increase airline, hotel room and adaptive marketing revenues, build a record of successful transactions and enhance the priceline.com brand, we have sold a substantial portion of our airline tickets and hotel room reservations below cost. In addition, as our business model evolves, we have introduced and expect to continue to introduce a number of new products and services. With respect to both current and future product and service offerings, we expect to increase significantly our operating expenses in order to increase our customer base, enhance our brand image and support our growing infrastructure. For us to make a profit, our revenues and gross profit margins will need to increase sufficiently to cover these and other future costs. Otherwise, we may never achieve profitability.

WE ARE DEPENDENT ON ADAPTIVE MARKETING PROGRAMS

    Our adaptive marketing programs permit consumers to increase the amount of their offers at no additional cost by participating in sponsor promotions during the process of making an offer through the priceline.com service. The fees paid to us by sponsors offering the promotions generate significant revenues. Since these fees historically have involved no direct costs, they have had a disproportionately positive impact on our gross profit margins. A significant reduction in consumer acceptance of our adaptive marketing programs, costs that we may incur in connection with adaptive marketing programs, reductions in fees paid to us in connection with such programs or any material decline in such programs could result in a material reduction in our revenues and our gross profit. We may not be able to replace such revenues through other programs or through product sales.

    During 1998 and the first two quarters of 1999, a substantial majority of our adaptive marketing revenues were derived from fees paid by credit card issuers for qualifying credit card applications submitted over the priceline.com service in connection with customer offers for airline tickets. Through May 1, 1999, almost all of our adaptive marketing revenues were derived from fees related to a credit card adaptive marketing program with Capital One Bank. In May 1999, we replaced Capital One Bank with First USA Bank, a leading national credit card issuer. Since that time, our credit card adaptive marketing program revenues have been attributable to our adaptive marketing relationship with First USA.

    Both the Capital One and First USA adaptive marketing programs enable our customers to increase the amount of their offers by a specified amount by applying online for a credit card. However, the fee structure of the First USA program is based on different factors than the factors that were applicable under the Capital One program. For example, under the Capital One program we received fees based upon the submission of qualifying applications, while the First USA program ties a portion of our fees to account activation and usage. However, since the First USA program only recently commenced, we have no method of accurately predicting such activation and usage rates. In addition, unlike the Capital One program, a portion of the fees earned under the First USA program is required to be reinvested in program incentives. Accordingly, the First USA program may or may not generate revenues or gross profits comparable to those previously generated under the Capital One program. The First USA agreement has a term of five years, subject to certain earlier termination and repricing rights of First USA. For example, subject to priceline.com's rights of renegotiation, First USA has the right to terminate the agreement after one year (and earlier under certain circumstances) if its financial returns under the adaptive marketing program are not at least equivalent to certain agreed upon levels. The full financial statement impact of the shift from the Capital One adaptive marketing program to the First USA adaptive marketing program will not be known until completion of future periods.

    In addition to our credit card adaptive marketing program with First USA, we have an adaptive marketing program with E*TRADE for online brokerage services and expect to commence adaptive marketing programs with Discover Financial Services, Inc. for credit cards, Sprint Communications Company L.P. for long distance telecommunications services and Earthlink Network, Inc. for the provision of Internet services. Our adaptive marketing program with E*TRADE is based on an oral agreement which may be terminated at any time and most of our other adaptive marketing programs may be terminated on short notice.

    We cannot guarantee that any of our adaptive marketing programs will continue beyond their initial terms or, even if continued, that they will be successful. If they are not successful, our gross profit and results of operations could be adversely affected.

POTENTIAL FLUCTUATIONS IN OUR FINANCIAL RESULTS MAKES FINANCIAL FORECASTING
  DIFFICULT

    We expect our revenues and operating results to vary significantly from quarter to quarter. As a result, quarter to quarter comparisons of our revenues and operating results may not be meaningful. In addition, due to our limited operating history and our new and unproven business model, we cannot predict our future revenues or results of operations accurately. It is likely that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would almost certainly be materially and adversely affected.

    Our business has no backlog and almost all of our revenues for a particular quarter are derived from transactions that are both initiated and completed during that quarter. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are, to a large extent, fixed. Accordingly, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenues relative to our planned expenditures could have an immediate adverse effect on our business and results of operations.

    Our limited operating history and rapid growth makes it difficult for us to assess the impact of seasonal factors on our business. Nevertheless, we expect our business to be subject to seasonal fluctuations, reflecting a combination of seasonality trends for the products and services offered by the priceline.com service and seasonality patterns affecting Internet use. For example, with regard to our travel products, demand for leisure travel may increase over summer vacations and holiday periods, while Internet usage may decline during the summer months. Our results also may be affected by seasonal fluctuations in the inventory made available to the priceline.com service by participating sellers. Airlines, for example, typically enjoy high demand for tickets through traditional distribution channels for travel during Thanksgiving and the year-end holiday period. As a result, during those periods, airlines may have less excess inventory to offer through the priceline.com service at discounted prices. Our business also may be subject to cyclical variations for the products and services offered; for example, leisure travel and home mortgage financing tend to decrease in economic downturns.

WE ARE DEPENDENT ON THE AIRLINE INDUSTRY AND CERTAIN AIRLINES

    Our near term, and possibly long term, prospects are significantly dependent upon our sale of leisure airline tickets. Sales of leisure airline tickets represented approximately 83.7% of total revenue for the six months ended June 30, 1999. Leisure travel, including the sale of leisure airline tickets, is dependent on personal discretionary spending levels. As a result, sales of leisure airline tickets and other leisure travel products tend to decline during general economic downturns and recessions. Unforeseen events, such as political instability, regional hostilities, increases in fuel prices, travel-related accidents and unusual weather patterns also may adversely affect the leisure travel industry. As a result, our business also is likely to be affected by those events. Significantly reducing our dependence on the airline and travel industries is likely to take a long time and there can be no guarantee that we will succeed in reducing that dependence.

    Sales of airline tickets from priceline.com's four largest airline suppliers, exclusive of Continental Airlines, Inc., which joined the priceline.com service in July 1999, accounted for approximately 92.0% of airline ticket revenue for the six months ended June 30, 1999. As a result, currently we are substantially dependent upon the continued participation of these four airlines in the priceline.com service in order to maintain and continue to grow our total airline ticket revenues. We currently have 22 participating airlines. However, our airline participation agreements:

    - do not require the airlines to make tickets available for any particular routes;

    - do not require the airlines to provide any specific quantity of airline tickets;

    - do not require the airlines to provide particular prices or levels of discount;

    - do not require the airlines to deal exclusively with us in the public sale of discounted airline tickets; and

    - generally, can be terminated upon relatively short notice.

These agreements also outline the terms and conditions under which ticket inventory provided by the airlines may be sold.

    Our agreement with Delta, subject to various exceptions, requires Delta's approval of the addition of new carriers to the priceline.com service, restricts the routes for which tickets may be offered by specified carriers through the priceline.com service and imposes limitations on the code share arrangements of specified carriers. Delta also may require the exclusion of specific markets in order for certain other airlines to participate. These provisions could limit our ability to expand our airline ticket service. In addition, our ability to transfer or license our intellectual property to other travel providers is limited in the manner set forth in the agreement.

    It is possible that, as the priceline.com service grows and becomes a significant channel of distribution for airline tickets and as other carriers seek participation in the priceline.com service, these competitively restrictive provisions of the Delta agreement could raise issues under federal and state antitrust laws. If that happened, either a federal or state government agency or private party could initiate litigation seeking to enjoin us and Delta from enforcing these provisions or seeking to collect treble damages. The outcome of any such litigation would be uncertain. If, however, such a lawsuit resulted in an injunction or subjected us to damages, our business and financial condition could suffer.

    Due to our dependence on the airline industry, we could be severely affected by changes in that industry, and, in many cases, we will have no control over such changes or their timing. For example, if the Federal Aviation Administration grounded a popular aircraft model, excess seat capacity could be dramatically reduced and, as a result, our source of inventory could be significantly curtailed. In addition, given the concentration of the airline industry, particularly in the domestic market, major airlines that are not participating in the priceline.com service could exert pressure on other airlines not to supply us with tickets. Alternatively, the airlines could attempt to establish their own buyer-driven commerce service or other similar service to compete with us. We also could be materially adversely affected by the bankruptcy, insolvency or other material adverse change in the business or financial condition of one or more of our airline participants.

    The sale of shares of common stock by the selling stockholders in this offering is being made pursuant to the "piggyback" registration rights contained in the registration rights agreement. Priceline.com obtained from parties to the registration rights agreement that hold shares (or presently exercisable warrants to purchase shares) of common stock available for sale in this offering a waiver of a 30-day notice period under the agreement and a consent to the assignment of registration rights by Messrs. Jay Walker and Richard Braddock, each of whom chose to sell less than his pro rata number of shares in this offering. Priceline.com did not obtain such waiver and consent from certain other parties to the registration rights agreement (comprised of certain airline participants) because they do not have shares (or presently exercisable warrants to purchase shares) of common stock available for sale in this offering. If a disagreement with such airline participants were to arise, priceline.com can not be certain as to the effect, if any, that it could have on its relationship with such airline participants or whether damages or other remedies could be imposed.

OUR BUSINESS MODEL IS NOVEL AND UNPROVEN

    The priceline.com service is based on a novel and unproven business model. We will be successful only if consumers and sellers actively use the priceline.com service. Prior to the launch of the priceline.com service, consumers and sellers had never bought and sold products and services through a demand collection system over the Internet. Therefore, it is impossible to predict the degree to which consumers and sellers will use the priceline.com service.

    Many of the factors influencing consumers' and sellers' willingness to use the priceline.com service are outside our control. For example, a labor dispute that disrupts airline service or an airline accident could make consumers unwilling to use a service like priceline.com that does not permit the customer to designate the airline on which the customer purchases a ticket. In addition, a breach of security on the Internet, even if we were not involved, could make consumers unwilling to guarantee orders online with a credit card. Consequently, it is possible that consumers and sellers will never utilize the priceline.com service to the degree necessary for us to achieve profitability.

WE NEED TO SELL NEW PRODUCTS AND SERVICES

    We are unlikely to make significant profits unless we make new or complementary products and services and a broader range of existing products and services available through the priceline.com service. We will incur substantial expenses and use significant resources in trying to expand the type and range of the products and services that we offer. However, we may not be able to attract sellers and other participants to provide such products and services or consumers to purchase such products and services through the priceline.com service. In addition, if we launch new products or services and they are not favorably received by consumers, our reputation and the value of the priceline.com brand could be damaged.

    Almost all of our experience to date is in the travel industry. The travel industry is characterized by "expiring" inventories. For example, if not used by a specific date, an airline ticket or hotel room reservation has no value. The expiring nature of the inventory creates incentives for airlines and hotels to sell seats or room reservations at reduced rates. Because we have only limited experience in selling "non-expiring" inventories on the priceline.com service, such as new cars or financial services, we cannot predict whether the priceline.com business model can be successfully applied to such products and services.

TWO NEW BUSINESSES WE ARE EVALUATING MAY NOT BE SUCCESSFUL

    In addition to broadening the products and services offered through the priceline.com service, we may expand our current "name your price" business model into other areas of e-commerce. We currently are evaluating the licensing of our business model to two new companies. One of these companies is developing a consumer-to-consumer business in which buyers would make conditional purchase offers to acquire goods from other consumers. The other would enable consumers to use the Internet to name the price that they are willing to pay for retail merchandise, which they would pick up from participating retailers. However, we have not determined the structure of our relationship with these companies, which may include, among other things, our licensing of the priceline.com brand and "name your price" business model and investment in such entities. These new businesses may not be launched and, if launched, may not be successful. If these new businesses are not favorably received by consumers, the association of our brand name and business model with these new entities may adversely affect our business and reputation and may dilute the value of our brand name. In addition, to the extent that we may need to invest funds and/or management resources for the development of these entities, our core business may suffer.

    Expansion of our core business model would expose us to additional risks not currently applicable to our existing operations. For example, expansion into retail products would give rise to operational challenges not applicable to our existing products, such as consumer pick-up arrangements. Moreover, a consumer-to-consumer service would create risks that we do not face currently, such as deceptive or fraudulent activities conducted by users on the Web site. The additional risks associated with an expansion of our core business could have a material adverse effect on our business generally.

OUR BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION NECESSARY TO SUCCEED

    We believe that broader recognition and a favorable consumer perception of the priceline.com brand are essential to our future success. Accordingly, we intend to continue to pursue an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. These initiatives will involve significant expense. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues. Successful positioning of the priceline.com brand will largely depend on:

    - the success of our advertising and promotional efforts;

    - an increase in the number of successful transactions on the priceline.com service; and

    - the ability to continue to provide high quality customer service.

    We believe that consumers currently associate the priceline.com brand primarily with the sale of discount airline tickets. To grow our business, we will need to expand awareness of the priceline.com brand to a wide range of products and services.

    Sales and marketing expense was $34.9 million during the six months ended June 30, 1999. To increase awareness of the priceline.com brand and expand it to a wide range of products and services, we will need to continue to spend significant amounts on advertising and promotions. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotions expenses. In addition, even if brand recognition increases, the number of new users or the number of transactions on the priceline.com service may not increase. Also, even if the number of new users increases, those users may not use the priceline.com service on a regular basis.

WE FACE POTENTIAL CONFLICTS OF INTEREST RELATING TO WALKER DIGITAL

    Because of our relationship with Walker Digital and our interlocking directors, officers and stockholders, we are likely to face potential conflicts of interest relating to Walker Digital.

    The priceline.com service and the business model and related intellectual property rights underlying the priceline.com service were developed in part by executives, employees and/or consultants associated with Walker Digital Corporation, a technology research and development company that was founded and is controlled by Mr. Jay S. Walker, who is the Founder and Vice Chairman of priceline.com. These individuals assigned all of their intellectual property rights relating to the priceline.com service to Walker Digital's affiliate, Walker Asset Management Limited Partnership. Walker Asset Management, subsequently transferred the patent rights relating to the priceline.com service and other related intellectual property rights to us. We, in turn, granted Walker Digital a perpetual, non-exclusive, royalty-free right and license to use certain intellectual property related to the priceline.com service for non-commercial internal research and development purposes.

    Walker Digital also provides us with, among other things, a right to purchase at fair market value any intellectual property that is in process or has been fully developed and that is owned and subsequently acquired, developed or discovered by Walker Digital or Walker Asset Management that will provide significant value in the use or commercial exploitation of the initially transferred patent and related intellectual property rights. Conflicts of interest may arise from time to time between Walker Digital and us with respect to the potential purchase by us of additional intellectual property rights at fair market value and the pursuit of overlapping corporate opportunities.

    Walker Digital currently owns assets and intellectual property related to two new areas of e-commerce into which we may expand our "name your price" business model, one involving consumer-to-consumer sales and the other involving the sale of retail merchandise. We may license our brand name and "name your price" business model to two new companies formed to develop these businesses. Walker Digital may contribute assets and intellectual property to these companies in return for an equity interest in these companies.

    Walker Digital owns the intellectual property rights underlying the technology associated with our adaptive marketing programs. Walker Digital has licensed to priceline.com the right to use these intellectual property rights under a perpetual, non-exclusive, royalty-free license agreement. Walker Digital has pending several United States patent applications directed to different aspects of the processes and technology supporting our adaptive marketing programs.

    Walker Digital also provides us with various services, including (1) research and development assistance; (2) patent planning, maintenance and prosecution; and (3) other intellectual property services, including technical support. Walker Digital also subleases a portion of its Stamford, Connecticut facilities to us on a month-to-month basis. Priceline.com, in turn, provides Walker Digital with various management and administrative services, for which Priceline.com collects fees from Walker Digital. We also have guaranteed Walker Digital's obligations under a lease whereby it leases office space that is used by both companies.

    Certain of our executive officers and other key employees also are directors, officers, employees or serve on advisory boards of Walker Digital and either own, or hold an option to purchase, equity securities of Walker Digital. Accordingly, because we have interlocking directors and officers and board level advisors with Walker Digital, there may be inherent conflicts of interest between Walker Digital and us. If a conflict arises between the management decisions of priceline.com and Walker Digital, we could lose valuable management input from our directors and officers who have conflicting obligations.

    Additionally, many of the options granted to employees and consultants of priceline.com under our 1997 Omnibus Plan entitle holders of such options to continue to vest options for the then current vesting period during which their employment or consulting arrangement with priceline.com terminates if such individuals continue to perform services, throughout the remainder of such vesting period, for another entity controlled by Mr. Jay S. Walker. Consequently, we could lose valuable personnel to an entity controlled by Mr. Walker, while such personnel continue to vest options granted to them by priceline.com for up to one vesting period.

    We have not adopted any formal plan or arrangement to address these potential conflicts of interest with Walker Digital or other entities controlled by Mr. Walker. We intend to review all related-party transactions and any potential conflicts with Walker Digital and these other entities on a case-by-case basis.

    Walker Digital owns directly approximately 5.2% of the outstanding common stock of priceline.com. Additionally, Walker Digital has established an option plan for its officers and employees that provides for the grant of options to purchase priceline.com stock owned by Walker Digital.

    Mr. Jay S. Walker, as the Founder of Walker Digital and as our Founder, has performed an essential role in the establishment and development of the priceline.com service. Mr. Walker also serves as Chairman of Walker Digital and as non-executive Chairman of NewSub Services, Inc., a direct marketing company also co-founded by him. Mr. Walker devotes, and expects to continue to devote, a substantial portion of his time to Walker Digital. Mr. Walker also expects to devote a considerable portion of his time developing and implementing the consumer-to-consumer and retail merchandise Internet businesses. Mr. Walker has not committed to devote any specific percentage of his business time to us. In July 1998, Mr. Richard S. Braddock replaced Mr. Walker as our Chairman and Chief Executive Officer, and in July 1999, Mr. Daniel H. Schulman joined priceline.com as our President and Chief Operating Officer. As a result, Mr. Walker's role with priceline.com has been reduced, and we expect that Mr. Walker will continue to reduce his involvement with us over time. Mr. Walker's skills and experience have benefitted, and continue to benefit, us significantly. Priceline.com could lose valuable management expertise as Mr. Walker further reduces his day-to-day involvement with priceline.com.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR RAPID GROWTH

    We have rapidly and significantly expanded our operations and anticipate that further expansion will be required to realize our growth strategy. Our rapid growth has placed significant demands on our management and other resources which, given our expected future growth rate, is likely to continue. To manage our future growth, we will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for: (1) transaction processing; (2) operational and financial management; and (3) training, integrating and managing our growing employee base.

IF WE LOSE OUR KEY PERSONNEL OR CANNOT RECRUIT ADDITIONAL PERSONNEL, OUR
  BUSINESS MAY SUFFER

    Competition for personnel with experience in Internet commerce is intense. If we do not succeed in attracting new employees or retaining and motivating our current and future employees, our business could suffer significantly.

    Since our formation in July 1997, we have expanded from 10 to 266 full-time employees as of August 11, 1999. We also have employed many key personnel since our launch in April 1998, including our Chairman and Chief Executive Officer and our President and Chief Operating Officer, and a number of key managerial, marketing, planning, financial, technical and operations personnel. We expect to continue to add additional key personnel in the near future. We do not have "key person" life insurance policies on any of our key personnel.

    We believe our performance is substantially dependent on:

    - our ability to retain and motivate our senior management and other key employees; and

    - our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel.

CAPACITY CONSTRAINTS AND SYSTEM FAILURES COULD HARM OUR BUSINESS

    If our systems cannot be expanded to cope with increased demand or fail to perform, we could experience:

    - unanticipated disruptions in service;

    - slower response times;

    - decreased customer service and customer satisfaction; or

    - delays in the introduction of new products and services;

any of which could impair our reputation, damage the priceline.com brand and materially and adversely affect our revenues. Publicity about a service disruption also could cause a material decline in our stock price.

    We use internally developed systems to operate the priceline.com service, including transaction processing and order management systems that were designed to be scalable. However, if the number of users of the priceline.com service increases substantially, we will need to significantly expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate or timing of any such increases, or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner.

    Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. The priceline.com service has experienced periodic system interruptions, which we believe will continue to occur from time to time. Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. While we currently maintain redundant servers at our Stamford, Connecticut premises to provide limited service during system disruptions at our production site hosted by Exodus Communications, Inc., we do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. In addition, we do not carry sufficient business interruption insurance to compensate for losses that could occur. Any system failure that causes an interruption in service or decreases the responsiveness of the priceline.com service could impair our reputation, damage our brand name and materially adversely affect our revenues.

WE RELY ON THIRD-PARTY SYSTEMS

    We rely on certain third-party computer systems or third-party service providers, including:

    - the computerized central reservation systems of the airline and hotel industries to satisfy demand for airline tickets and hotel room reservations;

    - the computer systems of LendingTree, Inc. to satisfy offers for home financing services;

    - Exodus Communications to host our systems infrastructure, web and database servers; and

    - CallTech Communications Incorporated to operate our call center.

    Any interruption in these third-party services, or a deterioration in their performance, could be disruptive to our business. We currently do not have any contractual arrangement with Exodus Communications and our agreements with CallTech Communications and LendingTree are terminable upon short notice. In the event our arrangement with any of such third parties is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL
  PERFORMANCE

    The markets for the products and services offered on the priceline.com service are intensely competitive. We compete with both traditional distribution channels and online services. Increased competition could diminish our ability to become profitable or result in loss of market share and damage the priceline.com brand.

    We currently or potentially compete with a variety of companies with respect to each product or service we offer. With respect to travel products, these competitors include:

    - Internet travel agents such as Travelocity, Preview Travel and Microsoft's Expedia;

    - traditional travel agencies;

    - consolidators and wholesalers of airline tickets and other travel products, including online consolidators such as Cheaptickets.com;

    - individual airlines, hotels, rental car companies, cruise operators and other travel service providers; and

    - operators of travel industry reservation databases such as Worldspan and Sabre.

    Our current or potential competitors with respect to new automobiles include traditional and online auto dealers, including newly developing auto superstores such as AutoNation, Auto-by-Tel and Microsoft's CarPoint. With respect to financial service products, our competitors include:

    - banks and other financial institutions;

    - online and traditional mortgage and insurance brokers, including mortgage.com, Quicken Mortgage, E-Loan and iOwn, Inc.; and

    - insurance companies.

    We also potentially face competition from a number of large online services that have expertise in developing online commerce and in facilitating Internet traffic. These potential competitors include Amazon.com, America Online, Microsoft, and Yahoo! who could choose to compete with us either directly or indirectly through affiliations with other e-commerce companies. Other large companies with strong brand recognition, technical expertise and experience in online commerce and direct marketing could also seek to compete in the buyer-driven commerce market. In addition, as we expand our business through the introduction of new products and services, we will face competition from established providers of these products and services. For example, if we expand into the consumer-to-consumer market either directly or through a licensing arrangement, we will face competition from established web site operators such as eBay.

    Many of our competitors have significant competitive advantages. For example, airlines, hotels, financial institutions and other suppliers also sell their products and services directly to consumers and have established Web sites. Internet directories, search engines and large traditional retailers have significantly greater operating histories, customer bases, technical expertise, brand recognition and/or online commerce experience than us. In addition, certain competitors may be able to devote significantly greater resources than us to:

    - marketing and promotional campaigns;

    - attracting traffic to their Web sites;

    - attracting and retaining key employees; and

    - Web site and systems development.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY

    We have developed a comprehensive program for securing and protecting rights in patentable inventions, trademarks, trade secrets and copyrightable materials. If we are not successful in protecting our intellectual property, there could be a material adverse effect on our business.

    PATENTS

    We currently hold one issued United States patent directed to a unique Internet-based buyer-driven commerce method and system underlying our business model. We also hold one issued United States patent directed to a method and system for pricing and selling airline ticket options and one issued United States patent directed to methods and systems for generating airline-specified time tickets. In addition, we have pending 25 United States and four international patent applications directed to different aspects of our technology and business processes. We also have instituted an invention development program to identify and protect new inventions and a program for international filing of selected patent applications. Nevertheless, it is possible that:

    - our core buyer-driven commerce patent and any other issued patents could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the buyer-driven commerce system claimed in the patent or the inventions claimed in any other issued patents;

    - because of variations in the application of our business model to each of our products and services, our core buyer-driven commerce patent may not be effective in preventing one or more third parties from utilizing a copycat business model to offer the same product or service in one or more categories;

    - our ability to practice our core buyer-driven commerce patent through offering one or more of our products or services could be successfully prevented if one or more third parties prevail in an interference action in the U.S. Patent and Trademark Office and thereby obtain priority of invention for the subject matter claimed in our core buyer-driven commerce patent;

    - newly discovered prior art could diminish the value of or invalidate an issued patent;

    - our pending patent applications may not result in the issuance of patents; and

    - current and future competitors could devise new methods of competing with our business that are not covered by our issued patents or patent applications.

    While our core patent is directed to a unique buyer-driven commerce system and method, it does not necessarily prevent competitors from developing and operating Internet commerce businesses that use customer-offer based business models. It is possible for a competitor to develop and utilize a business model that appears similar to our patented buyer-driven commerce system, but which has sufficient distinctions that it does not fall within the scope of our patent. For example, we are aware of Internet travel services that appear to use customer-offer based transaction models, but based on the information we have obtained to date, may not infringe our patent.

    Walker Digital currently owns assets and intellectual property related to two new areas of e-commerce into which we may expand our "name your price" business model, one involving consumer-to-consumer sales and the other involving the sale of retail merchandise. We may license our brand name and "name your price" business model to two new companies formed to develop these businesses. Walker Digital may contribute assets and intellectual property to these companies in return for an equity interest in these companies.

    Walker Digital owns the intellectual property rights underlying the technology associated with our adaptive marketing programs. Walker Digital has licensed to priceline.com the right to use these intellectual property rights under a perpetual, non-exclusive, royalty-free license agreement. Walker Digital has pending several United States patent applications directed to different aspects of the processes and technology supporting adaptive marketing programs.

    PENDING INTERFERENCE ACTION

    On January 6, 1999, we received notice that a third party patent applicant and patent attorney, Thomas G. Woolston, purportedly had filed in December 1998 with the United States Patent and Trademark Office a request to declare an "interference" between a patent application filed by Woolston describing an electronic market for used and collectible goods and our core buyer-driven commerce patent. We have received a copy of a Petition for Interference from Woolston, the named inventor in at least three United States Patent applications titled "Consignment Nodes," one of which has issued as a patent (U.S. Patent
Number: 5,845,265). We recently received a notice from the United States Patent and Trademark Office that an undisclosed patent applicant who we believe is Woolston is seeking to provoke an interference on our core buyer-driven commerce patent. We are awaiting information from the Patent Office regarding whether it will initiate an interference proceeding concerning Woolston's patent application and our core buyer-driven commerce patent. An interference is an administrative proceeding instituted in the Patent Office to determine questions of patentability and priority of invention between two or more parties claiming the same patentable invention. There is no statutory period within which the Patent Office must act on an interference request. If an interference is declared and proceeds through a final hearing in the Patent Office, a final judgment is made by the Patent Office as to inventorship. Following such final judgment, appeals could be made in Federal court. While there can be no certainty as to time periods, interference proceedings typically take years to resolve.

    As a threshold to the initiation of an interference proceeding, Woolston must show that his patent application supports claims that he copied from our core buyer-driven commerce patent. In order to make this showing, he would have to prove, among other things, that he invented the subject matter of the priceline.com claims before the inventors of our patent. If the Patent Office were to find that Woolston's patent application supported the copied priceline.com claims, it would resolve the interference by awarding inventorship to the party with the earliest proven date of invention. Woolston announced in February 1999 an agreement to license his issued patent and pending patent applications to the owner of a competing Internet travel service.

    While the interference process is still at an early stage, we believe that we have meritorious defenses to Woolston's claim, which we intend to pursue vigorously. Among other things, we believe that the Woolston patent application does not disclose the inventions covered by the priceline.com patent claims.

However, it is impossible to predict the outcome of an interference with certainty. While Woolston claims to have an earlier invention date by a period of approximately sixteen months, the final decision as to priority of invention would be made by the Patent Office after considering facts provided by each party during the interference proceeding. If an interference is declared and thereafter resolved in favor of Woolston, such resolution could result in an award of some or all of the disputed patent claims to Woolston. If, following such award, Woolston were successful in a patent infringement action against us, including prevailing over all defenses available to us, such as those of non-infringement and invalidity, this could require us to obtain licenses from Woolston and pay damages from the date such patent issued at a cost which could significantly adversely affect our business. If Woolston prevailed in both an interference and an infringement action, then we could be enjoined from conducting business through the priceline.com service to the extent covered by the patent claims awarded to Woolston. In addition, defense of the interference action may be expensive and may divert management attention away from our business.

    TRADEMARKS, COPYRIGHTS AND TRADE SECRETS

    We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success. We rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights. However, laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies. We also attempt to register our trademarks and service marks in the United States and internationally. However, effective trademark, service mark, copyright and trade secret protection may not be obtainable and/or available in every country in which our services are made available online.

    PENDING LITIGATION

    On January 19, 1999, a complaint was filed in the United States District Court for the Northern District of California by Marketel International, Inc., a California corporation, under the caption Marketel International Inc. v. Priceline.com et. al., No. C-99-1061 (N.D. CA 1999), against priceline.com, Priceline Travel, Walker Asset Management, Walker Digital, Mr. Jay S. Walker, our Founder and Vice Chairman, and Mr. Andre Jaeckle, an individual who made a $1.0 million loan to us bearing interest at a rate of 6% per year and, in connection with the loan, received warrants, which have subsequently been fully exercised, to purchase 62,500 shares of our common stock. On February 22, 1999, Marketel filed an amended complaint, and on March 17, 1999, Marketel filed a second amended complaint. The second amended complaint includes as defendants, Mr. Timothy G. Brier, our Executive Vice President, Travel, Mr. Bruce Schneier, an individual and consultant to Walker Digital, and Mr. James Jorasch, an individual and employee of Walker Digital, and alleges causes of action for, among other things, misappropriation of trade secrets, breach of contract, conversion, breach of confidential relationship, copyright infringement, fraud, unfair competition and false advertising, and seeks injunctive relief and damages in an unspecified amount. In its second amended complaint, Marketel alleges, among other things, that the defendants conspired to misappropriate Marketel's business model, which it describes as a buyer-driven electronic marketplace for travel services and its appurtenant techniques, market research, forms, plans and processes, and which an executive of Marketel allegedly provided to Messrs. Walker and Jaeckle in confidence approximately ten years ago. The second amended complaint also alleges that three former Marketel employees are the actual sole inventors or co-inventors of priceline.com's core buyer driven commerce patent (U.S. patent No. 5794207), which was issued on August 11, 1998 with Messrs. Jay S. Walker, Bruce Schneier and James Jorasch listed as the inventors and which patent was assigned to Walker Digital and thereafter assigned to priceline.com. Marketel asks that the patent's inventorship be corrected accordingly.

    Based upon publicly available information, we believe that Marketel's fax and fee-based business was launched in 1991 and ceased operations seven months later. Our Internet-based model was independently developed at Walker Digital and priceline.com, and practiced by priceline.com starting in 1998. Based on publicly available information and Marketel's second amended complaint, we understand that Marketel operated a fax-based travel information service which offered consumers, travel agents and/or consolidators the opportunity to purchase specially printed forms. These forms, when accompanied by an additional non-refundable fee, allowed prospective ticket buyers to fax to Marketel credit-card guaranteed bids for airline travel at a bid price specified by the buyer. We believe that Marketel has not engaged in any regular commercial activities since ceasing operations in 1992. Based upon publicly available information, Marketel reactivated its status as a corporation by satisfying its back-due tax obligations to the State of California shortly after the filing of the original complaint.

    On February 5, 1999, February 10, 1999 and March 31, 1999, the defendants filed their answer, amended answer and answer to second amended complaint, respectively, in which they denied the material allegations of liability in the complaints. We and all other defendants strongly dispute the material legal and factual allegations contained in Marketel's second amended complaint and believe that the second amended complaint is without merit. We intend to defend vigorously against the action. Since May 28, 1999, there has been a discovery stay in effect, which was caused by the withdrawal of Marketel's counsel. Marketel has retained new counsel, and we now anticipate moving forward with discovery.

    Defending the Marketel litigation may involve significant expense and, due to the inherent uncertainties of litigation, there can be no certainty as to the ultimate outcome. Pursuant to the indemnification obligations contained in the Purchase and Intercompany Services Agreement with Walker Digital, Walker Digital has agreed to indemnify, defend and hold priceline.com harmless for damages, liabilities and legal expenses incurred in connection with the Marketel litigation.

    DOMAIN NAMES

    We currently hold the Internet domain name "priceline.com," as well as various other related names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the "priceline.com" domain name in all of the countries in which we conduct business.

    The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

    LICENSES

    In the future, we may license portions of our intellectual property, including our issued patents, to third parties or to joint ventures or other entities in which we may have an interest. To date, we have granted a small business providing online travel services immunity from suit under our core Internet-based buyer-driven commerce system patent, on the condition that the nature and scope of such business is not significantly changed. If the nature or scope of such immunity were disputed, we would need to institute proceedings to enforce our rights either under the immunity agreement or under the patent.

THE SUCCESS OF OUR BUSINESS WILL DEPEND ON CONTINUED GROWTH OF INTERNET COMMERCE

    The market for the purchase of products and services over the Internet is a new and emerging market. As an Internet commerce business, our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by consumers and sellers. If acceptance and growth of Internet use does not occur, our business and financial performance will suffer. Rapid growth in the use of and interest in the Internet and other online services is a recent phenomenon. This growth may not continue. A sufficiently broad base of consumers may not adopt, or continue to use, the Internet as a medium of commerce. Demand for and market acceptance of recently introduced products and services over the Internet are subject to a high level of uncertainty, and there are few proven products and services. For us to grow, consumers who historically have purchased through traditional means of commerce, such as a travel agent for airline tickets or a branch of a bank for home financings, will need to elect to purchase online products and services. Sellers of products and services will need to adopt or expand use of the Internet as a channel of distribution.

    The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services.

    The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face such outages and delays in the future. Outages and delays are likely to affect the level of Internet usage generally, as well as the processing of transactions on the priceline.com Web site. It is unlikely that the level of orders lost in those circumstances could be made up by increased phone orders. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of new standards or government regulation may, however, require us to incur substantial compliance costs.

WE MAY NOT BE ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL AND OTHER CHANGES

    The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing consumer demands. We may not be able to keep up with these rapid changes. In addition, these market characteristics are heightened by the emerging nature of the Internet and the apparent need of companies from many industries to offer Internet-based products and services. As a result, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure.

YEAR 2000 RISKS COULD HARM OUR BUSINESS

    The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. Although we believe that our internally developed systems and technology are Year 2000 compliant, our information technology systems nevertheless could be substantially impaired or cease to operate due to Year 2000 problems. Additionally, we rely on information technology supplied by third parties, and our participating sellers also are heavily dependent on information technology systems and on their own third party vendors' systems. Year 2000 problems experienced by us or any of such third parties could materially adversely affect our business. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem.

    We are evaluating our internal information technology systems and contacting our information technology suppliers and participating sellers to ascertain their Year 2000 status. However, we cannot guarantee that our own systems will be Year 2000 compliant in a timely manner, that any of our participating sellers or other Web site vendors will be Year 2000 compliant in a timely manner, or that there will not be significant interoperability problems among information technology systems. We also cannot guarantee that consumers will be able to visit our Web site without serious disruptions arising from the Year 2000 problem. Given the pervasive nature of the Year 2000 problem, we cannot guarantee that disruptions in other industries and market segments will not adversely affect our business. Further, the costs related to Year 2000 compliance could be significant. Moreover, participating sellers in priceline.com services could experience substantial slow-downs in business if consumers avoid products and services such as air travel both before and after January 1, 2000 arising from concerns about reliability and safety because of the Year 2000 issue.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS

    The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in the priceline.com service. Substantial or ongoing security breaches on our system or other Internet-based systems could significantly harm our business. We currently require buyers to guarantee their offers with their credit card, either online or through our toll-free telephone service. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect customer transaction data.

    We incur substantial expense to protect against and remedy security breaches and their consequences. However, we cannot guarantee that our security measures will prevent security breaches. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

    We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet and, therefore, the priceline.com service as a means of conducting commercial transactions.

OUR STOCK PRICE IS HIGHLY VOLATILE

    The market price of our common stock is highly volatile and is likely to continue to be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

    - quarterly variations in our operating results;

    - operating results that vary from the expectations of securities analysis and investors;

    - changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

    - changes in market valuations of other Internet or online service companies;

    - announcements of technological innovations or new services by us or our competitors;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss of a major seller participant, such as an airline or hotel chain;

    - changes in the status of our intellectual property rights;

    - loss of a major adaptive marketing partner;

    - announcements by third parties of significant claims or proceedings against us or adverse developments in pending proceedings;

    - additions or departures of key personnel;

    - future sales of our common stock; and

    - stock market price and volume fluctuations.

    In addition, the trading prices of Internet stocks in general, including ours, have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuations of many Internet stocks, including ours, are extremely high based on conventional valuation standards, such as price to earnings and price to sales ratios. The trading price of our common stock has increased significantly from the initial public offering price. These trading prices and valuations may not be sustained. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results. Other broad market and industry factors may decrease the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock.

    In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

SUBSTANTIAL SALES OF COMMON STOCK ELIGIBLE FOR RESALE COULD ADVERSELY AFFECT OUR
  STOCK PRICE

    Sales of a substantial number of shares of common stock after the offering could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Given the volatility that exists for our shares, such sales could cause the market price of our common stock to decline.

    Upon completion of this offering, we will have outstanding 145,782,296 shares of common stock. Of these shares, the 4,500,000 shares of common stock sold in this offering, the 10,000,000 shares of common stock in our initial public offering and the 938,540 shares of common stock sold by employees upon exercise of stock options pursuant to the option exercise program will be freely tradeable without restriction under the Securities Act of 1933, as amended, which is commonly referred to as the "Securities Act," unless purchased by "affiliates" of priceline.com as defined in Rule 144 under the Securities Act. In addition, 26,582,391 shares are issuable upon exercise of outstanding options granted under the 1997 Omnibus Plan and the 1999 Omnibus Plan. We have filed a registration statement on Form S-8 covering the shares of common stock issuable upon exercise of such options. As a result, when the options are exercised, the shares issued will be freely tradeable after September 25, 1999 under the Securities Act unless purchased by "affiliates" of priceline.com as defined in Rule 144 under the Securities Act. The balance of our outstanding shares of common stock and the shares of common stock issuable upon exercise of outstanding warrants will be "restricted securities" under the Securities Act, subject to restrictions on the timing, manner and volume of sales of these shares.

    Each of the selling stockholders and Mr. Jay S. Walker who, after this offering, will own an aggregate of 147,835,331 shares of common stock, including shares issuable upon exercise of options and warrants owned by them, have agreed, subject to limited exceptions, for a period of 180 days after the date of this prospectus that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, directly or indirectly, offer to sell, sell, pledge or otherwise dispose of any shares of common stock. In addition, holders who will own 3,547,311 shares of common stock after this offering and options to purchase an additional 4,532,504 shares after this offering agreed in connection with our initial public offering to similar restrictions until after September 25, 1999. In connection with our option exercise program, holders of options to purchase 7,676,356 shares of common stock registered on our Form S-8 entered into lock-up agreements restricting the exercise of their options and sale of the underlying shares until 180 days after the date of this prospectus without our prior written consent.

    After giving effect to these contractual restrictions, holding periods under Rule 144 and shares that may be issued upon exercise of outstanding options and warrants, we estimate that additional shares of common stock will be available for sale in the public market as follows:

                                                                                                      APPROXIMATE
                                                                                                       NUMBER OF
                                                                                                        SHARES
                                                                                                     ELIGIBLE FOR
DATE                                                                                                     SALE
---------------------------------------------------------------------------------------------------  -------------
September 26, 1999.................................................................................      5,140,000
October through November 1999......................................................................      1,520,000
December 1999 through January 2000.................................................................     11,580,000
Thereafter.........................................................................................    150,650,000

Since many of these shares were purchased at prices substantially below current market prices, we believe a significant number of these shares will be sold when eligible for resale.

    Upon consummation of this offering and subject to the foregoing lock-up agreements, holders of up to 142,104,432 shares of common stock and securities exercisable for shares of common stock will have various rights to request the registration of their shares under the Securities Act. Of such shares, approximately 10,010,000 shares are not subject to the 180-day lock-up relating to this offering. "Demand" registration rights with respect to an aggregate of approximately 5,190,000 shares could be exercised following expiration of the initial public offering lock-up on September 25, 1999, excluding warrants to purchase up to 1,125,000 shares which, by their terms, are not exercisable during the 180-day lock-up period relating to this offering. In the event such a demand is made, approximately 3,690,000 additional shares could be registered pursuant to "piggy-back" registration rights. If such rights are exercised in respect of shares that, at that time, are not available for sale publicly pursuant to Rule 144, then such shares could be sold in the public market on dates earlier than the dates as of which such shares are reflected as available for sale in the table above. We believe holders of registration rights are likely to exercise those rights as to some or all of their shares when they are eligible to do so. Upon the effectiveness of such a registration, all shares covered by such registration statement will be freely transferable.

    Walker Digital also owns directly approximately 5.2% of our outstanding common stock. Walker Digital has established an option plan for its officers and employees that provides for the grant of options to purchase common stock held by Walker Digital.

    Future sales of our common stock, or the availability of our common stock for sale, could adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS

    The products and services we offer through the priceline.com service are regulated by federal and state governments. Our ability to provide such products and services is and will continue to be affected by such regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies, could require us to incur significant compliance costs, cause the development of the affected markets to become impractical and otherwise adversely affect our financial performance.

    TRAVEL SERVICES

    We are subject to the laws and regulations of a number of states governing the offer and/or sale of travel services. For example, priceline.com is registered as a "seller of travel" under the California Seller of Travel Act and is a member of the Airlines Reporting Corporation. In addition, a number of state travel laws and regulations require compliance with specific disclosure, bond and/or other requirements.

    NEW CAR SALES

    A number of states have laws and regulations governing the registration and conduct of automobile dealers and brokers. Such laws generally provide that any person receiving direct or indirect compensation for selling automobiles or brokering automobile transactions must register as an automobile broker or dealer. Registration for automobile dealers/brokers may, among other things, require the registrant to maintain a physical office in the applicable state, a dealer lot zoned for automobile sales within the applicable state, and/or a franchise agreement with the manufacturers of the automobiles to be sold. With the planned expansion of our new automobile service from the New York metropolitan area to all 48 contiguous states, priceline.com will attempt to register as an automobile broker/dealer in the jurisdictions where registration is required, provided that it can reasonably comply with the requirements for registration imposed by each jurisdiction. However, we may not be able to register in all states. For example, we will not be able to register in a jurisdiction that requires a dealer zoned lot or a franchise agreement with manufacturers of the automobiles to be sold. We will work with the regulators of the various jurisdictions where enforcement officials advise us that registration is required to obtain waivers of such requirements, but we may not be successful in our efforts.

    In jurisdictions where we cannot obtain registration, it is possible that state regulatory bodies could take a strict enforcement position and we may be unable to continue to make our new automobile services available in those jurisdictions.

    HOME FINANCING SERVICES

    Most states have laws and regulations governing the registration or licensing and conduct of persons providing mortgage brokerage services. Such laws and regulations also typically require certain consumer protection disclosures and compliance with loan solicitation procedures and a variety of other practices, throughout the various stages of the mortgage solicitation, application and approval process.

    In addition to state law, mortgage brokerage services are heavily regulated by federal law. For example, the Real Estate Settlement Procedures Act, prohibits the payment and receipt of mortgage loan referral fees. The act, however, does permit persons to be compensated for the fair market value of non-referral services actually rendered.

    We introduced our home financing service in January 1999. LendingTree serves as the back-end processing system, which presents offers we receive to multiple mortgage lending institutions for consideration, for all of priceline.com's home financing services. We provide and are responsible for maintaining the home financing service on our Web site and develop and purchase all advertising. LendingTree compensates us for the fair market value of our non-referral services. We believe that offering the home financing service does not require our registration under or compliance with the mortgage or similar brokerage laws of any jurisdiction. However, it is possible that one or more regulatory authorities could seek to enforce existing laws, or otherwise enact new legislation, requiring our registration and compliance and could scrutinize our compensation arrangement with LendingTree under Real Estate Settlement Procedures Act or other federal or state laws. Such action could severely interfere with the conduct of our business.

    LendingTree provides the back-end processing system, which presents offers we receive to multiple mortgage lending institutions for consideration, for the home financing service on our Web site and is responsible for maintaining the necessary and appropriate state registrations and licenses associated with LendingTree's mortgage brokerage services. If a state or federal regulatory authority, or an aggrieved customer, should in the future claim that LendingTree has failed to comply fully with applicable state or federal law requirements pertaining to LendingTree's provision of mortgage brokerage services, our home financing service could be materially and adversely affected and we may be unable to continue to make our home financing service available.

    We are exploring the possibility of acquiring a minority interest in, and licensing the priceline.com name and business model to, a newly formed subsidiary of a federally chartered savings and loan association. This entity may be known as "priceline.mortgage.com" and also may serve as an entity that could accept mortgage applications or mortgage qualification loans.

    CONSUMER PROTECTION AND RELATED LAWS

    All of our services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. We also are subject to related "plain language" statutes in place in many jurisdictions, which require the use of simple, easy to read, terms and conditions in contracts with consumers.

    Although there are very few laws and regulations directly applicable to the protection of consumers in an online environment, it is possible that legislation will be enacted in this area and could cover such topics as permissible online content and user privacy, including the collection, use, retention and transmission of personal information provided by an online user. Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies. Such consumer protection laws could result in substantial compliance costs and interfere with the conduct and growth of our business.

    BUSINESS QUALIFICATION LAWS

    Because our service is available over the Internet in multiple states, and because we sell to numerous consumers resident in such states, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. We are qualified to do business in a limited number of states, and our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to so qualify and limit our ability to conduct litigation in such states.

    INTERNATIONAL EXPANSION

    We intend to explore opportunities for expanding our business into international markets. It is possible, however, that the priceline.com demand collection system will not be readily adaptable to the regulatory environments of certain foreign jurisdictions. In addition, there are various other risks associated with international expansion. They include language barriers, unexpected changes in regulatory requirements, trade barriers, problems in staffing and operating foreign operations, changes in currency exchange rates, difficulties in enforcing contracts and other legal rights, economic and political instability and problems in collection.

OUR BUSINESS IS SUBJECT TO TAX UNCERTAINTIES

    POTENTIAL FEDERAL AIR TRANSPORTATION TAX LIABILITY

    A federal air transportation tax is imposed upon the sale of airline tickets and generally is collected by the airlines selling the tickets. The tax is based upon a percentage of the cost of transportation, which was 9% for periods prior to October 1, 1998 and 8% thereafter. Because of the unique pricing structures employed in the priceline.com service, such as the amount paid by the customer for a ticket being different than the amount charged by the airline for the same ticket with the excess payment, if any, going to us as a charge for the use of our proprietary business method, it is not clear how this federal tax should be calculated when sales occur using the priceline.com service. We have been calculating this tax based on the price charged by the airline for a ticket, rather than the price paid by the customer. There is a possibility that current law requires computation of the tax based on the price paid by the customer to us.

    Due to the uncertainty of how the federal air transportation tax applies to sales of airline tickets using the priceline.com service, we have submitted a written request to the United States Internal Revenue Service seeking a determination of our federal air transportation tax obligations. We recently met with representatives of the Internal Revenue Service to informally discuss our submission. We intend to revise and resubmit our request to address certain factual and legal inquiries raised during our meeting. The actual ruling by the Internal Revenue Service may not be favorable and may require us to collect the federal air transportation tax on the total amount paid by consumers for air travel.

    If the determination of the Internal Revenue Service is unfavorable, we could owe approximately $766,339 in additional taxes as of June 30, 1999. We have accrued for such potential liability in our condensed balance sheet as of June 30, 1999 and are providing for such potential liability on an ongoing basis. We have agreed to indemnify and hold harmless certain of our participating airlines from any liability with respect to such taxes, as well as to secure the payment of such taxes by a letter of credit.

    STATE TAXES

    We file tax returns in such states as required by law based on principles applicable to traditional businesses. In addition, we do not collect sales or other similar taxes in respect of transactions conducted through the priceline.com service (other than the federal air transportation tax referred to above). However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate online commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of e-commerce and adversely affect our opportunity to become profitable.

    Legislation limiting the ability of the states to impose taxes on Internet-based transactions recently has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001, on state and local taxes on (1) electronic commerce where such taxes are discriminatory and (2) Internet access unless such taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could adversely affect our ability to become profitable.

    PAYROLL TAXES RELATED TO OPTION EXERCISES

    We currently have outstanding non-qualified stock options to purchase 26,582,391 shares issued to various employees, consultants and directors pursuant to the 1997 Omnibus Plan and the 1999 Omnibus Plan. The options entitle the holders to purchase common stock at a weighted average exercise price of approximately $11.46 per share, subject to adjustment in accordance with the 1997 Omnibus Plan and the 1999 Omnibus Plan. Upon exercise of an option, we will be required to make payments on behalf of the option holders for certain payroll related taxes such as Social Security and Medicare. These payroll taxes will appear as a general and administrative expense on our statement of operations and will amount to approximately 1.5% to 2.0% of the difference between the exercise price and the then fair market value of the common stock at the time of exercise. However, upon exercise of outstanding options, we will be paid the exercise price of the options that are exercised. We also will be entitled to an income tax deduction equal to the sum of (1) the difference between the exercise price of the option and the then fair market value of the common stock at the time of exercise and
(2) the total amount of payroll related tax payments. As the calculation of this expense is directly dependent upon our stock price and the exercise of options is in the sole discretion of the holder of the options, the amount and timing of the expense and the timing of the corresponding income tax deduction are not currently able to be determined and are not within our control.

CONCENTRATED CONTROL COULD ADVERSELY AFFECT STOCKHOLDERS

    Upon consummation of this offering, Mr. Jay S. Walker, the Founder and Vice Chairman of priceline.com, and Mr. Richard S. Braddock, Chief Executive Officer of priceline.com, together with their respective affiliates (including, with respect to Mr. Walker, Walker Digital) beneficially own approximately 42.7 and
12.1 percent, of our outstanding common stock, subject to certain adjustments. As a result, if Messrs. Walker and Braddock act together, they will have the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs. Such control could discourage others from initiating potential merger, takeover or other change of control transactions. As a result, the market price of our common stock could be adversely affected.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

    Based on our current operating plan, we anticipate that the net proceeds of our recent initial public offering and this offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, capital expenditures and business expansion for at least the next three years. After that time, we may need additional capital. Alternatively, we may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services, or to respond to competitive pressures. If we raise additional funds by issuing equity, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of the common stock.

    We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures.

ANTI-TAKEOVER PROVISIONS AFFECTING US COULD PREVENT OR DELAY A CHANGE OF CONTROL

    Provisions of our certificate of incorporation and by-laws and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change of control that a stockholder may consider favorable. Our board of directors has the authority to issue up to 150,000,000 shares of preferred stock par value $0.01 per share, of priceline.com and to determine the price and the terms, including preferences and voting rights, of those shares without stockholder approval. Although we have no current plans to issue additional shares of our preferred stock, any such issuance could:

    - have the effect of delaying, deferring or preventing a change in control of our company;

    - discourage bids for our common stock at a premium over the market price;
      or

    - adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

    We are subject to certain Delaware laws that could have the effect of delaying, deterring or preventing a change in control of our company. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met. In addition, certain provisions of our certificate of incorporation and by-laws, and the significant amount of common stock held by our executive officers, directors and affiliates, could together have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management.

OUR MANAGEMENT HAS BROAD DISCRETION OVER USE OF THE PROCEEDS FROM THIS OFFERING

    The net proceeds of our sale of 1,000,000 shares of common stock in this offering are approximately $63.0 million, after deducting underwriting discounts and commissions and estimated offering expenses. Our management will retain broad discretion as to the allocation of the proceeds received by priceline.com from this offering.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers of common stock in this offering will suffer immediate and substantial dilution. The dilution will be $65.38 per share in the net tangible book value of the common stock from the public offering price of $67.00 per share. As of August 11, 1999, there are (1) 26,582,391 shares of common stock issuable upon exercise of options outstanding, with a weighted average exercise price of approximately $11.46 per share, of which, 8,041,442 shares are not vested; (2) 17,096,073 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of approximately $0.93 per share; (3) 937,500 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $3.20 per share; (4) 1,250,000 shares of common stock issuable upon exercise of warrants at an exercise price of $6.40 per share; and
(5) 1,000,000 shares of common stock issuable upon exercise of warrants at an exercise price of $97.41 per share. However, none of the options issued or to be issued pursuant to the 1997 Omnibus Plan or the 1999 Omnibus Plan may be exercised until September 26, 1999. If such outstanding options and warrants to purchase shares of common stock are exercised, there would be further dilution.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

    Priceline.com will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering. The net proceeds to priceline.com from the sale of the 1,000,000 shares of common stock offered by it are approximately $63.0 million, after deducting estimated offering expenses of $1.5 million and the underwriting discounts and commissions payable by priceline.com. Priceline.com intends to use the net proceeds, over time, for general corporate purposes, including working capital, funding of anticipated operating losses, expenses associated with our advertising campaigns, brand-name promotions and other marketing efforts, funding of product and service expansion and capital expenditures. Priceline.com also could use a portion of the net proceeds, currently intended for general corporate purposes, to invest in joint ventures or other collaborative arrangements, or to invest in or acquire businesses, technologies, products or services. In particular, a portion of the proceeds may be used to make investments in and/or loans to two new business entities with which priceline.com is exploring the possibility of licensing its brand name and "name your price" business model.

    As of the date of this prospectus, priceline.com cannot specify with certainty the particular uses for the net proceeds to be received upon the consummation of this offering. Accordingly, priceline.com's management will have broad discretion in the application of the net proceeds. Pending such uses, priceline.com intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. See "Risk Factors--We May Be Unable to Meet Our Future Capital Requirements" and "Risk Factors--Our Management Has Broad Discretion Over Use of the Proceeds of this Offering."

                          PRICE RANGE OF COMMON STOCK

    Priceline.com common stock has been quoted on the Nasdaq National Market under the symbol "PCLN" since priceline.com's initial public offering on March 29, 1999. Prior to such time, there was no public market for the common stock of priceline.com. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of the common stock as reported on the Nasdaq National Market:

1999                                                                             HIGH                  LOW
-----------------------------------------------------------------------       ----------           -----------
First Quarter (from March 29, 1999)....................................  $      87  7/8        $      69
Second Quarter.........................................................        162  3/8               59  7/8
Third Quarter (through August 11, 1999)................................        112                    66  1/4

    On August 11, 1999, the last reported sale price for priceline.com common stock on the Nasdaq National Market was $70.00 per share.

                                DIVIDEND POLICY

    Priceline.com has not declared or paid any cash dividends on its capital stock since its inception and does not expect to pay any cash dividends for the foreseeable future. Priceline.com currently intends to retain future earnings, if any, to finance the expansion of its business.

                                 CAPITALIZATION

    The following table sets forth the capitalization of priceline.com as of June 30, 1999: (1) on an actual basis; and (2) as adjusted to reflect the receipt by priceline.com of the net proceeds of (x) $63.0 million from the sale of the 1,000,000 shares of common stock offered by priceline.com in this offering (after deducting the estimated offering expenses and underwriting discounts and commissions), based upon a public offering price of $67.00 per share; and (y) $1.4 million from the exercise of warrants to purchase 1,523,329 shares of common stock by Delta Air Lines at an exercise price of $0.93 per share. This table does not give effect to the exercise of options pursuant to the option exercise program. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this prospectus.

                                                                                       AS OF JUNE 30, 1999
                                                                                 --------------------------------
                                                                                     ACTUAL         AS ADJUSTED
                                                                                 ---------------  ---------------
Capital lease obligations--net of current portion..............................  $        12,248  $        12,248
Stockholders' equity:(a)
Common stock, $0.008 par value--authorized, 1,000,000,000 shares; issued and outstanding, 142,320,427 and 144,843,756 shares, actual and as adjusted,
  respectively.................................................................        1,138,564        1,158,751
Additional paid-in capital.....................................................      326,880,953      391,310,628
Accumulated deficit............................................................     (156,710,306)    (156,710,306)
                                                                                 ---------------  ---------------
  Total stockholders' equity...................................................      171,309,211      235,759,073
                                                                                 ---------------  ---------------
    Total capitalization.......................................................  $   171,321,459  $   235,771,321
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

------------------------

(a) Excludes (1) 27,422,057 shares of common stock issuable upon exercise of options outstanding as of June 30, 1999, with a weighted average exercise price of approximately $10.82 per share; (2) 5,827,943 additional shares of common stock reserved for issuance under the 1997 Omnibus Plan and the 1999 Omnibus Plan; (3) 17,096,073 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of approximately $0.93 per share; (4) 937,500 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $3.20 per share; (5) 1,250,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $6.40 per share; and (6) 1,000,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $97.41 per share.

                                    DILUTION

    The net tangible book value of priceline.com as of June 30, 1999 was $171.3 million, or $1.20 per share. Net tangible book value per share is determined by dividing the number of outstanding shares of common stock into the net tangible book value of priceline.com (total tangible assets less total liabilities). Assuming the sale by priceline.com of the 1,000,000 shares of common stock offered hereby (after deducting the underwriting discounts and commissions and estimated offering expenses), the adjusted net tangible book value of priceline.com as of June 30, 1999 would have been approximately $235.8 million, or $1.62 per share. This represents an immediate increase in net tangible book value of $0.42 per share to existing stockholders and an immediate dilution of $65.38 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution:

Public offering price per share.........................................             $   67.00
    Net tangible book value per share as of June 30, 1999...............  $    1.20
    Increase in net tangible book value per share attributable to new
      investors.........................................................       0.42
                                                                          ---------
Adjusted net tangible book value per share after the offering...........                  1.62
                                                                                     ---------
Dilution per share to new investors.....................................             $   65.38
                                                                                     ---------
                                                                                     ---------

    The foregoing discussion and table exclude (1) 27,422,057 shares of common stock issuable upon exercise of options outstanding as of June 30, 1999, with a weighted average exercise price of approximately $10.82 per share; (2) 5,827,943 additional shares of common stock reserved for issuance under the 1997 Omnibus Plan and the 1999 Omnibus Plan; (3) 17,096,073 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of approximately $0.93 per share; (4) 937,500 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $3.20 per share; (5) 1,250,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $6.40 per share; and (6) 1,000,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $97.41 per share.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                          JULY 18, 1997                         SIX MONTHS
                                                         (INCEPTION) TO       YEAR ENDED          ENDED
                                                        DECEMBER 31, 1997  DECEMBER 31, 1998  JUNE 30, 1999
                                                        -----------------  -----------------  --------------
                                                                              RESTATED(A)
STATEMENT OF OPERATIONS DATA:(B)
Revenues..............................................    $          --     $    35,236,860   $  160,974,391
Cost of revenues:
  Product costs.......................................               --          33,495,745      144,323,527
  Supplier warrant costs(c)...........................               --           3,029,014          761,518
                                                        -----------------  -----------------  --------------
Total cost of revenues................................               --          36,524,759      145,085,045
                                                        -----------------  -----------------  --------------
  Gross profit (loss).................................               --          (1,287,899)      15,889,346
Expenses:
  Supplier start-up warrant costs(c)..................               --          57,978,678               --
  Sales and marketing.................................          441,479          24,388,061       34,871,086
  General and administrative..........................        1,011,600          18,004,585(d)      9,169,869
  Systems and business development....................        1,060,091          11,131,650        5,652,423
                                                        -----------------  -----------------  --------------
Total expenses........................................        2,513,170         111,502,974       49,693,378
                                                        -----------------  -----------------  --------------
Operating loss........................................       (2,513,170)       (112,790,873)     (33,804,032)
Interest income (expense), net........................             (312)            548,374        2,387,104
                                                        -----------------  -----------------  --------------
Net loss..............................................       (2,513,482)       (112,242,499)     (31,416,928)
Accretion on preferred stock(e).......................               --          (2,183,424)      (8,353,973)
                                                        -----------------  -----------------  --------------
Net loss applicable to common stockholders............    $  (2,513,482)    $  (114,425,923)  $  (39,770,901)
                                                        -----------------  -----------------  --------------
                                                        -----------------  -----------------  --------------
Per share basic and diluted net loss applicable to
  common stockholders.................................    $       (0.05)    $         (1.41)  $        (0.29)
                                                        -----------------  -----------------  --------------
                                                        -----------------  -----------------  --------------
Weighted average common shares outstanding............       50,833,756          81,231,425      137,436,399

                                                                                        AS OF JUNE 30, 1999
                                                                                   ------------------------------
                                                                                       ACTUAL      AS ADJUSTED(F)
                                                                                   --------------  --------------
BALANCE SHEET DATA: (B)
Cash and cash equivalents........................................................  $  142,803,134    $207,252,996
Working capital..................................................................     150,043,651     214,493,513
Total assets.....................................................................     204,794,892     269,244,754
Long-term debt and capital lease obligation......................................          12,248          12,248
Total liabilities................................................................      33,485,681      33,485,681
Total stockholders' equity.......................................................     171,309,211     235,759,073

------------------------

(a) As restated, see Note 13 to the 1998 combined financial statements.

(b) Presented on a combined basis with Priceline Travel, Inc. as of and for the periods ended December 31, 1997 and December 31, 1998. Priceline Travel, which previously owned priceline.com's travel agency license, was merged into priceline.com on March 24, 1999.

(c) Represents non-cash charges for warrants issued to certain of our participating airlines.

(d) Includes a non-cash charge of $6,500,000 with respect to 8,125,000 shares of common stock issued as executive compensation.

(e) Represents amortization of the beneficial conversion feature on the Series B preferred stock that ceased upon conversion of the Series B preferred stock into common stock on March 29, 1999.

(f) As adjusted to reflect the receipt by priceline.com of the net proceeds of
    (x) $63,033,166 from the sale of the 1,000,000 shares of common stock offered by priceline.com in this offering (after deducting the estimated offering expenses and underwriting discounts and commissions), based upon a public offering price of $67.00 per share; and (y) $1,416,696 from the exercise of warrants to purchase 1,523,329 shares of common stock by Delta Air Lines at an exercise price of $0.93 per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS." THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PRICELINE.COM ALSO SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Priceline.com has pioneered a unique e-commerce pricing system known as a "demand collection system" that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition--"name your price"--priceline.com collects consumer demand, in the form of individual customer offers guaranteed by a credit card, for a particular product or service at a price set by the customer. Priceline.com then either communicates that demand directly to participating sellers or accesses participating sellers' private databases to determine whether it can fulfill the customer's offer on the basis of the pricing information and rules established by the sellers. Consumers agree to hold their offers open for a specified period of time and, once fulfilled, offers cannot be canceled. Priceline.com benefits consumers by enabling them to save money, while at the same time benefitting sellers by providing them with an effective revenue management tool capable of identifying and capturing incremental revenues. By requiring consumers to be flexible with respect to brands, sellers and product features, priceline.com enables sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures.

    Priceline.com was formed in July 1997 and its primary activities during the period prior to launch consisted of recruiting and training employees, developing its business model, implementing systems to support its business model, developing relationships with seller participants and developing the priceline.com brand. Priceline.com commenced operations in April 1998 with the sale of leisure airline tickets. Since that time, priceline.com's business has grown significantly and the priceline.com service now includes the following products and services:

    - leisure airline tickets, provided by six domestic and 16 international airline participants;

    - new automobiles, which was launched on a test basis in the New York metropolitan area in July 1998;

    - hotel room reservations, which was launched in October 1998, offers hotel rooms in substantially all major United States markets and includes as participants more than 10 leading national hotel chains; and

    - home financing services, which was launched in January 1999 with home mortgage services and now also includes home equity loans and refinancing services.

Through the innovative use of "adaptive marketing programs," priceline.com also markets customer acquisition programs for third parties. These programs facilitate the completion of a higher percentage of successful transactions through the priceline.com service while generating fee income for the company. Priceline.com also is exploring expansion of its core "name your price" business model to other areas of e-commerce, such as retail merchandise and the consumer-to-consumer market.

    The number of full-time employees of priceline.com increased from 10 to 261 during the period from inception to June 30, 1999, and as of August 11, 1999, priceline.com had 266 full-time employees.

    Priceline.com generates revenues in a variety of ways depending on the product or service sold. With respect to its airline ticket and hotel room reservation services, priceline.com recognizes as revenue the customer's named price, net of taxes, and records as the cost of revenue the fare or rate charged by the seller. With respect to its automobile service, it earns a fixed fee from both the customer and the seller after the transaction is consummated. With respect to its home financing service, it receives marketing fees equal to a percentage of the net revenue generated by the service, which is operated in conjunction with LendingTree, Inc. Priceline.com also generates revenues through adaptive marketing programs with third parties that pay priceline.com fees for marketing their customer acquisition programs. Additionally, priceline.com generates revenues from third party sources, including airline ticket processing fees from consumers and ancillary reservation booking fees from the Worldspan reservation system for priceline.com's booking of airline flight segments and hotel reservations through the Worldspan system. Consumer fees are payable and recognized only upon completion of successful transactions.

    All offers made through the priceline.com service are guaranteed by a customer credit card and credit cards are the only form of payment accepted by priceline.com. The manner in which and time at which revenues are recognized differs depending on the product or service sold through the priceline.com service. With respect to airline ticket and hotel room reservation services, revenues are generated by transactions with customers who make offers to purchase airline tickets and reserve hotel rooms supplied by participating sellers. Revenues and related costs are recognized if, and when, priceline.com accepts the customer's offer and charges the customer's credit card. Because priceline.com is the merchant of record in these transactions, revenue for these services includes the offer price paid by the customer, net of certain taxes and fees. Airline and hotel revenues also may include fees from third parties for adaptive marketing programs. With respect to automobile services, fees or other payments payable by the seller and/or the customer are recognized as revenue. With respect to home financing services, priceline.com receives no fees from consumers. Priceline.com recognizes revenue from marketing fees paid directly by LendingTree through the operation of its home financing services. Because priceline.com acts as an intermediary between the customer and the seller in auto and home financing transactions, revenues for these products and services is recorded at the amount of the fee received, and not on the value of the underlying transaction, when the transaction is completed. Automobile and home financing services revenues also may include fees from third parties for adaptive marketing programs.

    When making offers through the priceline.com service, consumers are permitted to make only one offer within a seven day period unless they change some feature of their itinerary, such as the date on which or the airport from which they are willing to fly. In April 1999, priceline.com introduced a new "checkstatus" feature on its Web site that invites consumers whose initial requests are not satisfied to change a feature of their itinerary and resubmit revised offers without having to start the offer submission process over again. Commencing with the second quarter of 1999, priceline.com treats each initial offer and any resubmitted offer made in response to the checkstatus invitation as a single offer for purposes of measuring its offer fulfillment rates.

    During the period from launch through June 30, 1999, priceline.com collected guaranteed offers for approximately 5.1 million airline tickets, representing approximately $1.1 billion in total consumer demand. This demand resulted in sales of approximately 762,000 airline tickets, representing approximately $165.2 million in revenue.

    Because the priceline.com system does not set minimum offer thresholds, and consumers are not charged to make offers for airline tickets and other products, it is expected that priceline.com will receive a significant number of unreasonable or fantasy offers. Accordingly, priceline.com also analyzes the percentage of "reasonable" ticket requests that it is able to fill. Priceline.com considers an offer for an airline ticket to be "reasonable" when it is no more than 30% lower than the lowest generally available advance-purchase fare for the same route. Using this standard, the overall percentage of ticket requests considered reasonable for the six-month period ended June 30, 1999 was approximately 55.3%. The 626,860 tickets sold through priceline.com during the six-month period represented approximately 34.7% of the combined reasonable ticket requests for domestic and international flights. For domestic routes where priceline.com's airline participants have strong coverage, that percentage was higher, with approximately 40.0% of all reasonable requests fulfilled for the same six-month period. The percentage of reasonable offers that priceline.com is able to fill can also vary depending on the particular route. The following table sets forth, for the periods presented, data regarding the total percentage of "reasonable" ticket requests fulfilled by priceline.com:

                                                                                 QUARTER ENDED
                                                         --------------------------------------------------------------
                                                         JUNE 30,   SEPTEMBER 30,  DECEMBER 31,  MARCH 31,    JUNE 30,
                                                           1998         1998           1998         1999      1999 (1)
                                                         ---------  -------------  ------------  ----------  ----------
Total ticket requests..................................    492,240      639,089        737,630    1,396,381   1,868,728
"Reasonable" ticket requests...........................    275,186      374,984        425,135      763,600   1,043,227
Tickets sold...........................................     30,678       36,027         68,743      186,521     440,339
"Reasonable" fill rate.................................       11.1%         9.6%          16.2%        24.4%       42.2%

------------------------

(1) For this period, due to the introduction of the new "checkstatus" feature, initial offers and any resubmitted offers made in response to this feature were treated as a single offer; comparisons with other periods may not be meaningful as resubmitted offers were considered separate offers in prior periods.

    Since its inception, priceline.com has incurred net losses in each fiscal quarter. Priceline.com incurred net losses of $88.1 million during the period from July 18, 1997 (inception) through June 30, 1999, before giving effect to $68.6 million of non-cash charges arising from equity issuances to a number of our participating airlines, its chief executive officer and other parties, as more fully described below. As of June 30, 1999, priceline.com had an accumulated deficit of $156.7 million. Priceline.com believes that its continued growth will depend in large part on its ability to continue to promote the priceline.com brand and to apply the priceline.com business model to a wide range of products and services. Accordingly, priceline.com intends to continue to invest heavily in marketing and promotion, technology and personnel. As a result, it expects to incur additional losses for at least the next two years. See "Risk Factors--We Are Not Profitable and Expect to Continue to Incur Losses." In addition, priceline.com's limited operating history makes the prediction of future results of operations difficult, and accordingly, there can be no assurance that it will achieve or sustain revenue growth or profitability. See "Risk Factors--Potential Fluctuations in Our Financial Results Makes Financial Forecasting Difficult."

    Priceline.com currently has outstanding non-qualified stock options to purchase 26,582,391 shares issued to various employees, consultants and directors pursuant to the 1997 Omnibus Plan and the 1999 Omnibus Plan. The options entitle the holders to purchase common stock at a weighted average exercise price of approximately $11.46 per share, subject to adjustment in accordance with the 1997 Omnibus Plan and the 1999 Omnibus Plan. Upon exercise of an option, priceline.com will be required to make payments on behalf of the option holders for certain payroll related taxes such as Social Security and Medicare. These payroll taxes will appear as a general and administrative expense on priceline.com's statement of operations and will amount to approximately 1.5% to 2.0% of the difference between the exercise price and the then fair market value of the common stock at the time of exercise. However, upon exercise of outstanding options, priceline.com will be paid the exercise price of the options that are exercised. Priceline.com also will be entitled to an income tax deduction equal to the sum of (1) the difference between the exercise price of the option and the then fair market value of the common stock at the time of exercise and (2) the total amount of payroll related tax payments. As the calculation of this expense is directly dependent upon priceline.com's stock price and the exercise of options is in the sole discretion of the holder of the options, the amount and timing of the expense and the timing of the corresponding income tax deduction are not currently able to be determined and are not within priceline.com's control. Priceline.com estimates that, in connection with the exercise of outstanding options pursuant to the option exercise program, in the third quarter of 1999 it will (x) record expenses of approximately $1.3 million in respect of such payroll related taxes;
(y) increase additional paid-in capital by approximately $944,000 in respect of the exercise price of such options; and (z) increase common stock by approximately $7,700 in respect of the par value of the shares purchased upon exercise of such options.

    For the year ended December 31, 1998, priceline.com recorded aggregate non-cash charges of $67.9 million. Of this amount, $6.5 million related to the issuance of 8,125,000 shares of common stock to Mr. Richard S. Braddock, the Chairman and Chief Executive Officer of priceline.com, and $61.1 million related to the issuance of warrants to purchase 19,744,402 shares of common stock, including warrants to purchase 19,556,902 shares of common stock issued to a number of our participating airlines.

    In August 1998, priceline.com entered into a warrant agreement with Delta to purchase up to 18,892,603 shares of common stock at an exercise price of approximately $0.93 per share. Vesting was contingent upon achievement of certain predetermined performance thresholds. However, there was no penalty for failure to provide ticket inventory to satisfy these performance thresholds. Accordingly, no expense was recorded when the warrant was issued. On December 31, 1998, priceline.com amended its agreement with Delta to eliminate the vesting contingencies and fix the number of shares subject to the warrant at 18,619,402. The amended warrant issued to Delta will become exercisable at the earlier of seven years or upon the achievement of certain performance thresholds. However, the agreement does not require Delta to make any performance commitments, is non-exclusive and allows Delta to participate in other programs similar to the priceline.com service. Included in the non-cash charges described above is approximately $58.7 million reflecting the fair value of the Delta warrant on December 31, 1998.

    During July 1999, priceline.com issued to Continental Airlines a warrant to purchase common stock that will become exercisable upon the earlier of July 2004 or upon the achievement of certain performance thresholds. However, the agreement does not require Continental to make any performance commitments. Accordingly, priceline.com will incur a non-cash charge of approximately $88.4 million during the quarter ending September 30, 1999 representing the fair value of the warrant on the grant date.

    Priceline.com's travel agency license was previously held by Priceline Travel, a separate company that was owned by Mr. Jay S. Walker, priceline.com's Founder and Vice Chairman, and all of its airline ticket sales were effected through Priceline Travel, which was merged with and into priceline.com as of March 24, 1999. Accordingly, the financial statements of Priceline Travel as of December 31, 1997 and December 31, 1998 (restated) and for the period July 18, 1997 (Inception) to December 31, 1997 and for the year ended December 31, 1998 (restated) are presented on a combined basis with priceline.com.

RESULTS OF OPERATIONS

    Priceline.com was formed in July 1997, but did not commence operations until April 1998. Accordingly, comparisons with prior periods are not meaningful.

SIX MONTHS ENDED JUNE 30, 1999

    REVENUES

    Total revenues for the six months ended June 30, 1999 were $161.0 million. Revenues for the period were comprised primarily of (1) transaction revenues representing the selling price of airline tickets and hotel room reservations;
(2) fee income from adaptive marketing programs offered in connection with priceline.com's product offerings; (3) ancillary revenues consisting of Worldspan reservation booking fees and airline ticket processing fees; and (4) fee income from priceline.com's home financing and auto programs.

    On April 23, 1999, the adaptive marketing program with Capital One ended and priceline.com commenced its credit card adaptive marketing program with First USA. The fee structure of the First USA program is based on different factors and may or may not result in revenues comparable to those under the Capital One program. For example, under the Capital One program priceline.com's fees were based upon the submission of qualifying credit card applications, while the First USA program ties a portion of priceline.com's fees to account activation and usage. Because, to date, there is no meaningful activation and usage experience upon which to draw, priceline.com cannot predict the degree to which revenues ultimately will be recognized under the First USA program. In addition, priceline.com expects that future contributions to adaptive marketing revenues from credit card adaptive marketing programs may decline on a percentage basis, as agreements with new adaptive marketing suppliers are reached and become operative. At the same time, increased transaction activity, particularly associated with airline ticket sales and related processing fees, is likely to provide an increasing portion of revenues. All of these factors are likely to diminish the proportion of priceline.com's revenues provided by its credit card adaptive marketing programs.

    During the six months ended June 30, 1999, priceline.com also earned revenue from its Customer Affinity Share Purchase Program, the first phase of its adaptive marketing program with E*TRADE. Revenues from this program related specifically to the referral of priceline.com customers to E*TRADE in connection with priceline.com's initial public offering and, therefore, are not recurring. Priceline.com also commenced the second phase of its adaptive marketing program with E*TRADE under which E*TRADE compensates priceline.com for offering priceline.com customers the opportunity to open an account with E*TRADE while visiting or making an offer on the priceline.com Web site. Priceline.com intends to continue to add adaptive marketing programs so that consumers have a variety of programs from which to choose and priceline.com has a diversified source of adaptive marketing revenues. See "Risk Factors--We are Dependent on Adaptive Marketing Programs."

    Priceline.com's ancillary revenues for the six month period increased as a result of volume driven increases in Worldspan reservation booking fees and a recently introduced processing fee. Revenues from these sources are linked to airline ticket sales and, accordingly, will increase or decrease in future periods in relation to changes in the volume of airline ticket sales. Worldspan reservation booking fees also are linked to hotel reservations booked through the Worldspan system.

    COST OF REVENUES AND GROSS PROFIT

    Cost of revenues for the six months ended June 30, 1999 totaled $145.1 million, consisting of product costs of $144.3 million and supplier warrant costs of $761,518. Product costs were comprised of the cost of airline tickets from priceline.com's suppliers, net of the federal air transportation tax, segment fees and passenger facility charges imposed in connection with the sale of airline tickets. Product costs also included the cost of hotel rooms from priceline.com's suppliers, net of hotel tax. Supplier warrant costs represent a non-cash expense related to the issuance of common stock warrants to one of priceline.com's airline program participants in January 1999. Priceline.com anticipates that it will recognize additional supplier warrant costs in the amount of approximately $381,000 in each of the next six fiscal quarters.

    Gross profit, which is comprised of revenues less cost of revenues, was $15.9 million for the six months ended June 30, 1999. Gross margin was 9.9% for the period. Excluding the effect of non-cash supplier warrant costs, priceline.com would have had gross profit of $16.7 million and gross margin of 10.3% for the six months ended June 30, 1999. Gross profit and gross margin are affected by the price at which priceline.com causes offers to be fulfilled and by the level of fees generated by adaptive marketing programs. Priceline.com is able to manage the level of gross margins by controlling the price at which it will cause offers to be fulfilled. During the first quarter of 1999, priceline.com chose to sell a substantial number of tickets below its cost in order to increase airline and adaptive marketing revenues, build a record of successful transactions and enhance the priceline.com brand. As a result of the growth of the priceline.com service, priceline.com reduced the percentage of airline tickets that it chose to sell below cost during the second quarter, thereby improving gross margins on airline ticket sales. Because the fees generated by adaptive marketing revenue and ancillary revenues did not involve separate costs, adaptive marketing revenues and ancillary revenues had a disproportionately positive impact on total gross margins and made a very substantial contribution to priceline.com's gross profit for the six months ended June 30,

1999. If our transaction activity continues to grow, priceline.com expects the proportion of its gross profit and gross margin attributable to adaptive marketing revenues to decline.

    Gross margins for the six months ended June 30, 1999 also were affected by a somewhat lower gross margin in the second quarter of 1999 compared to the first quarter of 1999. See "Quarterly Results of Operations" below. Gross margins for the second quarter of 1999 were affected by a change in revenue mix, resulting from a greater percentage of revenues being attributable to transaction revenues rather than fee based revenues. Fee-based revenues, such as adaptive marketing revenues, ancillary revenues and revenues from financial services and automobiles, have higher margins than transaction revenues, which are derived from the spread between customer offers and the product costs.

    OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses for the six months ended June 30, 1999 totaled $34.9 million, or 21.7% of revenues. Approximately 65.0% of sales and marketing expenses were comprised of advertising and promotion expenses. The remaining expenses consisted primarily of (1) fees payable to a third party service provider that operates priceline.com's call center; (2) credit card processing fees; (3) provisions for customer credit card charge-backs (based upon a percentage reflecting priceline.com's historical experience); and (4) compensation for priceline.com's sales and marketing personnel.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the six months ended June 30, 1999 totaled $9.2 million, or 5.7% of revenues. General and administrative expenses for the period were comprised primarily of compensation for personnel, fees for outside professionals, telecommunications and other overhead costs, including occupancy expense.

    SYSTEMS AND BUSINESS DEVELOPMENT. Systems and business development expenses for the six months ended June 30, 1999 totaled $5.7 million, or 3.5% of revenues. Systems and business development expenses for the period were comprised primarily of compensation to priceline.com's information technology and product development staff and payments to outside contractors, data communications and other expenses associated with operating priceline.com's Web site and, to a lesser extent, depreciation on computer hardware and licensing fees for computer software.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." This SOP requires capitalization of certain costs of computer software developed or obtained for internal use. Priceline.com adopted this SOP on January 1, 1999 and, during the six-month period ended June 30, 1999, priceline.com capitalized approximately $5.7 million of computer software developed or obtained for internal use. Amortization of such costs aggregated approximately $149,000 during the six month period ended June 30, 1999.

    INTEREST INCOME, NET

    Interest income, net for the six months ended June 30, 1999 totaled $2.4 million, reflecting approximately $2.5 million of interest income earned by priceline.com on its cash balances, net of interest expense for the period. Cash balances increased during this period due to priceline.com's initial public offering in April 1999.

SIX MONTHS ENDED JUNE 30, 1998

    Priceline.com commenced its service on April 6, 1998 with the sale of leisure airline tickets. Revenues from the sale of airline tickets during the six month period ended June 30, 1998 were $7.0 million. Cost of revenues during this period exceeded such revenues by approximately $900,000. Priceline.com chose to sell a substantial number of leisure airline tickets below its cost during this period in order to increase airline revenues, build a record of successful transactions and enhance the priceline.com brand.

    In addition, priceline.com incurred operating expenses of $17.9 million, consisting of sales and marketing expenses of $7.8 million, general and administrative expenses of $4.8 million and systems and business development expenses of $5.4 million. These activities resulted in an operating loss of $18.9 million and, after consideration of interest income, a net loss of $18.7 million for the six month period ended June 30, 1998.

YEAR ENDED DECEMBER 31, 1998

    RESTATEMENT

    Subsequent to the issuance of priceline.com's combined 1998 financial statements, priceline.com's management determined that the calculation of the fair value of the Delta warrant, other airline warrants and the beneficial conversion feature on the Series B preferred stock should be revised. The fair value of the Delta warrant and the other airline warrants has been revised to reflect the change in the volatility assumption from 50% to 132%, eliminate the "large block" and lack of marketability discounts, and consider the warrant's anti-dilution and exercisability features. As a result, the 1998 combined financial statements have been restated from the amounts previously reported to recognize an additional $22.0 million of expense based upon the revised fair value of the warrants at December 31, 1998, of which $3.0 million is included in the cost of revenues-supplier warrant costs and $19.0 million is included in expenses-supplier start-up warrant costs. In addition, the value of the beneficial conversion feature on the Series B preferred stock has been revised to calculate such amount based on 22,500,000 shares. As a result, additional paid-in capital and accumulated deficit have been restated from amounts previously reported to recognize an additional $883,424 of accretion of preferred stock based on the revalued beneficial conversion feature.

    A summary of the significant effects of the restatement is as follows:

                                                                               AS PREVIOUSLY
                                                                                  REPORTED       AS RESTATED
                                                                               --------------  ---------------
At December 31, 1998:
  Additional paid-in capital.................................................  $  148,224,070  $   171,155,186
  Accumulated deficit........................................................     (94,008,289)    (116,939,405)
For the year ended December 31, 1998:
  Cost of revenues-supplier warrant costs....................................              --        3,029,014
  Expenses-supplier start-up warrant costs...................................      38,960,000       57,978,678
  Net loss...................................................................     (90,194,807)    (112,242,499)
  Accretion on preferred stock...............................................      (1,300,000)      (2,183,424)
  Net loss applicable to common stockholders.................................     (91,494,807)    (114,425,923)
  Per share basic and diluted loss applicable to common stockholders.........           (1.13 (1)           (1.41)

------------------------

(1) Per share basic and diluted loss applicable to common stockholders as previously reported has been restated for a 1.25 for one stock split.

    REVENUES

    Total revenues for the year ended December 31, 1998 were $35.2 million. Since commencement of operations in April 1998, essentially all revenues consisted of airline ticket sales, hotel room reservations and related adaptive marketing programs. Approximately $4.0 million of total revenues were attributable to adaptive marketing programs, all of which were attributable to priceline.com's third-party credit card marketing program with Capital One Bank. See "--Cost of Revenues and Gross Profit (Loss)." Priceline.com's automobile sales service, which was launched on a test basis in the New York metropolitan area in July 1998, did not contribute materially to revenues during the period.

    COST OF REVENUES AND GROSS PROFIT (LOSS)

    Cost of revenues for the year ended December 31, 1998 totaled $36.5 million, consisting of product costs of $33.5 million and supplier warrant costs of $3.0 million. Product costs represent the cost of airline tickets from priceline.com's suppliers, net of the federal air transportation tax, segment fees and passenger facility charges imposed in connection with the sale of airline tickets. Supplier warrant costs represent a non-cash expense related to the pro-rata amount of the Delta warrant earned prior to December 31, 1998, the date on which the Delta warrant was amended. Priceline.com anticipates that it will recognize additional supplier warrant costs in the amount of $1.6 million in each of 1999 and 2000 in connection with additional warrants issued to a participating airline in January 1999.

    Gross profit (loss), which is comprised of revenues less cost of revenues, was $(1.3) million for the year ended December 31, 1998. Excluding the effect of the non-cash supplier warrant costs, priceline.com would have had gross profit of $1.7 million for the year ended December 31, 1998. Priceline.com is able to manage the level of gross margins by controlling the price at which it will cause offers to be fulfilled. Priceline.com has chosen to sell a substantial number of tickets below its cost in order to increase airline and adaptive marketing revenues, build a record of successful transactions, and enhance the priceline.com brand. Because the fees generated by adaptive marketing programs have historically involved no separate costs, adaptive marketing revenues have had a disproportionately positive impact on priceline.com's total gross margin. The Capital One adaptive marketing program accounted for all of priceline.com's adaptive marketing revenues in 1998.

    OPERATING EXPENSES

    SUPPLIER START-UP WARRANT COSTS. Supplier start up warrant costs for the year ended December 31, 1998 totaled $58.0 million, or 164.5% of revenues. Supplier start up warrant costs consist of a non-cash charge representing the fair value of warrants issued to certain participating airlines in the priceline.com service in connection with securing priceline.com's relationship with those airlines.

    SALES AND MARKETING. Sales and marketing expenses for the year ended December 31, 1998 totaled $24.4 million, or 69.2% of revenues. Approximately 50% of sales and marketing expenses were comprised of radio and newspaper advertising expenses. The balance was comprised of (1) fees payable to a third party service provider, which operates priceline.com's call center, (2) credit card processing fees, (3) provisions for customer credit card charge-backs (based upon a percentage reflecting priceline.com's historical experience), and
(4) compensation for priceline.com's sales and marketing personnel.

    SYSTEMS AND BUSINESS DEVELOPMENT. Systems and business development expenses for the year ended December 31, 1998 totaled $11.1 million, or 31.6% of revenues. Systems and business development expenses are comprised primarily of compensation to priceline.com's information technology and product development staff and payments to outside contractors, data communications and other expenses associated with operating priceline.com's Web site and, to a lesser extent, depreciation on computer hardware and licensing fees for computer software.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the year ended December 31, 1998 totaled $18.0 million or 51.1% of revenues. General and administrative expenses consist primarily of compensation for personnel, fees for outside professionals, telecommunications and other overhead costs, including occupancy expense. Also included is a one-time non-cash charge of $6.5 million relating to the issuance to Mr. Richard S. Braddock of a profits interest with respect to 6.5 million units in priceline.com's predecessor, priceline.com LLC. These units were granted to Mr. Braddock in connection with his employment by priceline.com, and were subsequently converted into 8,125,000 shares of common stock.

    INTEREST INCOME (EXPENSE), NET

    Interest income (expense), net for the year ended December 31, 1998 totaled $548,374, reflecting approximately $633,000 of interest income earned by priceline.com on its cash balances, net of interest expense for the period.

PERIOD ENDED DECEMBER 31, 1997

    During the period from its formation in July 1997 through December 31, 1997, priceline.com was engaged in start-up activities and incurred $2.5 million of operating expenses. These operating expenses primarily consisted of investments in technology and personnel related expenses. No revenues were earned during the period. As of December 31, 1997, priceline.com had a cumulative net loss of $2.5 million.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth, for the periods presented, data regarding priceline.com's revenues, cost of revenues and gross profit (loss). Such data has been derived from priceline.com's unaudited financial statements which, in the opinion of priceline.com's management, have been prepared on substantially the same basis as the audited financial statements, subject to normal year end adjustments. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                                    QUARTER ENDED
                                      --------------------------------------------------------------------------
                                        JUNE 30,    SEPTEMBER 30,   DECEMBER 31,     MARCH 31,       JUNE 30,
                                          1998          1998            1998           1999            1999
                                      ------------  -------------  --------------  -------------  --------------
Revenues............................  $  7,030,913   $ 9,212,820    $ 18,993,127   $  49,410,542  $  111,563,849
Cost of revenues:
  Product costs.....................     7,951,584     8,842,313      16,701,848      43,659,184     100,664,343
  Supplier warrant costs............           -0-           -0-       3,029,014         380,759         380,759
                                      ------------  -------------  --------------  -------------  --------------
  Total cost of revenues............     7,951,584     8,842,313      19,730,862      44,039,943     101,045,102
                                      ------------  -------------  --------------  -------------  --------------
Gross profit (loss).................      (920,671)      370,507        (737,735)      5,370,599      10,518,747
  Adjusted gross profit*............      (920,671)      370,507       2,291,279       5,751,358      10,899,506

Gross margin........................         (13.1)%         4.0%           (3.9 )%          10.9%            9.4%
  Adjusted gross margin*............         (13.1)%         4.0%           12.1%           11.6%            9.8%

------------------------

* Adjusted Gross Profit and Adjusted Gross Margin reflect the elimination of non-cash charges associated with the supplier warrants.

    Revenues increased in each quarter since the commencement of operations in April 1998. The increase in each quarter is due primarily to an increase in airline ticket sales resulting from expanded inventory, improved fill rates and an expanded customer base due to increased market awareness and acceptance of the priceline.com service. In addition to the foregoing, (1) the increase in revenue in the fourth quarter of 1998 is due to the addition of a significant new airline partner and the inclusion for a full quarter of priceline.com's Capital One adaptive marketing program, as well as, to a lesser extent, the introduction of priceline.com's hotel room reservation service in October 1998; and (2) the increase in revenue in the first and second quarters of 1999 is due to increased customer offers, an increased supply of airline seats from our existing airline partners and, to a lesser extent, the national launch of our hotel room reservation service in March 1999.

    Cost of revenues, which consists of product costs and supplier warrant costs, increased in each quarter of 1998 and the first and second quarters of 1999. Product costs, which are associated primarily with the amounts paid to priceline.com's airline partners for airline tickets, net of federal air transportation tax, segment fees and passenger facility charges imposed in connection with the sale of airline tickets, also increased each quarter in conjunction with increases in total revenue. Supplier warrant costs consist of a non-cash expense related to the pro-rata amount of the Delta warrant earned prior to December 31, 1998, the date on which the Delta warrant agreement was amended. Excluding the effect of the non-cash supplier warrant costs, priceline.com's gross profit would have increased every quarter from the quarter ended June 30, 1998 to the quarter ended June 30, 1999. The decreases in adjusted gross margins for the quarters ended March 31, 1999 and June 30, 1999 were primarily due to the more rapid growth of transaction-based revenues compared to fee-based revenues during those periods. As a result of the differences in growth rates, our revenue mix changed compared to prior periods with a greater percentage of revenues being attributable to transaction revenues rather than fee-based revenues. Fee-based revenues, such as adaptive marketing revenues, ancillary revenues and revenues from financial services and automobiles, have higher margins than transaction revenues, which are derived from the spread between customer offers and the product costs.

    Priceline.com's quarterly operating results will be affected by a variety of factors, many of which are outside its control. Factors that may affect priceline.com's quarterly operating results include:

    - its ability to increase both consumers' and sellers' use of the priceline.com service;

    - its ability to attract new sellers of products and services to participate in the priceline.com service;

    - its ability to expand the products and services offered;

    - its ability to increase gross margins on products and services sold while still increasing sales;

    - the fulfillment rate of customers' offers;

    - the results of its adaptive marketing programs;

    - the exercise of employee stock options that give rise to social security and medicare payroll taxes;

    - the announcement or introduction of new sites, services and products by its competitors;

    - the success of its brand building and marketing campaigns;

    - price competition in the sale of products and services offered over the priceline.com system;

    - its ability to upgrade and develop its systems and infrastructure to accommodate growth;

    - its ability to attract new personnel in a timely and effective manner;

    - the occurrence of technical difficulties or service interruptions;

    - the amount and timing of operating costs and capital expenditures relating to expansion of its business, operations and infrastructure;

    - changes in governmental regulation by federal or local governments; and

    - general economic conditions and economic conditions specific to the Internet and online commerce industries, as well as the individual industries, for the products and services sold through the priceline.com system.

    As a result of priceline.com's limited operating history and the emerging nature of the market for online commerce, it is difficult for priceline.com to forecast its revenues or earnings accurately. In addition, priceline.com has no backlog, with virtually all of its revenues for a particular quarter being derived from offers that are made and accepted during that quarter. Priceline.com's current and future expense levels are based largely on its investment plans and estimates of future revenues and are, to a large extent, fixed. Priceline.com may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to priceline.com's planned expenditures would have an immediate adverse effect on its business, results of operations and financial condition.

    Priceline.com's limited operating history and rapid growth makes it difficult for it to assess the impact of seasonal factors on its business. Nevertheless, priceline.com expects its business to be subject to seasonal fluctuations, reflecting a combination of seasonality trends for the products and services offered by the priceline.com service and seasonality patterns affecting Internet use. For example, with regard to priceline.com's travel products, demand for leisure travel may increase over summer vacations and holiday periods, while Internet usage may decline during the summer months. Priceline.com's results also may be affected by seasonal fluctuations in the inventory made available to the priceline.com service by participating sellers. Airlines, for example, typically enjoy high demand for tickets through traditional distribution channels for travel during Thanksgiving and the year-end holiday period. As a result, during those periods, airlines may have less excess inventory to offer through priceline.com at discounted prices. Priceline.com's business also may be subject to cyclical variations for the products and services offered; for example, leisure travel and home mortgage financing tends to decrease in economic downturns.

    Due to the foregoing factors, priceline.com's quarterly revenues and operating results are difficult to forecast. Priceline.com believes that period-to-period comparisons of its operating results may not be meaningful and should not be relied upon as an indication of future performance. In addition, it is possible that in one or more future quarters priceline.com's operating results will fall below the expectations of securities analysts and investors. In such event, the trading price of the common stock would almost certainly be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, priceline.com has financed its operations primarily through the sale of equity securities. Net proceeds from financing activities since inception through June 30, 1999 totaled approximately $246.6 million. Priceline.com's initial equity capital of approximately $27.0 million was provided by Mr. Jay S. Walker, other high net worth individuals and a partnership affiliated with General Atlantic Partners, LLC, a private equity firm that invests worldwide in software and information technology companies. An additional $20.0 million was invested by two partnerships affiliated with General Atlantic in July 1998. On December 8, 1998, priceline.com received approximately $54.4 million in proceeds from the sale of equity securities in a private offering to a group of corporate and institutional investors and high net worth individuals, including two partnerships affiliated with General Atlantic; Vulcan Ventures, Incorporated; Liberty PL, Inc., a wholly owned subsidiary of Liberty Media Corporation; Quantum Industrial Partners LDC, a fund managed by Soros Fund Management, LLC and Allen & Company Incorporated. Allen & Company Incorporated also has served as priceline.com's financial advisor. On April 1, 1999, priceline.com completed its initial public offering in which it sold 10,000,000 shares of its common stock at a price of $16.00 per share, raising $160.0 million in gross proceeds. Offering proceeds to priceline.com, net of approximately $11.2 million in aggregate underwriters' discounts and commissions and $4.4 million in related expenses, were approximately $144.4 million. As of June 30, 1999, priceline.com had approximately $142.8 million in cash and cash equivalents.

    In April 1998, priceline.com received proceeds from a loan of $1.0 million for working capital from a high net worth individual who also was issued a warrant to purchase 62,500 shares of common stock at an exercise price of $0.80 per share. This loan expires on April 15, 2003 and bears interest at a rate of 6.0%. The related warrant has been fully exercised, and as of the date of this prospectus, the loan has been repaid.

    In April 1999, priceline.com made a $3.3 million loan to Mr. Richard S. Braddock for the payment of taxes related to the issuance to Mr. Braddock of 8,125,000 shares of common stock in August 1998. The loan bears interest at 5.28% per annum. Interest is payable annually and principal is payable in January 2004.

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    In July 1999, priceline.com made a $6.0 million loan to Mr. Daniel H.
Schulman, pursuant to the terms of his employment agreement dated June 14, 1999. The loan bears interest annually at 5.82% per annum. Subject to prepayment obligations and to forgiveness in the event of certain changes of control, death, or termination without cause, pursuant to the terms of the loan, accrued interest and principal are payable in July 2004.

    Net cash used in operating activities was $33.8 million for the six months ended June 30, 1999. Net cash used in operating activities was primarily attributable to net losses.

    Net cash used in investing activities was $20.6 million for the six months ended June 30, 1999. Net cash used in investing activities was primarily related to purchases of property and equipment.

    Net cash provided by financing activities was $143.6 million for the six months ended June 30, 1999. Net cash provided by financing activities resulted primarily from priceline.com's initial public offering of 10,000,000 shares of its common stock, for which priceline.com received approximately $149.0 million in cash, net of underwriting discounts and commissions on April 1, 1999.

    Priceline.com had commitments for capital expenditures as of June 30, 1999 of approximately $1.2 million. Capital expenditures were $11.3 million for the six months ended June 30, 1999, and priceline.com expects such expenditures to be at least $22.0 million for the full year of 1999. As a result of its rapid growth, priceline.com expects to increase capital expenditures for purchased software, internally developed software, computer equipment and leasehold improvements.

    Priceline.com originally contemplated making a concurrent offering of convertible subordinated notes and selling an additional 1,000,000 shares in this offering due to then existing market conditions. The proceeds from the concurrent note offering and the increased proceeds that would have been obtained from this offering were intended to provide priceline.com with additional financial flexibility to accelerate its growth plans and take advantage of expansion opportunities that may arise. Nevertheless, priceline.com believes that, based upon its current operating plan, its existing cash and cash equivalents, the net proceeds from its initial public offering, the net proceeds from this offering and any cash generated from operations will be sufficient to fund its operating activities, capital expenditures and other obligations through at least the next three years. However, if during that period or thereafter priceline.com is not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to priceline.com, these failures could have a material adverse effect on priceline.com's business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of its then-current stockholders would be diluted.

MARKET-RELATED RISKS

    Priceline.com currently has no floating rate indebtedness, holds no derivative instruments and does not earn significant foreign-sourced income. Accordingly, changes in interest rates or currency exchange rates do not generally have a direct effect on priceline.com's financial position. However, changes in currency exchange rates may affect the cost of international airline tickets and international hotel room reservations offered through the priceline.com service, and so indirectly affect consumer demand for such products and priceline.com's revenue. In addition, to the extent that changes in interest rates and currency exchange rates affect general economic conditions, priceline.com would also be affected by such changes.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" was released. The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the

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derivative and the resulting designation. Priceline.com is required to implement the statement in the first quarter of fiscal 2001. Priceline.com has not used derivative instruments and believes the impact of adoption of this statement will not have significant effect on its financial statements.

TAX MATTERS

    NET OPERATING LOSS CARRYFORWARDS

    Through July 31, 1998, priceline.com operated as a limited liability company, and income taxes (benefits) accrued to its members. During the year ended December 31, 1998, priceline.com had a net loss, and since converting from a limited liability company to a corporation in July 1998, it has incurred a tax net operating loss of $54.2 million. Utilization of priceline.com's net operating loss carryforwards, which begin to expire in 2018, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Priceline.com has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realization. Priceline.com's accounting for deferred taxes under Statement of Financial Accounting Standards No. 109 involves the evaluation of a number of factors concerning the realizability of its deferred tax assets. In concluding that a full valuation allowance was required, management primarily considered such factors as priceline.com's history of losses from operations and expected future losses. See Notes 2 and 8 of Notes to Combined Financial Statements included elsewhere in this prospectus.

    FEDERAL AIR TRANSPORTATION TAX ON AIRLINE TICKET SALES

    A federal air transportation tax is imposed upon the sale of airline tickets and generally is collected by the airlines selling the tickets. The tax is based upon a percentage of the cost of transportation, which was 9% for periods prior to October 1, 1998 and 8% thereafter. Because of the unique pricing structures employed in the priceline.com service, such as the amount paid by the customer for a ticket being different than the amount charged by the airline for the same ticket with the excess payment, if any, going to priceline.com as a charge for the use of its proprietary business method, it is not clear how this federal tax should be calculated when sales occur using the priceline.com service. Priceline.com has been calculating this tax based on the fare paid to the airline for a ticket, rather than the price paid by the customer. There is a possibility that current law requires computation of the tax based on the price paid by the customer to priceline.com. Due to the uncertainty of how the federal air transportation tax applies to sales of airline tickets using the priceline.com service, priceline.com has submitted a written request to the United States Internal Revenue Service seeking a determination of priceline.com's federal air transportation tax obligations. Such determination may not be favorable and may require priceline.com to collect federal air transportation tax on the total amount paid by consumers for air travel.

    If the determination of the Internal Revenue Service is unfavorable, priceline.com could owe $766,339 in additional taxes as of June 30, 1999. Priceline.com has accrued for such potential liability in its condensed balance sheet as of June 30, 1999 and is providing for such potential liability on an ongoing basis. Priceline.com has agreed to indemnify and hold harmless certain of its participating airlines from any liability with respect to such taxes as well as to secure the payment of such taxes by a letter of credit.

    NON-QUALIFIED STOCK OPTIONS

    Priceline.com currently has outstanding non-qualified stock options to purchase 26,582,391 shares issued to various employees, consultants and directors pursuant to the 1997 Omnibus Plan and the 1999 Omnibus Plan. The options entitle holders to purchase common stock at a weighted average exercise price of approximately $11.46 per share, subject to adjustment in accordance with the 1997 Omnibus Plan and the 1999 Omnibus Plan. Upon exercise of an option, priceline.com will be required to make payments on behalf of the option holders for certain payroll related taxes such as Social Security and Medicare. These payroll taxes will appear as a general and administrative expense on priceline.com's income statement and

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will amount to approximately 1.5% to 2.0% of the difference between the exercise price and the then fair market value of the common stock at the time of exercise. However, upon exercise of outstanding options, priceline.com will be paid the exercise price of the options that are exercised. Priceline.com also will be entitled to an income tax deduction equal to the sum of (1) the difference between the exercise price of the option and the then fair market value of the common stock at the time of exercise and (2) the total amount of payroll related tax payments. As the calculation of the expense is directly dependent upon priceline.com's stock price and the exercise of options is within the sole discretion of the holder of the options, the amount and timing of the expense and the timing of the corresponding income tax deduction are not currently able to be determined and are not within the control of priceline.com. Priceline.com estimates that, in connection with the exercise of outstanding options pursuant to the option exercise program, in the third quarter of 1999 it will (x) record expenses of approximately $1.3 million in respect of such payroll related taxes; (y) increase additional paid-in capital by approximately $944,000 in respect of the exercise price of such options; and (z) increase common stock by approximately $7,700 in respect of the par value of the shares purchased upon exercise of such options.

YEAR 2000 READINESS DISCLOSURE

    PRICELINE.COM'S STATE OF READINESS

    Priceline.com has defined Year 2000 compliance as follows:

    Information technology time and date data processes, including, but not limited to, calculating, comparing and sequencing data from, into and between the 20th and 21st centuries contained in its products and services offered through the priceline.com service, will function accurately, continuously and without degradation in performance and without requiring intervention or modification in any manner that will or could adversely affect the performance of such products or the delivery of such services as applicable at any time hereafter.

    Priceline.com's internal systems include both its information technology systems and non-information technology systems. Priceline.com has initiated an assessment of its proprietary information technology systems, and expects to complete any remediation and testing of all information technology systems during 1999. With respect to information technology systems provided by third-party vendors, priceline.com has sought assurances from such vendors that their technology is Year 2000 compliant. All of priceline.com's material information technology system vendors have replied to inquiry letters sent by priceline.com stating that they either are Year 2000 compliant or expect to be so in a timely manner.

    Priceline.com is evaluating its non-information technology systems for Year 2000 compliance. It has not, to date, discovered any material Year 2000 issues with respect to its non-information technology systems.

    Priceline.com is in the process of contacting its material seller participants whose products or services are sold through the priceline.com service to determine if they are Year 2000 compliant. To date, all such seller participants have stated that they are, or expect to be, Year 2000 compliant in a timely manner.

    Priceline.com's customers are individual Internet users, and, therefore, priceline.com does not have any individual customers who are material to an evaluation of Year 2000 compliance issues.

    THE COSTS TO ADDRESS YEAR 2000 ISSUES

    Priceline.com has expensed amounts incurred in connection with Year 2000 compliance since its formation through June 30, 1999. Such amounts have not been material. The additional costs to make any other products or services Year 2000 compliant will be expensed as incurred, but are not expected to be material.

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    Priceline.com is not currently aware of any material operational issues or costs associated with preparing its systems for the Year 2000. Nonetheless, it may experience material unexpected costs caused by undetected errors or defects in the technology used in its systems or because of the failure of a material seller participant to be Year 2000 compliant.

    RISKS ASSOCIATED WITH YEAR 2000 ISSUES

    Notwithstanding priceline.com's Year 2000 compliance efforts, the failure of a material system or vendor, including a seller participant in the priceline.com service, or the Internet generally, to be Year 2000 compliant could harm the operation of the priceline.com service or prevent certain products and services being offered through the priceline.com service, or have other unforeseen, adverse consequences to the company.

    Finally, priceline.com also is subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. Moreover, participating sellers in priceline.com services might experience substantial slow-downs in business if consumers avoid products and services such as air travel both before and after January 1, 2000 arising from concerns about reliability and safety because of the Year 2000 issue. All of these factors could have a material adverse effect on its business, financial condition and results of operations.

    CONTINGENCY PLANS

    Priceline.com has developed a contingency plan to address situations that it believes would arise if it fails to be Year 2000 compliant. Priceline.com has not developed a contingency plan to address situations that may result if its suppliers are unable to achieve Year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material.

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
                                    BUSINESS

OVERVIEW

    Priceline.com has pioneered a unique e-commerce pricing system known as a "demand collection system" that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition--"name your price"--priceline.com collects consumer demand, in the form of individual customer offers guaranteed by a credit card, for a particular product or service at a price set by the customer. Priceline.com then either communicates that demand directly to participating sellers or accesses participating sellers' private databases to determine whether it can fulfill the customer's offer on the basis of the pricing information and rules established by the sellers. Consumers agree to hold their offers open for a specified period of time and, once fulfilled, offers cannot be canceled. Priceline.com benefits consumers by enabling them to save money, while at the same time benefitting sellers by providing them with an effective revenue management tool capable of identifying and capturing incremental revenues. By requiring consumers to be flexible with respect to brands, sellers and product features, priceline.com enables sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures.

    Priceline.com commenced its service on April 6, 1998 with the sale of leisure airline tickets and, during the period from launch through June 30, 1999, collected guaranteed offers for approximately 5.1 million airline tickets, representing approximately $1.1 billion in total consumer demand, resulting in sales of approximately 762,000 airline tickets, representing approximately $165.2 million in revenue. During the six-month period ended June 30, 1999, priceline.com collected guaranteed offers for approximately 1.8 million airline tickets, representing approximately $697.5 million in total consumer demand. This demand resulted in sales of approximately 627,000 airline tickets, representing approximately $134.8 million in revenue. The number of offers that priceline.com accepts is affected by a variety of factors, including the number of reasonable offers received and the level of available inventory. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

    Since commencing service, the priceline.com business has grown significantly and the priceline.com service now includes the following products and services:

    - leisure airline tickets, which now includes six domestic and 16 international airline participants;

    - new automobiles, which was launched on a test basis in the New York metropolitan area in July 1998;

    - hotel room reservations, which was launched in October 1998, offers hotel rooms in substantially all major United States markets and includes as participants more than 10 leading national hotel chains; and

    - home financing services, which was launched in January 1999 with home mortgage services and now also includes home equity loans and refinancing services.

    Through the innovative use of "adaptive marketing programs," priceline.com also markets customer acquisition programs for third parties. These programs facilitate the completion of a higher percentage of successful transactions through the priceline.com service while generating fee income for the company. Priceline.com intends to continue to leverage the priceline.com brand by expanding its product offerings to include rental cars, cruises, time shares, vacation packages, personal and automobile loans, insurance and other financial services products and by expanding our new car sales service to the entire U.S. market. Priceline.com also is exploring expansion of its core "name your price" business model to other areas of e-commerce, such as retail merchandise and the consumer-to-consumer market.

    Priceline.com offers products and services that are provided by participating sellers, many of whom are leaders in their industries. Twenty-two domestic and international airlines currently participate in priceline.com's leisure airline ticket service, including Delta, Northwest, Continental, TWA, America West and leading international carriers. Participants in the priceline.com hotel room reservation service include

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Marriott, Renaissance, Sheraton, Westin and several other nationally recognized hotel chains, as well as several important real estate investment trusts, including Meristar, Patriot and Starwood. Priceline.com does not publicly advertise the names of its seller participants in its airline and hotel programs. Priceline.com's home financing service, which is offered through a joint marketing arrangement with LendingTree, an Internet-based home financing service provider, includes a network of more than 30 participating lending institutions.

    Priceline.com generates revenues in a variety of ways depending on the product or service sold. With respect to its airline ticket and hotel room reservation services, priceline.com determines whether to fulfill a customer's offer based upon the available fares, rules and inventory that have been provided by participating sellers through their private data bases. Upon completion of a successful transaction, priceline.com recognizes as revenue the customer's named price, net of taxes, and records as the cost of revenue, the fare or rate charged by seller. With respect to priceline.com's automobile and home financing services, a customer's offer is submitted directly to the participating sellers who determine whether to fulfill the offer. With respect to its automobile service, priceline.com earns a fixed fee from both the customer and the seller after the transaction is consummated. With respect to the home financing service, priceline.com receives marketing fees equal to a percentage of the net revenue generated by the service, which is operated in conjunction with LendingTree, Inc. For its adaptive marketing programs, priceline.com earns fees payable by the seller and/or the customer or by its adaptive marketing partner.

    Priceline.com believes that the priceline.com service already has achieved significant consumer acceptance and widespread brand awareness. Based upon the results of an independent research study conducted for priceline.com, the company believes that as of April 1999, among adult Americans, priceline.com was the second most recognized e-commerce brand among the 20 leading brands included in the survey and one of the most recognized Internet brands among the leading brands included in the survey. Based on the study, priceline.com also believes that, after only one year of operation, 91.1 million (or 46%) of all adult Americans were aware of the priceline.com brand. The study also indicated that awareness of the priceline.com brand increased over 14% since mid-1998. Priceline.com's strong brand awareness has been achieved without any affiliation with an Internet portal company such as Yahoo! or Excite or a proprietary online service such as America Online. Beyond mere name recognition, priceline.com also believes that it enjoys high levels of consumer satisfaction among users of its service who provide powerful word-of-mouth endorsements. In addition, priceline.com has been featured in hundreds of news stories in national publications such as THE NEW YORK TIMES, THE WALL STREET JOURNAL AND USA TODAY. The priceline.com service also has been awarded a four-star rating by YAHOO! INTERNET LIFE magazine as the "most creative way to get a good deal" on leisure airline tickets.

    Priceline.com believes that priceline.com's unique business model can be applied to a broad range of products and services. Priceline.com believes that this broad applicability of its business model, its first mover advantage, the strength of the priceline.com brand, its network of seller participants, its proprietary software systems and its intellectual property strategies provide it with significant competitive advantages.

INDUSTRY BACKGROUND

    THE GROWTH OF COMMERCE ON THE INTERNET

    The Internet has emerged as a significant interactive medium for conducting business. International Data Corporation, a market research firm, estimates that the number of Internet users worldwide exceeded 97 million in 1998 and will grow to over 319 million by the end of 2002. International Data Corporation also estimates that annual worldwide commerce over the Internet will increase from approximately $32.0 billion in 1998 to approximately $425.0 billion by 2002. The factors driving this growth include the increasing number of personal computers in homes and offices, the decreasing cost of personal computers, technological innovations providing easier, faster and cheaper access to the Internet, the proliferation of content and services being provided on the Internet and the increasing use of the Internet by businesses and consumers as a medium for conducting business. The increasing use of the Internet as a

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commercial medium has been accompanied by a diversification in the type of commerce that is conducted on the Internet and a proliferation in the types of products and services available on the Internet.

    The Internet possesses a number of unique and commercially powerful characteristics that differentiate it from traditional media: users communicate or access information without geographic or temporal limitations; users access dynamic and interactive content on a real-time basis; and users communicate and interact instantaneously with a single individual or a group of individuals at little or no cost. The Internet has created a dynamic and particularly attractive medium for commerce, empowering consumers to gather more comparative purchasing data than is feasible with traditional commerce systems, to shop in ways that can be more convenient for them and to interact with sellers in many new ways. As the Internet has become more accessible and widely used for transactions, it has emerged as a primary business channel alongside the telephone, paper-based communication and face-to-face interaction.

    LIMITATIONS OF TRADITIONAL PRICING MECHANISMS

    Under traditional retail pricing methods, sellers typically market products to consumers under brand names at fixed retail prices. Alternatively, prices can be established through auction processes. However, each of these forms of seller-driven commerce has certain significant disadvantages for both sellers and consumers. For example, in the retail pricing model, sellers who discount prices to clear excess inventory, utilize excess capacity or increase sales velocity, risk disruption of their existing distribution channels and damage to their retail pricing structures. They also lose the opportunity to earn incremental revenue from "free-riders," that is, consumers who would have been prepared to pay the undiscounted price for the product or service, but nevertheless obtain the benefit of the discounted price. Moreover, none of these pricing methods allow sellers to consider the flexibility of potential buyers before setting prices. Similarly, consumers are often forced to pay a higher price when the seller is setting a fixed retail price for a product with added features or under a specific brand, which the customer would otherwise have been prepared to forgo for a lower price. Auctions force consumers to compete against each other for the benefit of the seller, which always results in the product being sold on the basis of the highest bid.

    While the Internet has become a significant medium for conducting business, commerce presently conducted on the Internet is largely based upon traditional pricing methods. Priceline.com believes that the vast information sharing and communications power of the Internet creates an opportunity for significant change in the way commerce or business is conducted.

THE PRICELINE.COM SOLUTION

    Priceline.com has developed a unique pricing system known as a "demand collection system" that uses the information sharing and communications power of the Internet to create a new way of pricing products and services. Priceline.com creates a new balance between the interests of buyers, who are willing to accept trade-offs in order to save money, and sellers, who are prepared to generate incremental revenue by selling products at below retail prices, provided that they can do so without disrupting their existing distribution channels or retail pricing structures. Priceline.com's demand collection system allows consumers to name the price they are prepared to pay when submitting an offer for a particular product or service within a specified range of substitutability. Priceline.com then either communicates such offers to multiple sellers who determine whether to accept the customer's offer or accesses participating sellers' private databases to determine whether it can fulfill the customer's offer on the basis of the pricing information and rules established by the sellers. Consumers agree to hold their offers open for a specified period of time to enable priceline.com to fulfill their offers from inventory provided by participating sellers. Once fulfilled, offers generally cannot be canceled. This system uses the flexibility of buyers to enable sellers to accept a lower price in order to sell excess inventory or capacity or to increase sales velocity. Priceline.com believes that its demand collection system addresses the limitations inherent in traditional pricing mechanisms in a manner that offers substantial benefits to both buyers and sellers.

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
    The principal advantages of the priceline.com system include the following:

    - COST SAVINGS AND PREFERRED METHOD OF PURCHASING FOR CONSUMERS. Priceline.com's demand collection system allows consumers to save money in a simple and compelling way--"name your price." Buyers effectively trade off flexibility about brands, product features and/or sellers in return for prices that are lower than those that can be obtained at that time through traditional retail distribution channels. Priceline.com believes that in many cases, such as purchasing a new car or obtaining a home mortgage, naming your own price over the Internet represents a preferred purchasing method to traditional retail channels, which may involve comparison shopping among a complex array of alternative features, sometimes protracted negotiations and dealings with numerous brokers or sales representatives. Priceline.com also believes that naming your price over the Internet is a preferred purchasing method to auctions, which result in a product being sold on the basis of the highest bid.

    - INCREMENTAL REVENUE FOR SELLERS. Sellers use priceline.com as a revenue management tool to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures. Priceline.com requires consumers to be flexible with respect to brands, such as a willingness to fly on any major airline; and/or product features, such as a willingness to fly at any time of the day; and/or seller, such as any BMW dealer in a specific geographic area. As a result, sellers' brands are not revealed to customers prior to the consummation of a transaction, thereby protecting their brand integrity. This shielding of brand identity enables sellers to accept offers at discounted prices through priceline.com without cannibalizing their own retail sales by publicly announcing discount prices and without competing against their own distributors. In effect, priceline.com serves as a discreet and insulated channel of distribution. Sellers are further protected by the fact that each transaction is independent and the prices at which offers are accepted are not revealed to subsequent users of the priceline.com service. Priceline.com gives sellers the ability to exercise a greater degree of pricing flexibility without trading high-margin sales for low-margin sales, thereby enabling sellers to expand their total revenues and, in some cases, gain market share at the expense of non-participating competitors.

    - PROPRIETARY SELLER NETWORKS. Priceline.com assembles proprietary networks of industry leading sellers that represent high quality brands, such as Delta, Northwest, Continental, TWA, America West, Marriott, Renaissance, Sheraton and Westin. By establishing attractive networks of seller participants with reputations for quality, scale and national presence, priceline.com fosters increased participation by both buyers and sellers. Each participant in these unique seller networks is willing to consider and accept consumer offers at prices that are below its retail prices. Moreover, by shielding the seller's brand and not revealing the final selling price to other consumers, priceline.com encourages participating sellers to be aggressive in their pricing. Priceline.com believes that as more and more sellers in an industry join the priceline.com service, other industry participants will want to join the system.

    - GUARANTEED CONSUMER DEMAND FOR SELLERS. Each customer who makes an offer through priceline.com must guarantee his offer with a major credit card. The guaranteed aspect of the demand is attractive to sellers because they know that priceline.com offers them a confirmed sale whenever they accept a buyer's offer. Sellers can be sure that collected demand represents willing buyers, at each named price, rather than browsing shoppers who have made no commitment to purchase. Priceline.com's database of consumer offers also provides sellers with valuable market information about the precise quantities of latent demand at each price point below their retail prices.

    - BROAD APPLICATIONS ACROSS MULTIPLE MARKETS. In contrast to many e-commerce companies that are building brands in vertical categories or groups of related categories, priceline.com believes that its e-commerce business model has horizontal application to products and services in a wide range of industries. Priceline.com further believes that the broad applicability of the priceline.com service

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      and the strength of the priceline.com brand afford it the opportunity to obtain substantial economies of scale and offer the potential for priceline.com to become a major new channel of distribution. The breadth of potential applications of the priceline.com business model also is enhanced by various cross-selling opportunities, since priceline.com expects that consumers who successfully complete transactions through priceline.com will return to priceline.com to purchase other products and services.

THE PRICELINE.COM GROWTH STRATEGY

    Priceline.com's objective is to continue to expand the priceline.com business and to establish priceline.com's demand collection system as a leading source for the purchase of products and services on the Internet. The key elements of priceline.com's strategy are as follows:

    - STRENGTHEN THE PRICELINE.COM BRAND. Priceline.com intends to establish priceline.com as the leading consumer brand for buyer-driven commerce over the Internet. To achieve this objective, priceline.com intends to continue to pursue an aggressive brand development strategy through mass market and targeted advertising and promotions, press coverage and strong word-of-mouth support. While priceline.com believes it is already one of the most recognized e-commerce brands among adult Americans, priceline.com believes that it can expand the public's association with the priceline.com "name your price" proposition to a broad range of products and services.

    - LEVERAGE THE PRICELINE.COM BRAND OVER NUMEROUS PRODUCTS AND SERVICES. Priceline.com intends to leverage the priceline.com brand across numerous products and services to achieve significant revenue scale and growth. In contrast to most e-commerce businesses that operate in one or two "vertical" markets, priceline.com is a "horizontal" commerce system that can benefit both buyers and sellers in a broad range of industries. Priceline.com's strategy is to make available multiple product and service offerings at a single Web site under a common brand to take advantage of these market opportunities. Over the next two years, priceline.com intends to offer products and services in three sectors of the economy where its demand collection system is particularly well suited. These sectors are:

        - travel, including leisure airline tickets and hotel rooms, rental cars, "all-inclusives" resorts, cruises and time shares;

        - financial services, including home mortgages, equity loans and refinancings, credit card balance consolidation and automobile and life insurance; and

        -  automobile sales and related financing.

      In these sectors, the priceline.com service currently offers leisure airline tickets, hotel rooms, home financings and automobiles. Given the size and scope of these markets, priceline.com believes it can achieve a large revenue base and sustain revenue growth by capturing even a small portion of the excess unsold inventory or capacity in these sectors and by capturing even relatively small amounts of market share from traditional seller-driven channels of retail distribution.

    - EXPAND THE PRICELINE.COM BUSINESS MODEL. Priceline.com also intends to explore expansion of its core "name your price" business model to other areas of e-commerce. Priceline.com currently is evaluating the licensing of its business model to two new companies. One of these companies is developing a consumer-to-consumer transaction business in which buyers would make conditional purchase offers to acquire goods from other consumers. The other would enable consumers to use the Internet to name the price that they are willing to pay for retail merchandise, which they would pick up from participating retailers. However, priceline.com has not determined the structure of its relationship with these companies, which may include, among other things, licensing of the priceline.com brand and "name your price" business model and investment in such entities.

    - EXPAND SELLER PARTICIPANT NETWORKS. Priceline.com intends to continue to expand its alliances with major seller participants selected for reputation, quality and national presence to create proprietary

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      seller networks for each of its major products and services. A critical element of the priceline.com business has been priceline.com's ability to demonstrate to its seller participants that priceline.com can generate incremental revenues for sellers without disrupting their existing distribution channels or retail pricing structures. Priceline.com intends to form and maintain alliances with industry leaders by designing its products and services in a way that requires consumers to accept some trade-offs from currently available retail product offerings in return for lower prices. Such trade-offs typically include not knowing the identity of the seller or brand prior to the acceptance of a customer's offer by a seller.

    - ENHANCE SITE FUNCTIONALITY AND INCREASE CONSUMER USAGE. Priceline.com intends to frequently update and enhance the features of the priceline.com service. Priceline.com continually monitors feedback from consumers and frequently adds new features to further refine and simplify the buying process. Priceline.com also receives offers by telephone and provides customer service by telephone and e-mail to assist consumers in the offer process. By continuing to increase the functionality of the service and enhance the consumer experience, priceline.com believes that it will continue to increase customer usage and loyalty.

    - EXPAND ADAPTIVE MARKETING PROGRAMS. Priceline.com intends to further develop and expand what it refers to as "adaptive marketing programs." Adaptive marketing programs include two distinct initiatives. "Adaptive promotions" allow consumers to increase the amount of their offers, and thus their likelihood of success, at no additional cost by participating in sponsor promotions during the process of making a priceline.com offer. For example, a customer making an offer to buy an airline ticket can increase the amount of his offer by a stated amount by applying online for a credit card issued by one of priceline.com's strategic sponsors. These promotions have the effect of increasing the percentage of successful offers at no additional cost to the customer, while at the same time enabling priceline.com to earn significant fee income, which it can use to offset the sale of products and services below its unit cost. The second type of adaptive marketing program is referred to as "adaptive cross selling" and utilizes cross selling of multiple products to increase the number of successful transactions.

    - INCREASE FINANCIAL RETURNS OVER TIME. While it is inherent in the nature of priceline.com's business model that not all offers will be acceptable to sellers, an integral part of priceline.com's strategy is to ensure that a high percentage of reasonable offers get accepted, thereby increasing financial returns while reinforcing the priceline.com service. As consumers have become more familiar with the service, priceline.com has been able to increase the percentage of offers it satisfies and expects this trend to continue. As its revenue base grows, priceline.com intends to increase its financial returns over time. Priceline.com's revenue model for travel services enables it to balance revenue growth against gross profit margins, thereby enhancing its ability to manage a targeted gross margin as a percentage of revenues. Priceline.com initially intends to emphasize revenue growth over profit margins in order to achieve significant revenue scale and to further strengthen the priceline.com brand. However, over time, as its revenue base increases, priceline.com believes it will be able to capture a greater portion of the incremental profit that it generates for participating sellers and thereby increase its profit margins and financial returns.

    - EXPLORE INTERNATIONAL EXPANSION. Priceline.com believes that the international scope of the Internet and the global demand for the types of products and services that it intends to make available through priceline.com presents opportunities to expand its service internationally. Given the anticipated continued increase in use of the Internet throughout the world, priceline.com intends to explore avenues and strategies for international expansion. It believes that joint ventures and licensing arrangements with international partners are likely to be the preferred methods of international expansion, as they will enable priceline.com to combine its expertise in demand collection systems with its partners' expertise in their local markets.

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THE PRICELINE.COM BUSINESS MODEL

    Priceline.com believes that its unique pricing system known as a "demand collection system" is a powerful new business model for conducting commerce on the Internet. The priceline.com business model is designed to allow consumers to save money on a wide range of products and services by trading flexibility regarding brands, product features and/or sellers in return for being able to buy products and services at prices that are lower than those charged through traditional retail channels of distribution. The priceline.com business model motivates sellers to offer products through priceline.com at below their retail prices by enabling them to generate incremental revenue while protecting their existing channels of distribution and retail pricing structures.

    The priceline.com business model enables the company to earn substantial revenues without charging customers for submitting offers through, or charging sellers for participating in, the priceline.com system. Priceline.com has the flexibility to earn fixed or percentage based fees by serving as an intermediary on the sale of products or services, or to earn the spread between the customer's offer and the cost of a product or service by serving as principal in a transaction. Consumer fees are payable only upon completion of successful transactions. This unique revenue structure enables priceline.com to manage the level of gross margins and, as appropriate, balance revenue growth with margin growth.

    In addition to its unique revenue structure, the defining elements of the priceline.com business model are the following:

    - the buyer specifies or accepts a RANGE OF SUBSTITUTABILITY among brands, product features and/or sellers; for example, he agrees to stay at any three-star hotel in a certain area, agrees to fly at any time of the day or agrees to purchase a new car from any factory-authorized dealer;

    - the buyer NAMES THE PRICE he is prepared to pay for the products or services within the specified range of substitutability;

    - the buyer GUARANTEES HIS OFFER for a specified time period by securing all or a portion of his potential payment for the product or service with a major credit card;

    - companies sell products or services at prices below their currently available retail prices using priceline.com as a BRAND SHIELD to protect their retail pricing structures and channels of distribution;

    - each guaranteed offer can be consummated with products or services from any of a GROUP OF SELLERS; and

    - offers made through priceline.com are held open for a specified period of time, and CANNOT BE CANCELED by either the seller or the buyer.

    The priceline.com consumer proposition is simple and compelling: realize immediate savings by using the Internet to name your own price when you are willing to be flexible about brands, product features and/or sellers. A central premise of the priceline.com consumer proposition is that in many product and service categories there are a significant number of consumers for whom brands, product features or sellers are interchangeable, particularly if agreeing to a substitution among brands or sellers will result in saving money. For example, priceline.com believes that many leisure travelers are relatively indifferent about the brand of major airline they fly. Similarly many consumers are indifferent to which financial services company provides them with a credit card or home mortgage. Priceline.com also believes that many consumers prefer not to spend time and effort engaged in an evaluative process among similar products, brands or sellers, which they consider to be substitutable. Finally, priceline.com is appealing to some consumers because it does not charge a customer to submit an offer, and priceline.com's Web site provides convenient access, available 24 hours a day, seven days a week.

    Priceline.com believes that the collection of large volumes of consumer demand is essential to building networks of multiple sellers. Priceline.com also believes that it is important that all of the demand

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it collects is GUARANTEED by the buyers, that offers must be held open for a specified time period and that once an offer is accepted it generally cannot be canceled or the purchase price refunded. This approach assures sellers that a customer's offer is bona fide and that once an offer is accepted, the seller will generate an immediate sale, rather than an invitation to further negotiation or comparison shopping.

    The priceline.com business model is predicated on the assumption that sellers almost invariably have excess inventory or capacity that they would sell at lower prices, if they could do so without either lowering their prices to their retail customers or advertising that lower prices are available. Priceline.com allows sellers to capture demand below their retail "price line," without allowing retail customers who might be willing to pay more to "free ride" down to the lower price. The ability to offer prices below the retail price line generates incremental revenue by accessing buyer segments otherwise priced out of the market and, in certain cases, by capturing market share from nonparticipating competitors. Finally, priceline.com's database of consumer offers benefits sellers by providing them with valuable market information about the precise quantities of latent demand at each price point below their retail prices.

    Priceline.com believes that its demand collection system is ideally suited to industries characterized by low variable costs relative to total cost, which results in high profit contribution margins and provides sellers with a strong incentive to sell products at prices below their retail prices to generate incremental sales, provided that they can do so without threatening their existing distribution channels or retail pricing structures. Low variable costs frequently exist in industries with expiring or rapidly aging inventory. Priceline.com also believes, however, that its demand collection system will prove to be effective even in industries that are not characterized by rapidly aging inventories and low variable costs because a significant number of consumers will prefer the relative cost savings, ease of use and convenience of priceline.com's "name your price" system to traditional retail distribution channels, and sellers will be attracted to the potential of the priceline.com service to increase sales velocity, which is often a significant factor in the success of businesses in these industries.

    Priceline.com believes that markets characterized by a large degree of brand, product feature or seller substitutability are substantial and include both those in industries characterized by high profit contribution margins and industries in which many consumers are dissatisfied with traditional retail distribution methods. In the business-to-consumer market, travel, new car sales, financial services and many retail products offer substantial ranges of substitutability in consumers' minds. In the business-to-business market, long distance service, media sales and office supplies are subject to high degrees of product or brand substitutability. In the consumer-to-consumer market, there are often multiple sellers that are ready, willing and able to offer new or nearly new products that consumers consider substitutable. Priceline.com believes that its business model can be applied to each of these markets, thereby providing it with considerable potential for long term growth.

PRODUCTS AND SERVICES

    Priceline.com launched the priceline.com service on April 6, 1998 with the sale of leisure airline tickets. The priceline.com service now includes the sale of new automobiles, hotel room reservations and home financing services. Priceline.com also intends to expand its product offerings over the next two years to include other leisure travel products such as rental cars, cruises, time shares, and vacation packages; automobile and personal insurance and other financial services products; and certain retail products such as computers, home electronics and other consumer products. Priceline.com also intends to explore expansion of its core "name your price" business model to other areas of e-commerce, such as the consumer-to-consumer market.

    TRAVEL SERVICES

    LEISURE AIRLINE TICKETS. Priceline.com commenced its service with the sale of leisure airline tickets. The number of airlines participating in priceline.com's airline ticket service has increased substantially

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since the launch of the business, from an initial group of two domestic airlines and four international airlines, to a total of six domestic airlines and 16 international airlines. Priceline.com also purchases and resells a small percentage of its tickets from airline ticket consolidators. Airlines participate in priceline.com's airline ticket service by making available to priceline.com unpublished fares and, in some cases, dedicated or special inventory. Priceline.com does not publicly advertise the names of airlines participating in its airline ticket service.

    Consumers can make offers to purchase airline tickets through the priceline.com Web site or the 1-800-Priceline call center. The vast majority of all airline ticket requests are made through priceline.com's Web site. To make an offer, the customer specifies (1) the origin and destination of the trip, (2) the dates on which he wishes to depart and return and (3) the price he is willing to pay, and guarantees the offer with a credit card. Consumers must agree to, among others, the following conditions:

    - to fly on any major full-service airline, which is defined by the United States Department of Transportation;

    - to leave at any time of the day on their desired dates of departure and return;

    - to purchase only round trip economy class tickets between the same two points of departure and return;

    - to accept up to one stop or connection;

    - to receive no frequent flier miles or upgrades; and

    - to accept tickets that cannot be refunded or changed.

    Consumers are informed that they can increase their chances of obtaining the desired ticket by accepting greater flexibility, such as accepting flights outside of priceline.com's normal flight times or accepting more than one stop or connection. Consumers also are given the opportunity to have their offers increased by a specified dollar amount, and thereby increase the likelihood of success, if they agree to participate in an adaptive promotion during the process of submitting their offers, such as applying for a credit card or subscribing to a magazine. In order to encourage reasonable initial offers, consumers are not permitted to make revised offers for an identical itinerary within seven days of an unsuccessful offer.

    When priceline.com receives an offer, it determines whether to fulfill the offer based upon the available fares, rules and inventory that have been provided by participating airlines. Such fares and rules are filed by participating airlines in a private database known as SecureRate within the Worldspan central reservation system. As a certified travel agency, priceline.com also has access to the published "tariff" fares of all airlines, including those not participating in the priceline.com service, although priceline.com currently does not sell tickets purchased pursuant to published tariff fares. If a qualifying airfare is identified, a search in Worldspan is initiated to find seat availability on the requested dates of travel. Where more than one seller is able to fulfill the customer's offer, priceline.com awards the business based on an allocation protocol.

    A customer is notified whether his offer has been accepted within one hour for domestic flights and within twenty-four hours for international flights. If priceline.com is able to obtain an airline ticket within the parameters specified by the customer, the customer's credit card is charged for the amount of the customer's offer, plus applicable taxes and standard processing fees, and the ticket is delivered to the customer by the delivery method specified by the customer. Approximately 94% of domestic tickets issued through priceline.com are electronic tickets. Priceline.com earns the spread, if any, between the customer's offered price and the cost to purchase the ticket from the airline, and the handling fee charge paid by the customer on each ticket.

    HOTELS. In October 1998, priceline.com launched its second travel service, which allows consumers to name their price for hotel room reservations. Priceline.com's hotel room reservation service currently is

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available in substantially all major cities and metropolitan areas in the United
States. Seller participants in the hotel room reservation service include several of the most significant national hotel chains, including Marriott, Renaissance, Sheraton and Westin, as well as several important real estate investment trusts, including Meristar, Patriot and Starwood, and independent property owners. Hotels participate by filing private discounted rates with related inventory control rules in priceline.com's private database in the Worldspan centralized reservation system for hotel rooms. These rates generally are not available to the general public or to consolidators and other discount distributors who sell to the public.

    Priceline.com's hotel room reservation service operates in a manner similar to its airline ticket service. Consumers are required to accept certain trade-offs with respect to brands or product features in return for saving money. For example, consumers are required to accept a reservation in any hotel within a specified geographic area within a designated "class" of service (1, 2, 3, 4 or 5-star) and must accept limitations on changes and cancellations. Priceline.com determines the class of service for each participating hotel based upon published industry reports, the amenities available at each property and other factors such as age and decor. As with the airline ticket service, the target market for priceline.com's hotel room reservation service is the leisure travel market.

    Consumers can make offers for a hotel room reservation through the priceline.com Web site. To make an offer, the customer (1) specifies (a) his dates of stay, (b) the metropolitan area, including geographic zones within that metropolitan area, (c) the class of hotel service and (d) the price he is willing to pay; and (2) guarantees the offer with a credit card. Upon receipt of an offer for a hotel room reservation, priceline.com systematically compares the offer with rates and inventory rules provided by sellers through their reservation systems and determines whether to fulfill the offer based upon available inventory. Within a specified time, which currently is one hour, the customer is notified whether his offer has been accepted. When selling a hotel room reservation, priceline.com earns the spread between the consumer's offer price and the price charged to the company by the hotel. Priceline.com also earns fee income from adaptive promotions that it makes available to consumers during the course of submitting an offer for a hotel room reservation.

    The dynamics of the hotel industry are similar to those of the airline industry in that both industries are characterized by expiring inventory and low marginal costs so that the sale of any excess inventory provides a significant contribution to profits. As with the airline industry, a significant amount of available inventory in the hotel industry expires unsold. Priceline.com also believes that consumers are willing to trade off brand identity for lower rates within a specified class of hotel service and that such industry dynamics make priceline.com's demand collection system particularly well-suited to the hotel industry. Priceline.com also believes that the hotel room reservation service will create opportunities for cross-selling to leisure travelers who purchase airline tickets through priceline.com.

    OTHER TRAVEL SERVICES. Priceline.com intends to expand its products and services within the leisure travel industry over the next two years to encompass the rental car, cruise, all-inclusive resort, time share and vacation package segments.

    FINANCIAL SERVICES PRODUCTS

    HOME FINANCING SERVICES. Priceline.com introduced its home financing service in January 1999. Priceline.com's financing service allows consumers to name their interest rate for mortgages of a specified term, including purchase money mortgages, refinancings and home equity loans. LendingTree, an Internet based mortgage service provider, is priceline.com's joint marketing partner in connection with its mortgage service. Under priceline.com's agreement with LendingTree, priceline.com is responsible for maintaining the home financing service on the priceline.com Web site and for consumer marketing. LendingTree serves as the back-end processing system, which presents offers received through priceline.com to multiple mortgage lending institutions for consideration. There are currently more than 30 lenders participating in

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the home financing services through LendingTree. See "--Strategic
Alliances--Home Financing Alliances."

    To obtain a home mortgage, refinancing or home equity loan through the priceline.com service, consumers access the priceline.com Web site and specify the amount of the loan, the term, the interest rate and the points that they are willing to pay. Consumers complete a simplified loan application as part of the process of making an offer. In connection with making an offer, consumers are required to guarantee with a major credit card the payment of a good-faith deposit of $200 that is applied towards closing costs. The good-faith deposit is charged by a lender only when a customer's offer is accepted. Priceline.com does not charge the customer any fees for the use of its home financing services. Priceline.com transmits each offer to LendingTree, which in turn presents the offer to multiple lenders who can either accept the offered terms, or return a counteroffer to the consumer. Priceline.com notifies consumers whether their offer has been accepted within six business hours, between the hours of 8:00 a.m. and 8:00 p.m., Eastern Standard Time. If a customer's offer is not accepted within six business hours, priceline.com notifies the customer if it has received any counter-offers from participating lenders. Participating lenders may submit counter-offers for up to two business days following the customer's offer. Customers may check the status of any counter-offers by accessing the priceline.com Web site. Priceline.com generates revenues with respect to its home financing service in the form of marketing fees paid directly by LendingTree.

    Priceline.com is exploring the possibility of entering into a joint venture with a subsidiary of a federally chartered thrift institution that would offer to provide mortgage loans through the priceline.com service. Priceline.com currently expects that such joint venture would participate in the priceline.com service along with other mortgage lenders in the LendingTree network.

    According to industry data published in 1998, approximately $1.1 trillion of home mortgages were entered into in the United States in 1996. Priceline.com believes that consumers are largely indifferent to which mortgage issuer provides their mortgage and seek merely to obtain the lowest cost in the most efficient manner. Moreover, comparison shopping among the hundreds of mortgage lenders can be a frustrating experience for consumers. Priceline.com believes the priceline.com mortgage service will provide consumers with a simple and efficient vehicle for obtaining the interest rate they seek through a preferable purchasing process. For lenders, the priceline.com mortgage service will provide guaranteed demand from consumers who are committed to buy and will submit that demand in a format that can be reviewed and evaluated by the lender with minimal variable costs.

    OTHER FINANCIAL SERVICES PRODUCTS. Priceline.com intends to expand its products and services within the financial services industry over the next two years to include unsecured personal loans, automobile loans, credit card balance consolidations and automobile and life insurance policies. As with its other products and services, priceline.com intends to expand its financial product services by entering into strategic relationships with leading industry participants. Priceline.com believes its financial product services will have broad demographic appeal among consumers who seek to obtain the most attractive economic terms in the most efficient manner from what they perceive to be substitutable suppliers.

    NEW CAR SALES

    Priceline.com introduced its new car sales service on a test basis in the New York metropolitan area in July 1998. Priceline.com utilized the New York market to learn more about automobile sales over the Internet and to develop product features and systems support. In July 1999, priceline.com launched a similar test in the Tampa, Florida market, and expects to expand further in the state of Florida, as well as into the states of California and Michigan during the third quarter of 1999. Based on published industry data, the New York metropolitan area represents approximately 10% of all consumer demand for new automobiles in the United States, while California represents approximately 11% and Florida represents approximately 9%. Additionally, the Detroit metropolitan area provides access to the three largest U.S. auto-makers. Subject to achieving positive results in these markets and receipt of appropriate state

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regulatory approvals and authorizations necessary to conduct our new car sales service, priceline.com expects to become operational in the 48 contiguous states during the first quarter of 2000. Priceline.com recently entered into a co-marketing agreement with AutoNation, Inc., a leading national automotive retailer. The agreement initially provides priceline.com with access to AutoNation's inventory and dealerships in the Tampa, Florida market and provides for expansion into other markets in the future.

    Priceline.com's new car sales service accepts offers for every major brand of automobile. To purchase a new car through the priceline.com service, the customer identifies the exact vehicle desired to be purchased or leased, including the make, model and specified options, the geographic area in which the customer is willing to pick up the vehicle and the purchase price or lease price the customer is willing to pay. All sales are made through factory authorized dealers. To help consumers submit reasonable requests, both the manufacturer's suggested retail price and the dealer invoice price for the vehicles and options requested are displayed on the priceline.com Web site. Additionally, priceline.com also supplies an estimated market price, based on recent sales of the selected vehicle.

    Upon receiving an offer for a new car, priceline.com transmits the customer's offer to factory authorized dealers within the specified geographic radius, without disclosing the identity of the customer. Priceline.com directs the sale to the first dealer that notifies the company that it is willing to accept the customer's offer. Priceline.com then notifies the customer to pick up the vehicle from that dealer and the transaction is closed directly between them.

    Due to the numerous features and options on a new automobile, the range of product substitutability that consumers will accept is lower in the case of new cars than with airline tickets or hotels. As a result, a dealer that may not be able to precisely fulfill a customer's offer is permitted to make a counteroffer through priceline.com. The counteroffer may specify a different product package or price. The customer is free to accept or reject such a counteroffer. The customer also is permitted to submit an additional offer through priceline.com.

    Once an offer for a new car is accepted by a dealer, the consumer completes the transaction directly with the dealer and receives the same standard manufacturer's warranty and other terms that are available with respect to any new car purchased at that dealer. When a sale is completed, priceline.com is paid a fee, which is currently $25, from the customer and an additional fee from the auto dealer. If the customer fails to consummate the transaction within 14 business days of being notified that an offer is accepted, the customer is charged a cancellation fee, which is currently $200, half of which is payable to priceline.com with the other half payable to the dealer.

    Currently, priceline.com does not offer financing arrangements through its new car sales service. However, to assist consumers in determining whether they can afford a particular vehicle, or what purchase price to offer, we provide estimated month payment calculations, a "budget work-sheet" and a financing calculator on our Web site. Priceline.com also allows consumers to request financing from the accepting factory authorized dealer and to condition their offers on obtaining such financing.

    Priceline.com believes that, for many consumers, purchasing an automobile through priceline.com's new car sales service will be a preferred purchasing method compared to traditional retail channels which often involve protracted negotiations with numerous dealers, some of which may utilize aggressive sales tactics. Priceline.com also believes that many automobile dealers will view the priceline.com service as an attractive way to generate incremental sales through a low cost distribution channel.

    The priceline.com new cars sales service is differentiated from other Internet car sales services, which serve as lead generators for participating car dealers. Under such services, multiple dealers may contact the customer in response to the customer's inquiry to the Internet service. By contrast, priceline.com's new car sales service does not reveal the identity of the customer to the auto dealer until the dealer has accepted the customer's offer. Furthermore, in contrast to other Internet car sales services, dealers are not required to pay a participation fee to review offers from the priceline.com service.

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ADAPTIVE MARKETING PROGRAMS

    Priceline.com has developed adaptive marketing programs to help bridge the gap between consumer offers and seller prices, provide users of the priceline.com service with other desired products, and generate additional revenue for the company. These programs also serve as an integral part of priceline.com's strategy of building customer loyalty.

    Priceline.com intends to further develop and expand its adaptive marketing programs, which presently include two distinct initiatives. The first, which it refers to as "adaptive promotions," allows consumers to increase the amount of their offers, and thus their likelihood of success, at no additional cost by participating in sponsor promotions during the process of making a priceline.com offer. For example, a customer making an offer to buy one round-trip airline ticket can immediately increase the amount of his offer by $40 by applying online for a First USA credit card. If the customer obtains the requested ticket, he still pays only the amount contained in his original offer, plus applicable taxes and standard processing fees. For example, if a customer makes an offer to purchase a round trip ticket from New York to Chicago for $200 and, in the process of submitting that offer, he applies for a First USA credit card, priceline.com would increase the customer's offer by up to an additional $40 to enable the customer a greater chance of purchasing the ticket. If priceline.com is able to purchase the ticket for $240 or less, the customer would still only have to pay his original offer price of $200, plus applicable taxes and fees.

    The second type of adaptive marketing program is referred to as "adaptive cross selling" and utilizes cross selling of multiple products to increase the number of successful transactions. For example, a customer whose offer for an airline ticket was slightly below acceptable levels could be offered a second related product such as a hotel room reservation or a rental car day at a combined price that provided an acceptable margin for the sellers of both products and for priceline.com.

    During 1998 and the first quarter of 1999, our adaptive marketing revenues were derived primarily from fees paid by Capital One Bank for qualifying credit card applications submitted over the priceline.com service in connection with customer offers for airline tickets. Effective May 1, 1999, our relationship with Capital One ended. Since that time, our credit card adaptive marketing program revenues have been attributable to our adaptive marketing relationship with First USA Bank, a leading national credit card issuer. Under the First USA adaptive marketing program, priceline.com enables its customers to increase the amount of their offers by applying online for a First USA credit card and offers other promotions linked to the First USA customer acquisition program. The fee structure of the First USA program is based on different factors than the factors that were applicable under the Capital One program and the First USA program is subject to certain early termination and repricing rights of First USA.

    Priceline.com also has an adaptive marketing agreement with E*TRADE, under which E*TRADE compensates priceline.com for offering priceline.com customers the opportunity to open an account with E*TRADE while visiting or making an offer on the priceline.com Web site. While the program originally related to priceline.com's initial public offering, it now applies to offers by customers for products and services over the priceline.com service. The E*TRADE adaptive marketing program is currently operated under an oral agreement and may be terminated at any time.

    Priceline.com recently has entered into adaptive marketing agreements with Sprint Communications Company L.P., Discover Financial Services, Inc. and Earthlink Network, Inc. The Sprint agreement is a short-term agreement under which priceline.com, during a twelve-week test program, will earn fees from Sprint in connection with customer agreeing to switch their long distance telephone service to Sprint. Priceline.com and Sprint are currently in the process of defining the program and the launch date has not yet been determined. We are also evaluating similar programs with other long distance carriers.

    Under the Discover adaptive marketing program, selected customers will be able to increase the amount of their offers by a specified amount by applying online for a Discover credit card through the priceline.com service. Priceline.com will receive a fee from Discover Financial Services for each qualifying credit card application submitted through the priceline.com service. Priceline.com will also receive a fee

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for any qualifying upgrade of an established Discover credit card account submitted through the priceline.com service. The Discover adaptive marketing program is expected to be implemented during the third quarter of 1999 and will be offered to selected customers who have already participated, or who have declined participation, in the First USA adaptive marketing program.

    Under priceline.com's adaptive marketing program with EarthLink Network, Inc., an internet service provider, priceline.com will earn fees when its customers open accounts with EarthLink and upon such accounts being open for a specified period of time. No specific date has been set for the launch of the EarthLink program.

    In addition, Priceline.com is exploring and has taken steps to expand its adaptive marketing programs into a wide range of other products and services for its customers. See "Risk Factors--We are Dependent on Adaptive Marketing Programs" and "--Strategic Alliances--Adaptive Marketing Alliances."

MARKETING AND BRAND AWARENESS

    Priceline.com has established itself as a leading e-commerce brand through an aggressive marketing and promotion campaign. From inception through June 30, 1999, priceline.com incurred $59.7 million for sales and marketing expense. It intends to continue to pursue an aggressive marketing strategy designed to promote brand awareness and the concept that consumers can save money on a wide range of products and services through priceline.com. Underlying priceline.com's marketing strategy is the company's belief that its target market is all consumers, not just Internet-savvy consumers. Substantially all of such spending has been for radio and newspaper advertising. Priceline.com's campaign features the actor William Shatner as its spokesperson.

    Priceline.com supplements its paid advertising and promotion with targeted media coverage. Priceline.com has been featured in hundreds of news stories in national publications such as THE NEW YORK TIMES, THE WALL STREET JOURNAL AND USA TODAY, reflecting the intuitive appeal of the priceline.com business model and its strong word-of-mouth support. In addition, priceline.com engages in grass roots marketing such as promotional events on college campuses and co-promotions with popular media such as MTV.

    Priceline.com believes that the priceline.com service has achieved widespread brand awareness. Based upon the results of an independent research study conducted for priceline.com, the company believes that, as of April 1999, among adult Americans, priceline.com was the second most recognized e-commerce brand among the 20 leading brands included in the survey and one of the most recognized Internet brands among the leading brands included in the survey. Based on the study, priceline.com also believes that, after only one year of operations, 91.1 million (or 46%) of all adult Americans were aware of the priceline.com brand. Priceline.com's strong brand awareness has been achieved without any affiliation with an Internet portal company such as Yahoo! or Excite or a proprietary online service such as America Online. Priceline.com also believes that it enjoys high levels of consumer satisfaction among users of its service who provide powerful word-of-mouth endorsements.

STRATEGIC ALLIANCES

    AIRLINE ALLIANCES AND RELATIONSHIPS

    Priceline.com has entered into Airline Participation Agreements with six domestic and 16 international airlines. The Airline Participation Agreements do not commit the airlines to provide tickets for any particular routes or at a discount to their retail prices, but outline the terms and conditions under which ticket inventory provided by the airlines may be sold. Such terms and conditions include the following:

    - the tickets must be non-refundable, non-endorsable and non-changeable;

    - all travel must be round-trip between the same two points of departure and return, with no stopovers permitted;

    - the tickets are not eligible for frequent flyer mileage or upgrades;

    - consumers must agree to accept up to one stop or connection on both their departing and return flights;

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    - consumers must be willing to fly on any participating airline;

    - consumers must be willing to depart at any time after 6 a.m. and land any time before 10 p.m. on the requested dates;

    - all offers must be guaranteed with a major credit card; and

    - consumers are limited in their ability to make multiple offers with respect to the same travel itinerary.

    The Airline Participation Agreements generally are subject to termination upon 30 days' notice by priceline.com or the airline. While priceline.com's agreement with Delta nominally has a ten-year term, the agreement does not impose any material obligations on Delta. In particular, Delta is not at any time obligated to supply airline tickets to priceline.com and may supply airline tickets to priceline.com's competitors at any time, without offering any airline tickets to priceline.com, or may offer tickets to priceline.com's competitors at more favorable prices than those offered to priceline.com.

    In addition to the Airline Participation Agreements, priceline.com entered into a related agreement with Delta which provides, among other things, certain incentives designed to encourage Delta to increase its participation in priceline.com's buying service. For example, Delta is entitled to share in revenue generated from airline ticket sales on Delta if priceline.com's gross margin on such sales exceeds approximately 12% in any calendar quarter. In addition, priceline.com is required to use the highest qualifying fare to fulfill ticket requests allocable to Delta, subject to an agreed minimum profit margin to priceline.com. Priceline.com's agreement with Delta, subject to various exceptions, requires Delta's approval of the addition of new carriers to the priceline.com service, restricts the routes for which tickets may be offered by specified carriers through the priceline.com service and imposes limitations on the code share arrangements of specified carriers. Delta also may require the exclusion of specific markets in order for certain other airlines to participate. These provisions could limit priceline.com's ability to expand its airline ticket service. In addition, priceline.com's ability to transfer or license its intellectual property to other travel providers is limited in the manner set forth in the agreement.

    In connection with the Airline Participation Agreement with Delta, priceline.com also issued a warrant to Delta to purchase up to 18,619,402 shares of common stock at an exercise price of approximately $0.93 per share. The Delta warrant will become exercisable at the earlier of December 31, 2005, or Delta's achievement of certain performance thresholds of ticket sales.

    Priceline.com also has issued to several participating airlines warrants to purchase an aggregate of 3,187,500 shares of common stock, comprised of warrants to purchase 937,500 shares of common stock at an exercise price of $3.20 per share, warrants to purchase 1,250,000 shares of common stock at an exercise price of $6.40 per share and warrants to purchase 1,000,000 shares of common stock at an exercise price of approximately $97.41 per share. The warrants having an exercise price of $3.20 per share become exercisable on October 28, 1999. With respect to the warrants having an exercise price of $6.40 per share, warrants relating to one-half of the underlying shares become exercisable on December 31, 1999, and warrants relating to the remaining underlying shares become exercisable on December 31, 2000, subject to earlier termination of such warrants in the circumstances identified in the warrant agreement. The warrants having an exercise price of $97.41 per share become exercisable upon the earlier of July 16, 2004 or the airline's achievement of various performance thresholds based upon ticket sales.

HOME FINANCING ALLIANCES

    In connection with priceline.com's home financing service, priceline.com has entered into a joint marketing relationship with LendingTree, an Internet based mortgage service provider. Under this arrangement, priceline.com is responsible for maintaining the mortgage service for the priceline.com Web site and for consumer marketing. LendingTree provides the back-end processing system, which presents the priceline.com offers to multiple participating lending institutions for consideration.

    Under the terms of the Internet Marketing and Licensing Agreement, effective as of August 1, 1998, between priceline.com and LendingTree, priceline.com receives the majority of the net revenue generated by the mortgage program, and the balance is earned by LendingTree. LendingTree is responsible for

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providing (1) the substantive mortgage content of the mortgage service for the
priceline.com Web site; (2) a network of lenders to participate in the mortgage program; (3) customer service; and (4) the software required to effect a communication system between priceline.com, LendingTree and the participating lenders. LendingTree also is responsible for compliance with all regulations applicable to the mortgage service and products, including the maintenance of requisite broker licenses, registration, approvals and exemptions. The initial term of the agreement began on August 1, 1998, expires one year from the commencement of the priceline.com mortgage service and renews automatically thereafter. The agreement may be terminated by either party after the initial term expires, or immediately in the event that the other party materially breaches the agreement or becomes subject to a bankruptcy proceeding.

    Priceline.com is exploring the possibility of entering into a joint venture with a subsidiary of a federally chartered thrift institution that would offer to provide mortgage loans through the priceline.com service. Priceline.com currently expects that such joint venture would participate in the priceline.com service along with other mortgage lenders in the LendingTree network.

    HOTEL ALLIANCES

    In connection with priceline.com's hotel service, priceline.com has entered into letter agreements with 39 hotel groups, which cover numerous brands and include several of the leading national hotel chains. The agreements generally provide for the hotels to supply priceline.com with competitive net rates for hotel properties included in the priceline.com service. Hotels must be of 2-star quality or higher, with priceline.com to make the final quality determination. These letter agreements do not require the hotels to provide any minimum level of inventory. In most cases, the agreements are cancellable by either party at any time.

    AUTOMOTIVE ALLIANCE

    Priceline.com has entered into a co-marketing agreement with AutoNation, Inc., a leading national automotive retailer. Under the terms of the co-marketing agreement, consumer offers for automobiles submitted through the priceline.com service will be offered to AutoNation dealers first. If no AutoNation dealers accept a customer's offer, such offer will be submitted to other dealers in the market. The service is being offered initially in the Tampa and St. Petersburg, Florida markets, with plans to expand to additional markets nationwide.

    ADAPTIVE MARKETING ALLIANCES

    During 1998 and the first quarter of 1999, our adaptive marketing revenues were derived primarily from fees paid by Capital One Bank for qualifying credit card applications submitted over the priceline.com service in connection with customer offers for airline tickets. Effective May 1, 1999, our relationship with Capital One ended. Since that time, our credit card adaptive marketing program revenues have been attributable to our adaptive marketing relationship with First USA Bank, a leading national credit card issuer. Under the First USA adaptive marketing program, priceline.com enables its customers to increase the amount of their offers by a specified amount by applying online for a First USA credit card and offers other promotions linked to the First USA customer acquisition program. The fee structure of the First USA program is based on different factors than the factors that were applicable under the Capital One program. Under the First USA program, priceline.com earns fees (1) upon the opening of credit card accounts originated through the priceline.com service, up to a specified maximum amount of five million accounts, subject to reduction under certain circumstances by First USA; (2) upon the activation of credit card accounts acquired for First USA through the priceline.com service and based upon the use of such accounts; and (3) for transfers of balances from other credit cards to First USA credit cards through the priceline.com service.

    The First USA agreement has a term of five years, subject to certain earlier termination and repricing rights of First USA. For example, subject to priceline.com's rights of renegotiation, First USA has the right to terminate the agreement after one year (and earlier under certain circumstances) if its financial returns under the adaptive marketing program are not at least equivalent to certain agreed upon levels. In

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addition, a portion of the fees earned under the First USA program is required to be reinvested in program incentives. The full financial statement impact of the shift from the Capital One adaptive marketing program to the First USA adaptive marketing program will not be known until completion of future periods.

    Priceline.com also has an adaptive marketing agreement with E*TRADE, under which E*TRADE compensates priceline.com for offering priceline.com customers the opportunity to open an account with E*TRADE while visiting or making an offer on the priceline.com Web site. While the program originally related to priceline.com's initial public offering, it now applies to offers by customers for products and services over the priceline.com service. The E*TRADE adaptive marketing program is currently operated under an oral agreement.

    Priceline.com recently has entered into adaptive marketing agreements with Sprint Communications Company L.P., Discover Financial Services, Inc. and Earthlink Network, Inc. The Sprint agreement is a short-term agreement under which priceline.com, during a twelve-week test program, will earn fees from Sprint in connection with customers agreeing to switch their long distance telephone service to Sprint. Priceline.com and Sprint are currently in the process of defining the program and the launch date has not yet been determined. We are also evaluating similar programs with other long distance carriers.

    Under the Discover adaptive marketing program, selected customers will be able to increase the amount of their offers by a specified amount by applying online for a Discover credit card through the priceline.com service. Priceline.com will receive a fee from Discover Financial Services for each qualifying credit card application submitted through the priceline.com service. Priceline.com will also receive a fee for any qualifying upgrade of an established Discover credit card account submitted through the priceline.com service. The Discover adaptive marketing program is expected to be implemented during the third quarter of 1999 and will be offered to selected customers who have already participated, or who have declined participation, in the First USA adaptive marketing program.

    Under priceline.com's adaptive marketing program with EarthLink Network, Inc., an internet service provider, priceline.com will earn fees when its customers open accounts with EarthLink and upon such accounts being open for a specified period of time. No specific date has been set for the launch of the EarthLink program.

COMPETITION

    Priceline.com competes with both online and traditional sellers of the products and services offered on priceline.com. The market for selling products and services over the Internet is new, rapidly evolving and intensely competitive. Current and new competitors can launch new sites at a relatively low cost. In addition, the traditional retail industry for the products and services priceline.com offers is intensely competitive.

    Priceline.com currently or potentially competes with a variety of companies with respect to each product or service it offers. With respect to travel products, these competitors include:

    - Internet travel agents such as Travelocity, Preview Travel and Microsoft's Expedia;

    - traditional travel agencies;

    - consolidators and wholesalers of airline tickets and other travel products, including online consolidators such as Cheaptickets.com;

    - individual airlines, hotels, rental car companies, cruise operators and other travel service providers; and

    - operators of travel industry reservation databases such as Worldspan and Sabre.

    Priceline.com's current or potential competitors with respect to new automobiles include traditional and online auto dealers, including newly developing auto super stores such as AutoNation, Auto-by-Tel and Microsoft's CarPoint. With respect to financial service products, priceline.com's competitors include:

    - banks and other financial institutions;

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    - online and traditional mortgage and insurance brokers, including
      mortgage.com, Quicken Mortgage, E-Loan and iOwn, Inc.; and

    - insurance companies.

    While priceline.com faces competition from all of these current or potential competitors, its business and financial position would be particularly at risk if the airlines chose to establish their own buyer-driven commerce system to sell excess inventory.

    Priceline.com potentially faces competition from a number of large Internet companies and services that have expertise in developing online commerce and in facilitating Internet traffic, including Amazon.com, America Online, Microsoft and Yahoo!, who could choose to compete with priceline.com either directly or indirectly through affiliations with other e-commerce companies. Other large companies with strong brand recognition, technical expertise and experience in Internet commerce could also seek to compete with priceline.com. Competition from these and other sources could have a material adverse effect on priceline.com's business, results of operations and financial condition.

    Priceline.com believes that the principal competitive factors in its markets are brand recognition, price, Web site accessibility, ability to fulfill offers, customer service, reliability of delivery, ease of use, and technical expertise and capabilities. Many of priceline.com's current and potential competitors, including Internet directories and search engines and large traditional retailers, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical and other resources than priceline.com. Some of these competitors may be able to secure products and services on more favorable terms than priceline.com. In addition, many of these competitors may be able to devote significantly greater resources to:

    - marketing and promotional campaigns;

    - attracting traffic to their Web sites;

    - attracting and retaining key employees; and

    - Web site and systems development.

    Increased competition could result in reduced operating margins and loss of market share and could damage priceline.com's brand. There can be no assurance that priceline.com will be able to compete successfully against current and future competitors or that competition will not have a material adverse effect on priceline.com's business, results of operations and financial condition.

OPERATIONS AND TECHNOLOGY

    Priceline.com's business is supported by a state of the art systems platform, which was designed with an emphasis on scalability, performance and reliability. Priceline.com's core demand collection and offer processing systems are proprietary to priceline.com. The software platform and architecture are built on server-side Java, C++, and ISO standard SQL scripts integrated with an Oracle relational database system. This internal platform was designed to include open application protocol interfaces that can provide real-time connectivity to vendors in the range of industries in which the priceline.com operates. These include large global inventory systems, such as airline and hotel room reservation systems, for example, the Worldspan central reservation systems; and financial service providers; as well as individual inventory suppliers, such as auto dealers, individual hotels and hard goods merchants. Priceline.com's Internet servers utilize Verisign digital certificates to help it conduct secure communications and transactions.

    Priceline.com out-sources most of its call center and customer service functions, and uses a real-time interactive voice response system with transfer capabilities to its call centers and customer service centers in Stamford, Connecticut; Columbus, Ohio; and Charlotte, North Carolina.

    Priceline.com's systems infrastructure, Web and database servers are hosted at Exodus Communications, Inc. in Jersey City, New Jersey, which provides communication lines from multiple providers including UUNet and AT&T, as well as 24-hour monitoring and engineering support. Exodus has its own

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generator and multiple back-up systems in Jersey City. Priceline.com also maintains an uninterruptible power supply system and generator and redundant servers at its Stamford, Connecticut headquarters to provide service capability if the Exodus site fails.

    Priceline.com also offers phone service through its toll-free number, 1-800-Priceline, which allows consumers who do not have access to a computer to phone in their orders. In addition, consumers who choose not to transmit their credit card information via the Internet have the option of submitting their credit card information through the phone service. Priceline.com also uses its toll-free number to provide customer service. Because priceline.com is an Internet business, it intends to phase out its telephone ordering and credit card submission services over time and, in the future, will use its toll-free number only to provide customer service.

INTELLECTUAL PROPERTY

    Priceline.com holds a business process patent issued by the United States Patent and Trademark Office which is directed to a unique buyer-driven commerce system. While so-called business process patents are only now becoming widely understood by the general business community, a decision by the Court of Appeals for the Federal Circuit (the highest United States appellate court for patent-related appeals below the United States Supreme Court), recently affirmed the validity of patents covering software-implemented business processes. STATE STREET BANK & TRUST CO. V. SIGNATURE FINANCIAL GROUP, INC. (July 1998).

    Priceline.com currently holds three issued United States patents, No. 5,794,207, No. 5,797,127 and No. 5,897,260, as well as 25 pending United States patent applications and four pending international patent application. Priceline.com is in the process of filing at least three more patent applications, with an ongoing program for identifying and protecting new inventions. Priceline.com's core business method patent is directed to a unique buyer-driven commerce system using a computer to collect credit card-backed or other financial account-backed conditional purchase offers to present to multiple sellers, receive one or more acceptances or fulfillments of these offers, and use the credit card or other financial account to provide a payment to one or more of the sellers. The pending patent applications are directed to various operational features of the system, as well as to product-specific enhancements.

    While priceline.com believes that its core buyer-driven commerce patent, together with its pending patent applications, help to protect the priceline.com business, there can be no assurance that (1) the core buyer-driven patent or any other patent can be successfully defended against challenges by third parties;
(2) the pending patent applications will result in the issuance of patents; (3) competitors or potential competitors of priceline.com will not devise new methods of competing with the company that are not covered by priceline.com's patent or patent applications; (4) because of variations in the application of our business model to each of our products and services, our core buyer-driven commerce patent may not be effective in preventing one or more third parties from utilizing a copycat business model to offer the same product or service in one or more categories; (5) new prior art will not be discovered which may diminish the value of or invalidate an issued patent; or (6) a third party will not have or obtain one or more patents that prevent priceline.com from practicing features of its business or will require priceline.com to pay for a license to use those features. Priceline.com has been notified that a third party patent applicant has challenged its core patent through an interference action in the United States Patent and Trademark Office. See "--Legal Proceedings." In addition, priceline.com has learned of several Internet travel services that appears to use customer-offer based transaction models.

    Walker Digital currently owns the assets and intellectual property related to two new areas of e-commerce into which priceline.com may expand its "name your price" business model, one involving consumer-to-consumer sales and the other involving the sale of retail merchandise. Priceline.com may license its brand name and "name your price" business model to two new companies formed to develop these businesses. Walker Digital may contribute assets and intellectual property to these companies in return for an equity interest in these companies.

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    Walker Digital owns the intellectual property rights underlying the technology associated with priceline.com's adaptive marketing programs. Walker Digital has licensed to priceline.com the right to use these intellectual property rights under a perpetual, non-exclusive, royalty-free license agreement. Walker Digital has several pending United States patent applications directed to different aspects of the processes and technology supporting adaptive marketing programs.

    Priceline.com seeks to protect its copyrights, service marks, trademarks, trade dress and trade secrets through a combination of laws and contractual restrictions, such as confidentiality agreements. For example, priceline.com attempts to register its trademarks and service marks in the United States and internationally. However, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which priceline.com's services are made available online. See "Risk Factors--Our Success Depends on Our Ability to Protect Our Intellectual Property." A third party has sued priceline.com for, among other things, misappropriation of trade secrets. See "Legal Proceedings."

    Priceline.com currently owns the Internet domain name "priceline.com." Domain names generally are regulated by Internet regulatory bodies. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Priceline.com, therefore, could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of its trademarks and other proprietary rights. See "Risk Factors--Our Success Depends on Our Ability to Protect Our Intellectual Property."

GOVERNMENTAL REGULATION

    The products and services offered through the priceline.com service are regulated by federal and state governments.

    TRAVEL SERVICES

    Priceline.com is subject to the laws and regulations of a number of states governing the offer and/or sale of travel services. For example, priceline.com is registered as a "seller of travel" under the California Seller of Travel Act and is a member of the Airlines Reporting Corporation. In addition, a number of state travel laws and regulations require compliance with specific disclosure, bond and/or other requirements.

    NEW CAR SALES

    A number of states have laws and regulations governing the registration and conduct of automobile dealers and brokers. Such laws generally provide that any person receiving direct or indirect compensation for selling automobiles or brokering automobile transactions must register as an automobile broker or dealer. Registration for automobile dealers/brokers may, among other things, require the registrant to maintain a physical office in the applicable state, a dealer lot zoned for automobile sales within the applicable state and/or a franchise agreement with the manufacturers of the automobiles to be sold. With the planned expansion of its new automobile service from the New York metropolitan area to all 48 contiguous states, priceline.com will attempt to register as an automobile broker/dealer in the jurisdictions where registration is required provided that it can reasonably comply with the requirements for registration imposed by each jurisdiction. However, priceline.com may not be able to register in all states. For example, priceline.com will not be able to register in a jurisdiction that requires a dealer zoned lot or a franchise agreement with manufacturers of the automobiles to be sold. Priceline.com will work with the regulators of the various jurisdictions to obtain waivers of such requirements, but it may not be successful in its efforts.

    In jurisdictions where priceline.com cannot obtain registration, it is possible that state regulatory bodies could take a strict enforcement position and priceline.com may be unable to continue to make its new automobile services available in those jurisdictions.

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    HOME FINANCING SERVICES

    Most states have laws and regulations governing the registration or licensing and conduct of persons providing mortgage brokerage services. Such laws and regulations also typically require certain consumer protection disclosures, loan solicitation procedures and a variety of other practices throughout the various stages of the mortgage solicitation, application and approval process.

    In addition to state law, mortgage brokerage services are heavily regulated by federal law. For example, the Real Estate Settlement Procedures Act prohibits the payment and receipt of mortgage loan referral fees. The act, however, does permit persons to be compensated for the fair market value of non-referral services actually rendered.

    Priceline.com introduced its home financing service in January 1999. LendingTree serves as the back-end processing system, which presents offers received through the priceline.com service to multiple mortgage lending institutions for consideration, for all of priceline.com's home financing services,
Priceline.com provides and is responsible for maintaining the home financing service on its Web site and develops and purchases all advertising. LendingTree compensates priceline.com for the fair market value of its non-referral services. Priceline.com believes that offering the priceline.com home mortgage service does not require our registration under or compliance with the mortgage or similar brokerage laws of any jurisdiction. However, it is possible that one or more regulatory authorities could seek to enforce existing laws, or otherwise enact new legislation, requiring priceline.com's registration and compliance and could scrutinize the compensation arrangement between LendingTree and priceline.com under Real Estate Settlement Procedures Act or other federal or state laws. Such action could severely interfere with the conduct of the priceline.com business.

    LendingTree provides the back-end processing system, which presents offers we receive to multiple mortgage lending institutions for consideration, for the home financing service on priceline.com's Web site and is responsible for maintaining the necessary and appropriate state registrations and licenses associated with LendingTree's mortgage brokerage services. If a federal or state regulatory authority, or an aggrieved customer, should in the future claim that LendingTree has failed to comply fully with applicable federal or state law requirements pertaining to LendingTree's provision of mortgage brokerage services, the priceline.com home mortgage service could be materially and adversely affected and priceline.com may be unable to continue to make its home mortgage services Web site available, either to residents of affected state(s) or on a national basis.

    Priceline.com is exploring the possibility of acquiring a minority interest in, and licensing the priceline.com name and business model to, a newly formed subsidiary of a federally chartered savings and loan association. This entity may be known as "priceline.mortgage.com" and also may serve as an entity that could accept mortgage applications or mortgage qualification loans.

    CONSUMER PROTECTION AND RELATED LAWS

    All of priceline.com's services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. Priceline.com also is subject to related "plain language" statutes in place in many jurisdictions, which require the use of simple, easy to read, terms and conditions in contracts with consumers.

    Although there are very few laws and regulations directly applicable to the protection of consumers in an online environment, it is possible that legislation will be enacted in this area and could cover such topics as permissible online content and user privacy, including the collection, use, retention and transmission of personal information provided by an online user. Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies. Such consumer protection laws could result in substantial compliance costs and interfere with the conduct and growth of the priceline.com business.

    BUSINESS QUALIFICATION LAWS

    Because priceline.com's service is available over the Internet in multiple states, and because it sells to numerous consumers resident in such states, such jurisdictions may claim that priceline.com is required to qualify to do business as a foreign corporation in each such state. Priceline.com is qualified to do business in a limited number of states, and failure by priceline.com to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject priceline.com to taxes and penalties for the failure to so qualify and limit its ability to conduct litigation in such states.

    INTERNATIONAL EXPANSION

    Priceline.com intends to explore opportunities for expanding the priceline.com business into international markets. It is possible, however, that the priceline.com demand collection system will not be readily adaptable to regulatory environments of certain foreign jurisdictions. In addition, there are various other risks associated with international expansion. They include language barriers, unexpected changes in regulatory requirements, trade barriers, problems in staffing and operating foreign operations, changes in currency exchange rates, difficulties in enforcing contracts and other legal rights, economic and political instability and problems in collection.

LEGAL PROCEEDINGS

    On January 6, 1999, priceline.com received notice that a third party patent applicant and patent attorney, Thomas G. Woolston, purportedly had filed in December 1998 with the United States Patent and Trademark Office a request to declare an "interference" between a patent application filed by Woolston describing an electronic market for used and collectible goods and priceline.com's core buyer-driven commerce patent. Priceline.com has received a copy of a Petition for Interference from Woolston, the named inventor in at least three United States Patent applications titled "Consignment Nodes," one of which has issued as a patent (U.S. Patent Number: 5,845,265). Priceline.com recently received a notice from the United States Patent and Trademark Office that an undisclosed patent applicant, believed by priceline.com to be Woolston, is seeking to provoke an interference on priceline.com's core buyer-driven commerce patent. Priceline.com currently is awaiting information from the Patent Office regarding whether it will initiate an interference proceeding concerning Woolston's patent application and priceline.com's core buyer-driven commerce patent. An interference is an administrative proceeding instituted in the Patent Office to determine questions of patentability and priority of invention between two or more parties claiming the same patentable invention. There is no statutory period within which the Patent Office must act on an interference request. If an interference is declared and proceeds through a final hearing in the Patent Office, a final judgment is made by the Patent Office as to inventorship. Following such final judgment, appeals could be made in Federal court. While there can be no certainty as to time periods, interference proceedings typically take years to resolve.

    As a threshold to the initiation of an interference proceeding, Woolston must show that his patent application supports claims that he copied from the priceline.com core buyer-driven commerce patent. In order to make this showing, he would have to prove, among other things, that he invented the subject matter of the priceline.com claims before the inventors of the priceline.com patent. If the Patent Office were to find that Woolston's patent application supported the copied priceline.com claims, it would resolve the interference by awarding inventorship to the party with the earliest proven date of invention. Woolston announced in February 1999 an agreement to license his issued patent and pending patent applications to the owner of a competing Internet travel service.

    While the interference process is still at an early stage, priceline.com believes that it has meritorious defenses to Woolston's claim, which it intends to pursue vigorously. Among other things, priceline.com believes that the Woolston patent application does not disclose the inventions covered by the priceline.com patent claims. However, it is impossible to predict the outcome of an interference with certainty. While

Woolston claims to have an earlier invention date by a period of approximately sixteen months, the final decision as to priority of invention would be made by the Patent Office after considering facts provided by each party during the interference proceeding. If an interference is declared and thereafter resolved in favor of Woolston, such resolution could result in an award of some or all of the disputed patent claims to Woolston. If, following such award, Woolston were successful in a patent infringement action against priceline.com, including prevailing over all defenses available to priceline.com, such as those of non-infringement and invalidity, this could require priceline.com to obtain licenses from Woolston and pay damages from the date such patent issued at a cost which could significantly adversely affect priceline.com's business. If Woolston prevailed in both an interference and an infringement action, then priceline.com could be enjoined from conducting business through the priceline.com service to the extent covered by the patent claims awarded to Woolston. In addition, defense of the interference action may be expensive and may divert management attention away from priceline.com's business.

    On January 19, 1999, a lawsuit was filed in the United States District Court for the Northern District of California by Marketel International, Inc., a California corporation, under the caption MARKETEL INTERNATIONAL INC. V. PRICELINE.COM ET. AL.,No. C-99-1061 (N.D. CA 1999), against priceline.com, Priceline Travel, Walker Asset Management, Walker Digital, Mr. Jay S. Walker, priceline.com's Founder and Vice Chairman, and Mr. Andre Jaeckle, an individual who made a $1.0 million loan to priceline.com bearing interest at a rate of 6% per year and, in connection with the loan, received warrants, which have subsequently been fully exercised, to purchase 62,500 shares of our common stock. On February 22, 1999, Marketel filed an amended complaint, and March 17, 1999, Marketel filed a second amended complaint. The second amended complaint includes as defendants, Mr. Timothy G. Brier, our Executive Vice President, Travel, Mr. Bruce Schneier, and an individual and consultant to Walker Digital, and Mr. James Jorasch, an individual and employee of Walker Digital, and alleges causes of action for, among other things, misappropriation of trade secrets, breach of contract, conversion, breach of confidential relationship, copyright infringement, fraud, unfair competition, and false advertising, and seeks injunctive relief and damages in an unspecified amount. In its second amended complaint, Marketel alleges, among other things, that the defendants conspired to misappropriate Marketel's business model, which it describes as a buyer-driven electronic marketplace for travel services and its appurtenant techniques, market research, forms, plans and processes, and which an executive of Marketel allegedly provided to Messrs. Walker and Jaeckle in confidence approximately ten years ago. The second amended complaint also alleges that three former Marketel employees are the actual sole inventors or co-inventors of U.S. patent No. 5794207, which was issued on August 11, 1998 with Jay S. Walker, Bruce Schneier and James Jorasch listed as the inventors and which patent has been assigned to priceline.com. Marketel asks that the patent's inventorship be corrected accordingly.

    Based upon publicly available information, priceline.com believes that Marketel's fax and fee-based business was launched in 1991 and ceased operations seven months later. Priceline.com's Internet-based model was independently developed by Walker Digital and priceline.com, and practiced by priceline.com starting in 1998. Based on publicly available information and Marketel's second amended complaint, priceline.com understands that Marketel operated a fax-based travel information service which offered consumers, travel agents and/or consolidators the opportunity to purchase specially printed forms. These forms, when accompanied by an additional non-refundable fee, allowed prospective ticket buyers to fax to Marketel credit-card guaranteed bids for airline travel at a bid price specified by the buyer. Priceline.com believes that Marketel has not engaged in any regular commercial activities since ceasing operations in 1992. Based upon publicly available information, Marketel reactivated its status as a corporation by satisfying its back-due tax obligations to the State of California shortly after the filing of its complaint.

    On February 5, 1999, February 10, 1999 and March 31, 1999, the defendants filed their answer, amended answer and answer to second amended complaint, respectively, in which they denied the material allegations of liability in the complaints. Priceline.com and all other defendants strongly dispute the material legal and factual allegations contained in Marketel's second amended complaint and believe that the second amended complaint is without merit. Priceline.com intends to defend vigorously against the action. Since May 28, 1999, there has been a discovery stay in effect, which was caused by the withdrawal of Marketel's counsel. Marketel has retained new counsel, and priceline.com now anticipates moving forward with discovery. Defending the lawsuit may involve significant expense and, due to the inherent uncertainties of litigation, there can be no certainty as to the ultimate outcome. Pursuant to the terms of the indemnification obligations contained in the Purchase and Intercompany Agreement with Walker Digital, Walker Digital has agreed to indemnify priceline.com for damages, liability and legal expenses incurred in connection with the Marketel litigation.

    From time to time priceline.com has been and expects to continue to be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of third party intellectual property rights by the company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

EMPLOYEES

    Currently, priceline.com has 266 full-time employees. In addition, through an Intercompany Agreement with Walker Digital Corporation, priceline.com receives a variety of services, including research and development, patent and other intellectual property services and technical support. Priceline.com also employs independent contractors to support its customer service and system support functions. See "Certain Transactions."

    Priceline.com has never had a work stoppage and its employees are not represented by any collective bargaining unit. It considers its relations with its employees to be good. Priceline.com's future success will depend, in part, on its ability to continue to attract, integrate, retain and motivate highly qualified technical and managerial personnel, for whom competition is intense.

FACILITIES

    Priceline.com's executive, administrative and operating offices are located in approximately 40,000 square feet of leased office space located in Stamford, Connecticut. Priceline.com is subleasing this office space from Walker Digital on a month-to-month basis. Priceline.com also has guaranteed Walker Digital's obligations under a lease of office space in New York City that is used by both companies. Priceline.com anticipates that it will require additional space within the next 12 months to accommodate its anticipated growth and that suitable office space will be available on commercially reasonable terms. Priceline.com currently is negotiating a lease of new premises in Connecticut. The premises are substantially larger than priceline.com's current premises and, if a lease is signed, priceline.com's rental expense is likely to increase significantly.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information regarding the directors and executive officers of priceline.com as of the date hereof. Service with priceline.com prior to July 1998 was rendered to priceline.com's predecessor, priceline.com LLC.

NAME                                                  AGE                          POSITION
------------------------------------------------      ---      ------------------------------------------------
Richard S. Braddock.............................          57   Chairman and Chief Executive Officer
Jay S. Walker...................................          43   Founder and Vice Chairman
Daniel H. Schulman..............................          41   President and Chief Operating Officer and
                                                               Director
Paul E. Francis.................................          44   Chief Financial Officer
Ronald V. Rose..................................          48   Chief Information Officer
Timothy G. Brier................................          51   Executive Vice President, Travel
Melissa M. Taub.................................          36   Senior Vice President, General Counsel and
                                                               Secretary
Thomas P. D'Angelo..............................          39   Vice President, Finance and Controller
Paul A. Allaire.................................          61   Director
Ralph M. Bahna(a)...............................          56   Director
Paul J. Blackney(b).............................          52   Director
William E. Ford(b)..............................          38   Director
Marshall Loeb(a)................................          70   Director
N.J. Nicholas, Jr.(a)...........................          59   Director
Nancy B. Peretsman(b)...........................          45   Director

------------------------

(a) Member of the Compensation Committee.

(b) Member of the Audit Committee.

    RICHARD S. BRADDOCK has served as Chairman of the board of directors and Chief Executive Officer of priceline.com since August 1998. From December 1997 to January 1999, he served as the non-executive Chairman of True North Communications, Inc., an advertising company, and Ion Laser Technology, a laser technology company. From September 1996 to August 1997, he served as a special advisor to General Atlantic Partners, LLC, a private equity fund. Mr. Braddock was a principal of Clayton, Dubilier & Rice, a private equity fund, from June 1994 through September 1995. He also served as Chief Executive Officer of Medco Containment Services during 1993. From 1973 to 1993, Mr. Braddock held a variety of positions at Citicorp and its principal subsidiary, Citibank, N.A., including President and Chief Operating Officer. Mr. Braddock also serves as a director of NewSub Services, Inc.; Amtec, Inc, a semiconductor equipment manufacturer; Eastman Kodak Company, an imaging products company; E*TRADE Group, Inc., a provider of online investing services; and Cadbury Schweppes plc, a global beverage and confectionery manufacturer.

    JAY S. WALKER is priceline.com's Founder and has served as Vice Chairman of the board of directors of priceline.com since August 1998. From inception through August 1998, he served as Chairman of the board of directors and Chief Executive Officer of priceline.com. Mr. Walker is an entrepreneur and has been actively engaged in the start-up of new enterprises for more than 15 years. Mr. Walker serves as Chairman of the board of directors of Walker Digital Corporation, which he founded in September 1994. In addition, he is the co-founder and non-executive Chairman of NewSub Services, Inc., a direct marketing firm he co-founded in 1992.

    DANIEL H. SCHULMAN has been the President and Chief Operating Officer of priceline.com since July 1, 1999. He has served as a director of priceline.com since July 15, 1999. From December 1998 to July 1999,

Mr. Schulman was President of the AT&T Consumer Markets Division of AT&T Corp., a telecommunications services company, and was appointed to the AT&T Operations Group, the company's most senior executive body. From March 1997 to November 1998, Mr. Schulman was President of AT&T WorldNet(SM) Service. From December 1995 to February 1997, he was Vice President, Business Services Marketing of the AT&T Business Markets Division and from May 1994 to November 1995, Mr. Schulman was Small Business Marketing Vice President of the AT&T Business Markets Division. Mr. Schulman also serves as director of iVillage, an Internet company focused on building an online community of women; the Global Internet Project, an international group committed to the worldwide growth of the Internet; INROADS, an organization providing opportunities for minorities in Fortune 500 companies; and Teach for America, an organization focused on selecting teachers for urban and inner city areas.

    PAUL E. FRANCIS has been the Chief Financial Officer of priceline.com since its inception. From June 1997 to December 1998, Mr. Francis also was Chief Financial Officer of Walker Digital. From April 1993 to February 1997, Mr. Francis was Executive Vice President--Finance and Administration, Chief Financial Officer and a member of the Board of Directors of Ann Taylor Stores Corporation, a specialty retailer of women's apparel. From 1986 to April 1993, Mr. Francis served in a variety of positions at Merrill Lynch & Co. and certain of its affiliates, including Managing Director in the Investment Banking Division.

    RONALD V. ROSE has been the Chief Information Officer of priceline.com since March 1999. From September 1995 to March 1999, Mr. Rose served in various capacities with Standard & Poor's, a financial services company, including Chief Technology Officer of Retail Markets. While at Standard & Poor's, Mr. Rose led the development of many Internet initiatives within the Financial Information Services area and chaired the Internet Architecture Council. In 1998, Mr. Rose assisted in creating Xpresso, a leading JAVA financial desktop computer, and from 1991 to 1995, Mr. Rose assisted Bedford Associates, Inc., a technology company, in creating two technology start-up business units focused on telecommunications and technology consulting.

    TIMOTHY G. BRIER has been an Executive Vice President, Travel of priceline.com since its inception, and the President of Priceline Travel since June 1998. In 1994, Mr. Brier co-founded CAP Systems, a division of NewSub Services, Inc., that provides affinity marketing programs to airlines, and served as its President from 1995 to 1998. From 1990 to 1995, he was Vice President of Marketing for Continental Airlines. From 1988 to 1990, Mr. Brier was Vice President of Marketing Planning for Pan American World Airways and from 1985 to 1988 was Vice President of Marketing for TWA.

    MELISSA M. TAUB has been Senior Vice President, General Counsel and Secretary of priceline.com since September 1998. Prior to joining priceline.com, Ms. Taub practiced law in the Business Clients Department of Cummings & Lockwood, a law firm with its principal office located in Stamford, Connecticut, serving as a partner from January 1998 to September 1998 and an associate from 1989 to December 1997.

    THOMAS P. D'ANGELO has been Vice President, Finance and Controller of priceline.com since October 1997. From April 1993 to October 1997, he was Chief Financial Officer of Direct Travel, Inc., a corporate travel agency. Mr. D'Angelo has spent the last 19 years in the travel industry holding various financial management positions with leading travel management companies.

    PAUL A. ALLAIRE has served as a director of priceline.com since February 1999. Since 1991, he has been the Chairman of the Board of Directors and the Chairman of the Executive Committee of Xerox Corporation, a company offering document processing services and products, and from 1990 to May 1999, he was the Chief Executive Officer of Xerox. Mr. Allaire also serves as a director of various affiliates of Xerox. Mr. Allaire also serves as a director of J.P. Morgan & Co., Inc., a global financial services company; Lucent Technologies Inc., a global communications systems and software company; Sara Lee Corporation, a global consumer packaged goods company; and SmithKline Beecham p.l.c., a healthcare company.

Mr. Allaire is a member of the Business Council and is a member of the board of directors of the Council on Foreign Relations, the Ford Foundation, and the Council on Competitiveness.

    RALPH M. BAHNA has served as a director of priceline.com since July 1998. Since 1992, Mr. Bahna has been the President of Masterworks Development Corp., a company he founded to develop a chain of hotels named Club Quarters-TM-. From 1980 to 1989, Mr. Bahna served as the Chief Executive Officer of Cunard Lines, Ltd., and the Cunard Group of Companies.

    PAUL J. BLACKNEY has served as a director of priceline.com since July 1998. Mr. Blackney serves as Senior Vice President of Publishing and Federal Business Services for The American Medical Association. Since January 1998, he has been the Chairman of XTRA On-Line Corporation, a business to business desktop booking system. Since September 1993, he has been the Chairman and President of Galileo Japan. From September 1993 to September 1997, Mr. Blackney served as President and Chief Executive Officer of Apollo Travel Services Partnership, an airline central reservation system, and from March 1990 to September 1993, he served as Senior Vice President of Operations at Covia, an airline central reservation system.

    WILLIAM E. FORD has served as a director of priceline.com since July 31, 1998. He is a Managing Member of General Atlantic Partners, LLC, a private equity firm that invests globally in software services and related information technology companies, where he has served since 1991. Mr. Ford also serves as a director of GT Interactive Software Corp., an interactive entertainment software company; Quintiles Transnational Corp., a provider of full-service contract research, sales, marketing and healthcare policy consulting and health information management services to pharmaceutical, biotechnology, medical device and healthcare industries; LHS Group Inc., a billing solutions company; E*TRADE Group, Inc., an online discount broker; Eclipsys Corporation, a provider of clinical, financial and administrative software solutions to the healthcare industry; and several private information technology companies. He also serves as a director of NewSub Services, Inc.

    MARSHALL LOEB has served as a director of priceline.com since July 1998. He is the Editor of the COLUMBIA JOURNALISM REVIEW and the author of MARSHALL LOEB'S LIFETIME FINANCIAL STRATEGIES. Mr. Loeb also is the broadcast commentator for the CBS Radio Network "Your Dollars" program. Mr. Loeb is a member of the Board of Overseers for the Stern School of Business at New York University and is the Chairman of the Advisory Board of the Bagehot Fellows Program at Columbia University. From 1994 to 1996, he was a columnist for FORTUNE and from 1986 to 1994, he served as the Managing Editor of FORTUNE magazine. From 1980 to 1984, he also was Managing Editor of MONEY magazine. Mr. Loeb also has served as the Business Editor, Nation Editor and Economics Editor of TIME magazine.

    N. J. NICHOLAS, JR. has served as a director of priceline.com since July 1998. Mr. Nicholas is a private investor and from 1990 to 1992 was the co-Chief Executive Officer of Time Warner Inc. From 1986 to 1990, he was President of Time Inc. Mr. Nicholas also is a director of BT Capital Partners, an affiliate of Bankers Trust; Boston Scientific Corporation, a developer, manufacturer and marketer of medical devices; and Xerox Corporation, a document processing company. He also serves on the boards of several privately owned companies, including NewSub Services, Inc., and is Chairman of the Advisory Board of the Columbia University Graduate School of Journalism.

    NANCY B. PERETSMAN has served as a director of priceline.com since February 1999. Since June 1995, she has been a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment bank. Prior to joining Allen & Company Incorporated, Ms. Peretsman had been an investment banker since 1983 at Salomon Brothers Inc, where she was a Managing Director since 1990. She served for fourteen years on the Board of Trustees of Princeton University and is currently an Emerita Trustee. Ms. Peretsman also is Vice Chairman of the board of The New School and serves on the board of Oxygen Media, an Internet and cable television enterprise. Ms. Peretsman also serves on the board of NewSub Services, Inc.

BOARD COMMITTEES

    Priceline.com's board of directors has an Audit Committee and a Compensation Committee. The Audit Committee of the board consists of Messrs. Paul J. Blackney, William E. Ford and Ms. Nancy B. Peretsman. The Audit Committee reviews priceline.com's financial statements and accounting practices, makes recommendations to the board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by priceline.com's independent auditors. Mr. Ford is Chairman of the Audit Committee. The Compensation Committee of the board consists of Messrs. Paul A. Allaire, Ralph M. Bahna and N.J. Nicholas, Jr. The Compensation Committee makes recommendations to the board concerning salaries and incentive compensation for priceline.com's officers and employees and administers priceline.com's employee benefit plans. Mr. Nicholas is Chairman of the Compensation Committee.

DIRECTOR COMPENSATION

    Directors who are also employees of priceline.com receive no compensation for serving on the board of directors. With respect to directors who are not employees of priceline.com, priceline.com reimburses such non-employee directors for all travel and other expenses incurred in connection with attending board of directors and committee meetings. Non-employee directors are also eligible to receive stock option grants under the 1997 Omnibus Plan. Pursuant to such plan, Messrs. Bahna, Blackney, Ford, Loeb and Nicholas and Ms. Peretsman received grants of 31,250 options each in December 1998 and Mr. Allaire received a grant of 37,500 options in December 1998. Such options have vested and are exercisable at any time at an exercise price of $3.20 per share, subject to certain restrictions described under "Shares Eligible for Future Sale."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee of the board of directors is an officer or employee of priceline.com. No executive officer of priceline.com serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on priceline.com's Compensation Committee.

SUMMARY OF COMPENSATION

    The following table sets forth information concerning compensation earned in the fiscal year ended December 31, 1998, by priceline.com's Chief Executive Officer and its other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                                                                         -------------
                                                                                           NUMBER OF
                                                            ANNUAL COMPENSATION           SECURITIES
                                                    -----------------------------------   UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR     SALARY ($)    BONUS ($)    OPTIONS (#)    COMPENSATION ($)
--------------------------------------------------  ---------  -----------  -----------  -------------  -------------------
Richard S. Braddock(a)............................       1998     112,500           --      6,250,000               --(b)
  Chairman and Chief Executive Officer
Jay S. Walker(c)..................................       1998     250,000           --      1,515,000               --
  Vice Chairman and Founder
Jesse M. Fink(d)..................................       1998     227,083           --      2,443,750            1,028(e)
  Chief Operating Officer
Paul E. Francis...................................       1998     225,000(f)         --     1,035,000              413(e)
  Chief Financial Officer
Timothy G. Brier..................................       1998     177,083       72,917      2,003,125            6,789(e)
  Executive Vice President, Travel

------------------------------

(a) Mr. Braddock commenced serving as Chairman and Chief Executive Officer in August 1998.

(b) Excludes the grant to Mr. Braddock in July 1998 of a profits interest with respect to 6,500,000 units in priceline.com's predecessor, priceline.com LLC, which units were converted into 8,125,000 shares of common stock.

(c) Mr. Walker served as Chairman and Chief Executive Officer of priceline.com LLC from its formation until its conversion into priceline.com in August 1998, and of priceline.com from its inception until August 1998.

(d) Effective June 30, 1999, Mr. Fink resigned from his position as Chief Operating Officer of priceline.com. Mr. Fink is an employee of Walker Digital.

(e) Represents life insurance premiums paid and, in the case of Mr. Fink, disability insurance premiums paid for the fiscal year.

(f) Includes distributions as a member in priceline.com's predecessor, priceline.com LLC.

STOCK OPTIONS

    The following table sets forth information concerning the grant of stock options to priceline.com's Chief Executive Officer and each of its other four most highly compensated executive officers during the fiscal year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS (A)
                                       --------------------------------------------------------------------
                                            NUMBER OF           % OF TOTAL                                   GRANT DATE
                                           SECURITIES         OPTIONS GRANTED     EXERCISE OR                  PRESENT
                                       UNDERLYING OPTIONS     TO EMPLOYEES IN     BASE PRICE    EXPIRATION      VALUE
NAME                                       GRANTED (#)          FISCAL YEAR         ($/SH)         DATE        ($) (B)
-------------------------------------  -------------------  -------------------  -------------  -----------  -----------
Richard S. Braddock..................        6,250,000                30.6              0.80      6/1/2008      812,579
Jay S. Walker........................        1,515,000                 7.4              0.80      6/1/2008      196,969
Jesse M. Fink (c)....................        2,443,750                12.0              0.80      6/1/2008      317,718
Paul E. Francis......................        1,035,000                 5.1              0.80      6/1/2008      139,563
Timothy G. Brier.....................        2,003,125                 9.8              0.80      6/1/2008      260,431

------------------------------

(a) Options become exercisable as follows: (1) with respect to Mr. Braddock:
    6,250,000 shares have vested, but are not exercisable until September 26, 1999; (2) with respect to Mr. Walker: (a) 1,382,500 shares are vested, but are not exercisable until September 26, 1999, and (b) the remainder of the shares vest and become exercisable on June 1, 2000; (3) with respect to Mr.
    Fink: (a) 2,443,750 shares are vested, but are not exercisable until September 26, 1999; (4) with respect to Mr. Francis: (a) 750,000 shares are vested, but are not exercisable until September 26, 1999, and (b) the remainder of the shares vest and become exercisable on June 1, 2000; and (5) with respect to Mr. Brier: (a) 50,000 options have been exercised; (b) 1,512,500 shares are vested, but are not exercisable until September 26, 1999; and (c) the remainder of the shares vest and become exercisable on June 1, 2000.

(b) Based on Black-Scholes pricing model, using a discount rate of 6 percent, an expected life of 3 years, no dividends and no volatility.

(c) Effective June 30, 1999, Mr. Fink resigned from his position as Chief Operating Officer of priceline.com. Mr. Fink is an employee of Walker Digital.

EXERCISE OF OPTIONS AND YEAR-END VALUES

    The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 1998 by priceline.com's Chief Executive Officer and each of its other four most highly compensated executive officers and the fiscal year-end value of unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                                  VALUE OF
                                                                        NUMBER OF SHARES         UNEXERCISED
                                                                           UNDERLYING           IN-THE-MONEY
                                                                           UNEXERCISED             OPTIONS
                                                            VALUE     OPTIONS AT FY-END (#)   AT FY-END ($) (A)
                                        SHARES ACQUIRED   REALIZED        EXERCISABLE/          EXERCISABLE/
NAMES                                   ON EXERCISE (#)      ($)          UNEXERCISABLE         UNEXERCISABLE
--------------------------------------  ---------------  -----------  ---------------------  -------------------
Richard S. Braddock...................            --             --         0/6,250,000           0/18,750,000
Jay S. Walker.........................            --             --         0/1,515,000            0/4,545,000
Jesse M. Fink (b).....................            --             --         0/2,443,750            0/7,331,250
Paul E. Francis.......................            --             --         0/1,035,000            0/3,105,000
Timothy G. Brier......................            --             --         0/2,003,125            0/6,009,375

------------------------------

(a) Assumes a fiscal year-end market price of $3.20 per share.

(b) Effective June 30, 1999, Mr. Fink resigned from his position as Chief Operating Officer of priceline.com. Mr. Fink is an employee of Walker Digital.

STOCK BASED PLANS

    Pursuant to the priceline.com Incorporated 1997 Omnibus Plan, priceline.com has granted awards of options to certain officers, other employees, consultants and directors of priceline.com. The maximum number of shares of common stock reserved for the grant or settlement of awards under the 1997 Omnibus Plan is 23,875,000, subject to adjustment as provided therein. Of such number, 22,752,886 options covering shares of common stock were outstanding under the 1997 Omnibus Plan as of August 11, 1999. In February 1999, priceline.com established the priceline.com Incorporated 1999 Omnibus Plan, pursuant to which awards will be made to certain officers, other employees, consultants and directors of priceline.com from time to time following the consummation of this offering. The maximum number of shares of common stock reserved for the grant or settlement of awards under the 1999 Omnibus Plan is 9,375,000, subject to adjustment. Of such number, options covering 3,829,505 shares of common stock were outstanding under the 1999 Omnibus Plan as of August 11, 1999.

    Set forth below is a description of the provisions of the 1999 Omnibus Plan and the provisions of the 1997 Omnibus Plan. The description is only a summary and is qualified in its entirety by the provisions of such plans. Terms not defined herein have the meanings given to such terms in the respective plans.

PRICELINE.COM INCORPORATED 1997 OMNIBUS PLAN

    The 1997 Omnibus Plan was ratified and approved by the board of directors and stockholders of priceline.com and by the Board of Managers and the members of priceline.com LLC in 1997. The 1997 Omnibus Plan is intended to promote the long term financial interests and growth of priceline.com by providing employees, officers, directors and consultants of priceline.com with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with, the company and to acquire a proprietary interest in the long-term success of the company; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

    GENERAL

    The 1997 Omnibus Plan provides for the granting of awards to such officers, other employees, consultants and directors of priceline.com and its affiliates as the compensation committee, which is the committee of the board appointed to administer the 1997 Omnibus Plan, may select from time to time. Awards under the 1997 Omnibus Plan may be made in the form of options to acquire priceline.com common stock. Some of the options granted under the 1997 Omnibus Plan may qualify as "incentive stock options;" as defined in the Internal Revenue Code of 1986, generally referred to as the "Code," and some of the options granted under the 1997 Omnibus Plan will not qualify as incentive stock options. Such options are generally referred to as "non-qualified stock options." Awards under the 1997 Omnibus Plan may also be made in the form of appreciation rights with respect to common stock, which appreciation rights may be granted in tandem with other awards or may be granted independent of other awards, or may be made in the form of restricted stock, phantom stock, stock bonuses or other awards.

    If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 1997 Omnibus Plan.

    In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under the 1997 Omnibus Plan, then the compensation committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (1) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards; (2) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards; (3) the exercise price, grant price, or purchase price relating to any award; and (4) the maximum number of shares of common stock subject to outstanding awards that may be awarded to any employee during any priceline.com tax year; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with the applicable provisions of the Code.

    ADMINISTRATION

    The 1997 Omnibus Plan will be administered by the compensation committee. The compensation committee has the authority in its sole discretion, subject to and not inconsistent with the express provisions of the 1997 Omnibus Plan, to administer the 1997 Omnibus Plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the 1997 Omnibus Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting priceline.com or the financial statements of priceline.com, to the extent not inconsistent with Section 162(m) of the Code, if applicable, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the 1997 Omnibus Plan and any award; to prescribe, amend and rescind rules and regulations relating to the 1997 Omnibus Plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the 1997 Omnibus Plan.

    The compensation committee may, in its absolute discretion, without amendment to the 1997 Omnibus Plan, (a) accelerate the date on which any option or stand-alone appreciation right granted under the 1997 Omnibus Plan becomes exercisable, waive or amend the operation of provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such option or stand-alone appreciation right, (b) accelerate the vesting or waive any condition imposed with respect to any restricted stock, phantom stock or other awards and (c) otherwise adjust any of the terms applicable to any award.

    AWARDS UNDER THE 1997 OMNIBUS PLAN

    STOCK OPTIONS; STOCK APPRECIATION RIGHTS

    Unless otherwise determined by the compensation committee, options granted pursuant to the 1997 Omnibus Plan will become exercisable ratably over three years commencing on the first anniversary of the date of grant, but in no event may an option be exercised more than 10 years following the date of its grant. The "option exercise price," which is the purchase price per share payable upon the exercise of an option, will be established by the compensation committee; PROVIDED, HOWEVER, that incentive stock options may not have an exercise price less than the fair market value of a share of common stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof, to the extent permitted by the compensation committee: (1) in cash or by personal check, certified check, bank cashier's check or wire transfer; (2) subject to the approval of the compensation committee, in common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or (3) subject to the approval of the compensation committee, by such other provision as the compensation committee may from time to time authorize.

    The compensation committee also has the authority to specify, at the time of grant or, with respect to non-qualified stock options at or after the time of grant, that a participant shall be granted a new non-qualified stock option, otherwise known as a "reload option," for a number of shares of common stock equal to the number of shares of common stock surrendered by the participant upon exercise of all or a part of an option in the manner described above, subject to the availability of common stock under the 1997 Omnibus Plan at the time of such exercise; PROVIDED, HOWEVER, that no reload option shall be granted to a non-employee director. Reload options shall be subject to such conditions as may be specified by the compensation committee in its discretion, subject to the terms of the 1997 Omnibus Plan.

    Appreciation rights with respect to priceline.com's common stock may be granted alone or in tandem with options. An appreciation right is a right to be paid an amount in cash for each share of common stock subject to the appreciation right equal to the excess of the fair market value of a share of common stock on the date the appreciation right is exercised over either the fair market value of a share of common stock on the date of grant, in case of a stand-alone appreciation right, or the exercise price of the related stock option, in case of a tandem appreciation right.

    RESTRICTED STOCK; PHANTOM STOCK

    A restricted stock award is an award of common stock and a phantom stock award is an award of the right to receive cash or common stock at a future date, in each case, that is subject to such restrictions on transferability and other restrictions, if any, as the compensation committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established performance goals, when granted to executive officers, in such installments, or otherwise, as the compensation committee may determine. The compensation committee may grant such restricted stock or phantom stock to such persons, in such amounts, and subject to such terms and conditions as the compensation committee may determine in its discretion; PROVIDED, HOWEVER, that shares of restricted stock and phantom stock granted to executive officers may vest upon the attainment of performance goals pre-established by the compensation committee, based on one or more of the following criteria: return on total owner equity; earnings per share; pre-tax income or after-tax income; revenue; return on assets; increases in EBITDA; or such other criteria as the stockholders of priceline.com may approve.

    OTHER AWARDS

    Upon a determination by the compensation committee, an executive officer may receive awards of shares of common stock. In addition, other awards valued in whole or in part by reference to, or otherwise based on, common stock may be granted either alone or in addition to other awards under the 1997 Omnibus Plan. Subject to the provisions of the 1997 Omnibus Plan, the compensation committee will have the sole and complete authority to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of common stock to be granted pursuant to such other awards and all other conditions of such other awards.

    AMENDMENT; TERMINATION

    The board of directors or the compensation committee may suspend, revise, terminate or amend the 1997 Omnibus Plan at any time; PROVIDED, HOWEVER, that
(1) stockholder approval will be obtained if and to the extent required under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, which is generally referred to as the "Exchange Act," or if and to the extent the board determines that such approval is required for purposes of satisfying
Section 162(m) or Section 422 of the Code and (2) no such suspension, revision, termination or amendment may, without the consent of a participant, reduce the participant's rights under any outstanding award.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the 1997 Omnibus Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

    NON-QUALIFIED STOCK OPTIONS

    An optionee will not recognize any taxable income upon the grant of a non-qualified stock option. Priceline.com will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. Priceline.com will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the common stock received pursuant to the exercise of a non-qualified stock option will equal the sum of the compensation income recognized and the exercise price.

    In the event of a sale of common stock received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss.

    INCENTIVE STOCK OPTIONS

    An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option and priceline.com will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to priceline.com, if the incentive stock option is not exercised on a timely basis (generally, while the optionee is employed by priceline.com or within

90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below.

    A sale or exchange by an optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the incentive stock option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the optionee. If such sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (x) the lesser of (1) the fair market value of the shares at the time of exercise of the incentive stock option and (2) the amount realized on such disqualifying disposition of the shares over (y) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and priceline.com will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by priceline.com.

    APPRECIATION RIGHTS

    The grant of appreciation rights has no federal income tax consequences at the time of grant. Upon the exercise of appreciation rights, the amount received is generally taxable as ordinary income, and priceline.com is entitled to a corresponding deduction.

    RESTRICTED STOCK

    A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to priceline.com. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, priceline.com generally will be entitled to a deduction in the same amount.

    Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income, for example, if a Section 83(b) election was previously made or the restrictions were previously removed, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares.

    PHANTOM STOCK

    The grant of phantom stock has no federal income tax consequences at the time of grant. Upon the receipt of payment, the amount received is generally taxable as ordinary income, and priceline.com is entitled to a corresponding deduction.

    OTHER TYPES OF AWARDS

    The grant of any other stock-based award generally will not result in income for the grantee or in a tax deduction for priceline.com. Upon the settlement of such an award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and priceline.com generally will be entitled to a tax deduction in the same amount.

PRICELINE.COM INCORPORATED 1999 OMNIBUS PLAN

    In February 1999, priceline.com established the 1999 Omnibus Plan. The 1999 Omnibus Plan is intended to promote the long-term financial interests and growth of priceline.com by providing employees of priceline.com with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the company and to acquire a proprietary interest in the long-term success of the company; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

    GENERAL

    The 1999 Omnibus Plan provides for the granting of awards to such officers, other employees, consultants and directors of priceline.com and its affiliates as the compensation committee, which is the committee of the board of directors appointed to administer the Plan may select from time to time. Awards under the 1999 Omnibus Plan may be made in the form of incentive stock options, non-qualified stock options, restricted stock or other awards.

    The maximum number of shares of common stock reserved for the grant or settlement of awards under the 1999 Omnibus Plan is 9,375,000 subject to adjustment as provided in the 1999 Omnibus Plan. The maximum number of shares of common stock that may be awarded in respect of options, restricted stock and other awards to a single individual in any given year may not exceed 9,375,000, 3,125,000 and 6,250,000, respectively, which amounts are subject to adjustment as described below. Awards (either as options, restricted stock or other awards) will be made in a manner consistent with Section 162(m) of the Code. Shares of common stock acquired upon the exercise or settlement of awards may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by priceline.com in the open market, in private transactions or otherwise. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 1999 Omnibus Plan.

    Except as provided in an agreement evidencing the grant of an award, in the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under the 1999 Omnibus Plan, then the compensation committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (1) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards, (2) the number and kind of shares of common stock or other property, including cash, issued or issuable in respect of outstanding awards, (3) the exercise price, grant price, or purchase price relating to any award; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424(h) of the Code, (4) the performance criteria with respect to an award and (5) the individual limitations applicable to awards.

    ADMINISTRATION

    The 1999 Omnibus Plan is administered by the compensation committee, the composition of which will at all times satisfy the provisions of Section 162(m) of the Code and Rule 16b-3 promulgated under the Exchange Act. The compensation committee has the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the 1999 Omnibus Plan, to administer, and to exercise all the powers and authorities either specifically granted to it under, the 1999 Omnibus Plan or necessary or advisable in the administration of the 1999 Omnibus Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting priceline.com or the financial statements of priceline.com, to the extent not inconsistent with Section 162(m) of the Code, if applicable, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the 1999 Omnibus Plan and any award; to prescribe, amend and rescind rules and regulations relating to the 1999 Omnibus Plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the 1999 Omnibus Plan.

    The compensation committee may, in its absolute discretion, without amendment to the 1999 Omnibus Plan, (a) accelerate the date on which any option granted thereunder becomes exercisable, waive or amend the operation of the 1999 Omnibus Plan provisions thereunder respecting exercise after termination of employment or otherwise adjust any of the terms of such option, (b) accelerate the vesting or waive any condition imposed with respect to any restricted stock and (c) otherwise adjust any of the terms applicable to any award.

    AWARDS UNDER THE 1999 OMNIBUS PLAN

    STOCK OPTIONS

    Unless otherwise determined by the compensation committee, options granted pursuant to the 1999 Omnibus Plan become exercisable ratably over three years commencing on the first anniversary of the date of grant. The "option exercise price," which is the purchase price per share payable upon the exercise of an option, will be established by the compensation committee; PROVIDED, HOWEVER, that the option exercise price may be no less than the fair market value of a share of common stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof: (1) in cash or by personal check, certified check, bank cashier's check or wire transfer; (2) subject to the approval of the compensation committee, in stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or (3) in such other manner as the compensation committee may from time to time authorize.

    RESTRICTED STOCK

    The compensation committee may grant restricted shares of common stock to such persons, in such amounts, and subject to such terms and conditions, including the attainment of performance goals, which performance goals may be based upon one or more of the following criteria: pre-tax or after-tax income; operating profit; return on equity, assets, capital or investment; earnings or book value per share; sales or revenues; operating expenses; stock price appreciation; and the implementation or completion of critical projects or processes, as the compensation committee may determine in its discretion. Unless the compensation committee determines otherwise, termination of employment during the restricted period will result in the forfeiture by the participant of all shares still subject to restrictions.

    OTHER AWARDS

    Other awards valued in whole or in part by reference to, or otherwise based on, common stock may be granted either alone or in addition to other awards under the 1999 Omnibus Plan. Subject to the provisions of the 1999 Omnibus Plan, the compensation committee has the sole and complete authority to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of common stock to be granted pursuant to such other awards and all other conditions of such other awards, including the attainment of performance goals.

    OTHER FEATURES OF THE 1999 OMNIBUS PLAN

    In the event of a Change in Control, as defined in the 1999 Omnibus Plan, of priceline.com, all outstanding awards will become fully vested and/or immediately exercisable and any restrictions thereon will lapse.

    The board or the compensation committee may suspend, revise, terminate or amend the 1999 Omnibus Plan at any time; PROVIDED, HOWEVER, that no such action may, without the consent of a participant, reduce the participant's rights under any outstanding award.

    NEW PLAN BENEFITS

    Inasmuch as awards under the 1999 Omnibus Plan will be granted at the sole discretion of the compensation committee, it is not possible to determine the awards that will be granted at the time of the offering or during 1999. As of August 11, 1999, options covering 3,829,505 shares of common stock were outstanding under the 1999 Omnibus Plan. See "Option Grants in Last Fiscal Year."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the 1999 Omnibus Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

    NON-QUALIFIED STOCK OPTIONS

    An optionee will not recognize any taxable income upon the grant of a non-qualified stock option. Priceline.com will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. Priceline.com will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the common stock received pursuant to the exercise of a non-qualified stock option will equal the sum of the compensation income recognized and the exercise price.

    In the event of a sale of common stock received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss.

    INCENTIVE STOCK OPTIONS

    An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option and priceline.com will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to priceline.com, if the incentive stock option is not exercised on a timely basis (generally, while the optionee is employed by priceline.com or within 90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below.

    A sale or exchange by an optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such optionee and more than two years after the date

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
of grant of the incentive stock option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the optionee. If such sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option and (ii) the amount realized on such disqualifying disposition of the shares over (b) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and priceline.com will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by priceline.com.

    RESTRICTED STOCK

    A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to priceline.com. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, priceline.com generally will be entitled to a deduction in the same amount.

    Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income, for example, if a Section 83(b) election was previously made or the restrictions were previously removed, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares.

    OTHER TYPES OF AWARDS

    The grant of any other stock-based award generally will not result in income for the grantee or in a tax deduction for priceline.com. Upon the settlement of such an award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and priceline.com generally will be entitled to a tax deduction in the same amount.

EMPLOYMENT ARRANGEMENTS

    BRADDOCK EMPLOYMENT AGREEMENT. Pursuant to an employment agreement, dated as of August 15, 1998, between priceline.com and Mr. Richard S. Braddock, Mr. Braddock serves as the Chairman and Chief Executive Officer of priceline.com through August 15, 2001. Pursuant to an agreement in principle entered into July 23, 1998, by and between priceline.com and Mr. Braddock in anticipation of entering into the employment agreement, Mr. Braddock received 6,500,000 equity units in priceline.com's predecessor, which have since been converted into 8,125,000 shares of common stock. Mr. Braddock also was granted an option to purchase up to 5,000,000 equity units in priceline.com's predecessor at an exercise price of $1.00 per share, subject to standard anti-dilution adjustments, which has been converted into an option to purchase 6,250,000 shares of common stock at an exercise price of $0.80 per share and which is fully vested. The option is not exercisable until September 26, 1999, upon expiration of the 180 day period following consummation of priceline.com's initial public offering. Under the terms of his employment agreement, Mr. Braddock is entitled to an initial annual base salary of $300,000, subject to annual

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
adjustment, and is eligible to participate in any cash bonus program that may be introduced by priceline.com. In connection with the execution of the employment agreement, Mr. Braddock also received an option to purchase an equity interest in Walker Digital from Walker Digital.

    SCHULMAN EMPLOYMENT AGREEMENT. Pursuant to an employment agreement, dated as of June 14, 1999, between priceline.com and Mr. Daniel H. Schulman, Mr. Schulman serves as the President and Chief Operating Officer of priceline.com. Under the terms of his employment agreement, Mr. Schulman is entitled to an annual base salary of $300,000, subject to adjustment, and is eligible to participate in any cash bonus program that may be introduced by priceline.com. Priceline.com also granted Mr. Schulman a ten year option to purchase up to 3,000,000 shares of common stock at an exercise price of $76.875 per share, subject to standard anti-dilution adjustments. The option:

    - currently is vested for 500,000 of such shares;

    - will vest for an additional 500,000 on December 31, 1999;

    - will vest for an additional 1,000,000 on December 31, 2000; and

    - will vest as to the balance of such shares on December 31, 2001, subject in each case, to acceleration or cancellation under certain circumstances in connection with the termination of his employment.

    In July 1999, priceline.com made a loan to Mr. Schulman in the amount of $6.0 million. The loan bears interest at 5.82% per annum. Interest and principal will be payable in July 2004. Mr. Schulman will be required to make prepayments of principal and accrued interest in an amount equal to 25% of his pre-tax proceeds over $10,000,000 from the exercise of his stock options until June 14, 2004, or unless earlier terminated, at which point any remaining outstanding amounts under the loan will be forgiven by priceline.com. Any remaining outstanding amounts under the loan will also be forgiven by priceline.com in the event of certain changes of control, death, or termination without cause.

    FINK EMPLOYMENT AGREEMENT. Pursuant to an employment agreement, dated as of January 1, 1998, as amended, between priceline.com, Walker Digital, Mr. Jay S. Walker and Mr. Jesse M. Fink, Mr. Fink served as the Chief Operating Officer of both priceline.com and Walker Digital. Effective June 30, 1999 Mr. Fink resigned as Chief Operating Officer of priceline.com. Under the terms of his employment agreement, Mr. Fink is entitled to an annual base salary of $225,000, subject to annual adjustment, and was eligible to participate in any cash bonus program that may be introduced by priceline.com. Prior to June 30, 1999, payment of Mr. Fink's salary was allocated between priceline.com and Walker Digital as mutually agreed. Since July 1, 1999, Mr. Fink's salary has been paid by Walker Digital. In addition, Mr. Fink was issued 2,700,000 equity units in the priceline.com LLC, which units have since been converted into 3,375,000 shares of common stock. Priceline.com also granted Mr. Fink an option to purchase up to 2,443,750 shares of common stock at an exercise price of $0.80 per share, subject to standard anti-dilution adjustments. The option is fully vested and is not exercisable until September 26, 1999.

    Under the terms of his employment agreement, Mr. Fink also is entitled to additional compensation from Walker Digital and Mr. Walker. In addition, the employment agreement provides that, upon the mutual agreement of Mr. Fink and Mr. Walker, Mr. Fink may be employed by an entity controlled by Mr. Walker, other than priceline.com or Walker Digital.

    BRIER EMPLOYMENT AGREEMENT. Pursuant to an employment agreement, dated as of July 23, 1998, as amended, between priceline.com and Mr. Timothy G. Brier, Mr. Brier serves as an Executive Vice President of priceline.com and as the President of Priceline Travel, Inc., through December 31, 2000. Under the terms of his employment agreement, Mr. Brier is entitled to an annual base salary of $250,000, and until April 6, 1999, was entitled to receive cash bonuses based upon the number of airlines and consolidators that participate in the priceline.com service. Under certain circumstances, Mr. Brier may also be entitled to a compensatory bonus that is designed to ensure that his aggregate annual compensation for services rendered to priceline.com and CAP Systems, another entity affiliated with Mr. Walker for which Mr. Brier continues to provide services, equals $625,000. In addition, Mr. Brier was issued 1,200,000 equity units in priceline.com LLC, which have since been converted into 1,500,000 shares of common stock. Priceline.com also granted Mr. Brier an option to purchase up to 2,003,125 shares of common stock at an exercise price of $0.80 per share, subject to standard anti-dilution adjustments, of which 50,000 have been exercised. The option:

    - currently is vested for 1,512,500 of such shares that are not exercisable until 180 days after the date of this prospectus; and

    - will become exercisable for the balance of such shares on June 1, 2000, subject, in each case, to acceleration or cancellation under certain circumstances in connection with the termination of Mr. Brier's employment.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

    As permitted by Delaware law, priceline.com's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to priceline.com or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

    As permitted by Delaware law, priceline.com's certificate of incorporation, provides that (1) priceline.com is required to indemnify its directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (2) priceline.com is permitted to indemnify its other employees to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its by-laws or agreements; (3) priceline.com is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (4) the rights conferred in the certificate of incorporation are not exclusive.

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
                              CERTAIN TRANSACTIONS

    Priceline.com was founded as a limited liability company in July 1997 and converted to a corporation in July 1998. In connection with this conversion, all equity units issued by priceline.com's predecessor were converted into an equal number of shares of common stock. The following discussion does not distinguish between priceline.com and its predecessor and the common stock and the equity units of priceline.com's predecessor.

EQUITY TRANSACTIONS

    Upon its inception, priceline.com issued to Mr. Jay S. Walker, its Founder, 35,640,211 shares of common stock for services previously rendered. Priceline.com also issued 6,895,833 shares of common stock to Walker Digital, an affiliate of Mr. Walker, in partial consideration for the transfer of certain intellectual property to priceline.com and for the ongoing planning, maintenance and prosecution of the patents related to such rights. Subsequently, priceline.com sold an aggregate of 25,212,955 shares of common stock to Mr. Walker and his affiliates for $0.80 per share, the estimated fair market value of the shares at the time of the sale.

    Upon its inception, priceline.com issued to several officers of priceline.com an aggregate of 7,350,000 shares of common stock for services previously rendered. Of such shares, 3,375,000 shares were issued to Mr. Jesse
M. Fink, 1,500,000 shares were issued to Mr. Timothy G. Brier and 675,000 shares were issued to Paul E. Francis.

    In October 1997, priceline.com sold 713,470 shares of common stock to Mr. Paul E. Francis, its Chief Financial Officer, for approximately $0.70 per share, the estimated fair market value of the shares at the time of the sale.

    In February 1998, priceline.com sold 2,854,875 shares of common stock to an affiliate of General Atlantic for approximately $0.70 per share, the estimated fair market value of the shares at the time of the sale. Affiliates of General Atlantic own in excess of 5 percent of the outstanding capital of priceline.com.

    On July 1, 1998, priceline.com sold 1,250,000 shares of common stock to Mr. Richard S. Braddock, its Chief Executive Officer, for $0.80 per share. In December 1998, priceline.com sold an additional 78,125 shares of common stock to Mr. Braddock for $3.20 per share. The per share purchase price for both transactions represented the estimated fair value of the shares at the time of such transactions.

    On July 1, 1998, priceline.com sold 312,500 shares of common stock to Mr. Ralph M. Bahna, who is a director of the company, for $0.80 per share, the estimated fair market value of the shares at the time of the sale.

    On July 1, 1998, priceline.com sold 625,000 shares of common stock to a family trust of Mr. N.J. Nicholas, Jr., who is a director of the company, for $0.80 per share, the estimated fair market value of the shares at the time of the sale.

    On July 31, 1998, priceline.com sold an aggregate of 17,288,684 shares of preferred stock to two affiliates of General Atlantic for approximately $1.16 per share, the estimated fair market value of the shares at the time of the sale. This preferred stock was automatically convertible into 21,610,855 shares of common stock upon the completion of priceline.com's initial public offering.

    In October 1998, priceline.com sold 107,758 shares of common stock to Mr. Paul J. Blackney, who is a director of the company, for approximately $0.93 per share, the estimated fair market value of the shares at the time of the purchase.

    In December 1998, priceline.com sold an aggregate of 13,837,500 shares of preferred stock to a group of investors for $4.00 per share, the estimated fair market value of the shares at the time of the sale. Of such shares, 7,500,000 shares were sold to Vulcan Ventures Incorporated, an aggregate of 1,437,500 shares were sold to affiliates of General Atlantic and 275,000 shares were sold to Allen & Company Incorporated. Vulcan Ventures and affiliates of General Atlantic each own in excess of 5 percent of the capital stock of priceline.com. Ms. Nancy B. Peretsman, who is a director of priceline.com, also is a director and stockholder of Allen & Company. This preferred stock was automatically convertible into 17,296,875 shares of common stock upon the completion of priceline.com's initial public offering.

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
RELATIONSHIP WITH WALKER DIGITAL

    The priceline.com core buyer driven commerce business model and related intellectual property rights were initially developed by Walker Digital, a technology research and development company that was founded and is controlled by Mr. Walker. In partial consideration for the transfer of such rights and for the ongoing planning, maintenance and prosecution of the patents related to such rights, priceline.com issued Walker Digital 6,895,833 shares of common stock. Priceline.com also granted Walker Digital a perpetual, non-exclusive, royalty-free right and license to use the intellectual property related to the priceline.com service for non-commercial internal research and development purposes. Priceline.com also has the right to purchase at fair market value any intellectual property that is owned and subsequently acquired, developed or discovered by Walker Digital that will provide significant value in the use or commercial exploitation of the priceline.com system.

    Walker Digital currently owns assets and intellectual property related to two new areas of e-commerce into which priceline.com may expand its "name your price" business model, one involving consumer-to-consumer sales and the other involving the sale of retail merchandise. Priceline.com may license its brand name and "name your price" business model to two new companies formed to develop these businesses. Walker Digital may contribute assets and intellectual property to these companies in return for an equity interest in these companies.

    Walker Digital owns the intellectual property rights underlying the technology associated with priceline.com's adaptive marketing programs. Walker Digital has licensed to priceline.com the right to use these intellectual property rights under a perpetual, non-exclusive, royalty-free license agreement. Walker Digital has pending several United States patent applications directed to different aspects of the processes and technology supporting priceline.com's adaptive marketing programs.

    Walker Digital and priceline.com provide each other with a variety of services. The services provided by priceline.com include various management and administrative services, for which priceline.com collects fees from Walker Digital. The services provided by Walker Digital include (1) research and development assistance; (2) patent planning, maintenance and prosecution; and
(3) intellectual property services, including technical support. Walker Digital also subleases a portion of its Stamford, Connecticut facilities to priceline.com on a month-to-month basis. Additionally, priceline.com has guaranteed Walker Digital's obligations under a lease of 2,500 square feet for office space in a building in New York City that is used by both companies. The lease provides for annual rental payments of approximately $170,000 plus expenses for a term of five years.

    Pursuant to the terms of the indemnification obligations contained in the Purchase and Intercompany Agreement, Walker Digital has agreed to indemnify priceline.com for damages, liability and legal expenses incurred in connection with the Marketel litigation.

    Several of priceline.com's executive officers and other key employees also are directors, officers, employees or stockholders of Walker Digital and either own, or hold an option to purchase, equity securities of Walker Digital.

    Priceline.com issued a promissory note to Walker Digital for $1,000,000 in June 1998. The promissory note bore interest at a rate of 6% per annum and was due June 30, 1999. The note has been repaid.

MERGER OF PRICELINE TRAVEL, INC. INTO PRICELINE.COM

    Priceline.com's travel agency license was previously held by Priceline Travel, a separate company that was owned by Mr. Walker. As a result, all of priceline.com's airline ticket sales were effected through Priceline Travel. Priceline Travel was merged into priceline.com on March 24, 1999 for nominal consideration.

OTHER TRANSACTIONS

    Priceline.com has implemented an option exercise program that enables its employees who were employed as of June 1, 1999 to sell, during an eleven-day period ending on July 30, 1999, a portion of the shares underlying their options vested on or before June 1, 1999, which otherwise would not have been exercisable until September 26, 1999. Seventy employees, including Ms. Melissa
M. Taub and Messrs. Mark

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
Benerofe, Timothy G. Brier and Thomas P. D'Angelo, participated in the option exercise program, pursuant to which 938,540 shares underlying their options were sold in the public market on their behalf through a cashless exercise program administered by Morgan Stanley & Co. Incorporated. After expiration of the eleven-day period, such employees agreed to an extended 180-day lock-up period on the balance of their unsold option shares, representing 7,676,356 in aggregate, that restricts the exercise of their remaining options and sale of the underlying shares until 180 days after the date of this prospectus. Employees who had no options vested as of June 1, 1999 and former employees, directors and consultants were not eligible to participate in the option exercise program.

    In July 1999, priceline.com made a loan to Mr. Daniel H. Schulman, the new President and Chief Operating Officer of priceline.com in the amount of $6.0 million. The loan bears interest at 5.82% per annum. Interest and principal will be payable in July 2004. Mr. Schulman will be required to make prepayments of principal and accrued interest in an amount equal to 25% of his pre-tax proceeds over $10,000,000 from the exercise of his stock options until June 14, 2004, or unless earlier terminated, at which point any remaining outstanding amounts under the loan will be forgiven by priceline.com. Any remaining outstanding amounts under the loan will also be forgiven by priceline.com in the event of certain changes in control, death or termination without cause.

    In April 1999, priceline.com made a $3.3 million loan to Mr. Richard S. Braddock for the payment of taxes related to the issuance to Mr. Braddock of 8,125,000 shares of common stock in August 1998. The loan bears interest at 5.28% per annum. Interest is payable annually and principal is payable in January 2004.

    Priceline.com has entered into compensation arrangements with certain of its directors and officers. See "Management--Summary of Compensation" and "--Stock Based Plans."

    Priceline.com received a loan in the amount of $1.0 million on July 14, 1998 from Mr. Michael Loeb, a relative of Mr. Marshall Loeb, who is a director of the company, and a loan in the amount of $500,000 on July 17, 1998 from Mr. Francis. The interest rate on each of the loans was 10%. As of the date of this prospectus, both of the loans have been repaid.

    Priceline.com has granted registration rights to certain stockholders and warrant holders. See "Description of Capital Stock--Registration Rights."

    In February 1999, priceline.com made a payment of $850,000 to Allen & Company Incorporated for financial advisory services. Ms. Peretsman, who is a director of priceline.com, is a director and stockholder of Allen & Company.

    Mr. Richard S. Braddock invested as a limited partner of an affiliate of General Atlantic from August 1996 to December 31, 1998 and served as a special advisor to General Atlantic from September 1996 to August 1997. Mr. Braddock, however, did not participate in any of the investments by affiliates of General Atlantic in priceline.com.

    Messrs. Richard S. Braddock and William E. Ford are members of the board of directors of E*TRADE Group, Inc., which has a co-marketing agreement with priceline.com to establish an adaptive marketing program under which E*TRADE compensates priceline.com for offering priceline.com customers the opportunity to open an account with E*TRADE while visiting or making an offer on the priceline.com Web site. See "Business--Strategic Alliances--Adaptive Marketing Alliances."

    Priceline.com offers its magazine subscription promotion pursuant to a revenue sharing arrangement with NewSub Services, Inc., a direct marketing firm that is an affiliate of Mr. Jay S. Walker. Under this arrangement, priceline.com shares in a percentage of the revenues generated upon the conversion of priceline.com generated subscriptions to annual subscriptions after a six month free trial period. Affiliates of General Atlantic have invested approximately $59.3 million in NewSub Services.

    In connection with this offering, priceline.com has agreed to indemnify the selling stockholders, which include various related parties of priceline.com, for liabilities arising under the Securities Act and to pay certain expenses of this offering.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information known to priceline.com with respect to beneficial ownership of priceline.com's common stock as of August 11, 1999 by (1) each stockholder known by priceline.com to be the beneficial owner of more than 5% of priceline.com's common stock; (2) each director of priceline.com; (3) priceline.com's Chief Executive Officer and each of its other four most highly compensated executive officers; (4) all executive officers and directors as a group; and (5) the selling stockholders. All of the selling stockholders and Mr. Walker have agreed to a 180-day lock-up with the underwriters in connection with this offering.

                                                          SHARES BENEFICIALLY        SHARES       SHARES BENEFICIALLY
                                                             OWNED PRIOR TO          BEING            OWNED AFTER
                                                              OFFERING(A)           SOLD(A)           OFFERING(A)
                                                       --------------------------  ----------  --------------------------
NAME OF BENEFICIAL OWNER                                  NUMBER        PERCENT      NUMBER       NUMBER        PERCENT
-----------------------------------------------------  -------------  -----------  ----------  -------------  -----------
Jay S. Walker(b).....................................     62,504,373        43.2%          --     62,229,228        42.3%
Richard S. Braddock(c)...............................     17,829,125        11.9      202,313     17,625,812        11.6
Timothy G. Brier(d)..................................      3,012,700         2.1       72,832      2,939,868         2.0
Paul E. Francis(e)...................................      2,107,220         1.5       30,001      2,034,388         1.4
Daniel H. Schulman(f)................................        500,000       *               --        500,000       *
Paul A. Allaire(g)...................................         56,200       *               --         56,200       *
Ralph M. Bahna(h)....................................        344,750       *               --        344,750       *
Paul J. Blackney(i)..................................        140,008       *               --        140,008       *
William E. Ford(j)...................................     26,296,353        18.4           --     25,648,103        17.6
Marshall Loeb(k).....................................         32,250       *               --         32,250       *
N. J. Nicholas, Jr.(l)...............................      3,906,250         2.7           --      3,906,250         2.7
Nancy B. Peretsman(m)................................      2,906,250         2.0           --      2,906,250         2.0
Paul Breitenbach(n)..................................      1,591,950         1.1       72,832      1,519,118         1.0
T. Scott Case(o).....................................      2,200,000         1.5       72,832      2,127,168         1.5
Jesse M. Fink(p).....................................      5,805,750         4.0      202,313      5,603,437         3.8
Michael Loeb.........................................        200,000       *           69,648        130,352       *
Jim Manzi(q).........................................        312,500       *            5,862        304,787       *
Jonathan Otto........................................      1,250,000       *          121,387      1,128,613       *
General Atlantic Partners, LLC(j)....................     26,296,353        18.4      648,250     25,648,103        17.6
Vulcan Ventures Incorporated(r)......................      9,375,000         6.5      231,406      9,143,594         6.3
Yarmouth Limited Partnership(q)......................        312,500       *            1,851        304,787       *
Walker Digital Corporation(b)........................     62,504,373        43.2      202,312     62,229,228        42.3
Delta Air Lines, Inc.(s).............................     18,619,402        13.0    1,523,329     17,096,073        11.7
Strypemonde Foundation(t)............................         42,832       *           42,832             --       *
All directors and executive officers as a group,
  including (b)-(m) (15 persons) (u).................    119,952,445        77.8%   1,198,540    118,680,074        75.7%

------------------------

*   Represents beneficial ownership of less than one percent.

(a) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options or warrants that are currently exercisable or exercisable within 60 days of August 11, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The number of shares being sold excludes any shares that may be sold as a result of the exercise by the underwriters of their over-allotment option, which if exercised, will be allocated pro rata among the selling stockholders.

(b) Includes: (1) 7,520,833 shares held by Walker Digital Corporation, of which Mr. Walker is Founder, Chairman and the controlling stockholder, including an aggregate of 228,171 shares as to which Walker Digital has granted options to certain of its employees and consultants; (2) 5,500,000 shares held by The Jay Walker Irrevocable Credit Trust; (3) 1,000 shares held by immediate family member of Mr. Walker, as to which Mr. Walker disclaims beneficial ownership; (4) 48,100,041 shares held by Mr. Walker individually, including an aggregate of 4,534,800 shares as to which Mr. Walker has granted options to certain individuals, of which, options to purchase 72,832 shares will be exercised by Mr. Paul Breitenbach in connection with this offering. Also includes options outstanding to purchase 1,382,500 shares which are vested but not exercisable until September 26, 1999. Excludes 132,500 shares subject to options that are not vested or exercisable within 60 days of August 11, 1999. Shares beneficially owned after this offering reflect the sale of 202,313 shares by Walker Digital Corporation. The address of Walker Digital Corporation is Five High Ridge Park, Stamford, Connecticut 06905.

(c) Includes: (1) 5,000,000 shares held by Richard S. Braddock as Trustee of The Richard S. Braddock 1999 Annuity Trust; and (2) 1,000 shares held by an immediate family member of Mr. Braddock, as to which Mr. Braddock disclaims beneficial ownership. Also includes options outstanding to purchase 6,250,000 shares which are vested but are not exercisable until September 26, 1999. Includes options to purchase 250,000 shares that are currently exercisable for shares owned by Mr. Walker.

(d) Includes: (1) 500,000 shares held by The Timothy Brier 1998 Grantor Retained Annuity Trust, of which 8,092 shares are being sold in this offering; and
    (2) 7,700 shares held by immediate family members of Mr. Brier, as to which Mr. Brier disclaims beneficial ownership. Includes options outstanding to purchase 1,512,500 shares which are vested but not exercisable until 180 days after the date of this prospectus. Excludes 440,625 shares subject to options that are not vested or exercisable within 60 days of August 11, 1999.

(e) Includes: (1) 62,500 shares held by The Paul E. Francis 1998 Trust, dated April 1, 1998; and (2) 125,000 shares held by The Paul E. Francis 1999 Grantor Retained Annuity Trust. Includes options outstanding to purchase 750,000 shares which are vested but not exercisable until September 26, 1999. Excludes 285,000 shares subject to options that are not vested or exercisable within 60 days of August 11, 1999. Excludes 42,832 shares owned by the Strypemonde Foundation, a charitable foundation established by Mr. Francis and his spouse. Also excludes 15,625 shares held by The Paul E. Francis 1998 Trust, dated December 2, 1998, and 15,625 shares held by The Paul E. Francis 1999 Trust, dated February 26, 1999, which were established by Mr. Francis for unrelated individuals.

(f) Includes options outstanding to purchase 500,000 shares which are vested but not exercisable until September 26, 1999. Excludes 2,500,000 shares subject to options that are not vested or exercisable within 60 days of August 11, 1999.

(g) Includes options outstanding to purchase 37,500 shares which are vested but not exercisable until September 26, 1999.

(h) Includes options outstanding to purchase 31,250 shares which are vested but not exercisable until September 26, 1999.

(i) Includes options outstanding to purchase 31,250 shares which are vested but not exercisable until September 26, 1999.

(j) Includes 26,265,103 shares held by various General Atlantic entities. In addition, includes options outstanding to purchase 31,250 shares which are vested but not exercisable until September 26, 1999, which options are held by Mr. Ford. Mr. Ford, a director of priceline.com, is a managing member of General Atlantic Partners, LLC and a general partner of certain General Atlantic entities. Mr. Ford disclaims beneficial ownership of the 26,265,103 shares referred to above, except to the extent of his pecuniary interest therein. General Atlantic disclaims beneficial ownership of the 31,250 options referred to above. Shares beneficially owned after this offering reflect the sale of 648,250 shares by various General Atlantic entities. The address of General Atlantic is 3 Pickwick Plaza, Greenwich,

    Connecticut 06830. The General Atlantic entities have agreed to a 180-day lock-up with the underwriters in connection with this offering.

(k) Includes: (1) 1,000 shares held by an immediate family member of Mr. Loeb; and (2) options outstanding to purchase 31,250 shares which are vested but not exercisable until September 26, 1999 and which are held by Mr. Loeb's daughter, as to which Mr. Loeb disclaims beneficial ownership.

(l) Includes 3,125,000 shares held by Gore Creek Trust, as to which Mr. Nicholas disclaims beneficial ownership. Includes options held by Gore Creek Trust to purchase 750,000 shares that are currently exercisable for shares owned by Mr. Jay S. Walker, as to which Mr. Nicholas disclaims beneficial ownership. Also includes options outstanding to purchase 31,250 shares which are vested but not exercisable until September 26, 1999.

(m) Includes: (1) 1,343,750 shares held by Allen & Company Incorporated on its own behalf and on behalf of certain of its officers, directors and employees; (2) options held by Allen & Company Incorporated to purchase 571,875 shares owned by Mr. Jay S. Walker; (3) 959,375 shares held by Ms. Nancy B. Peretsman; and (4) options held by Ms. Peretsman to purchase 31,250 shares, which options are vested but not exercisable until September 26, 1999. Ms. Peretsman, who is a Managing Director and Executive Vice President of Allen & Company Incorporated, disclaims beneficial ownership of the shares and options referred to in clauses (1) and (2) above, except to the extent of her pecuniary interest therein. Allen & Company disclaims beneficial ownership of the shares and options referred to in clauses (3) and (4) above.

(n) Includes options outstanding to purchase 450,000 shares which are vested but not exercisable until 180 days after the date of this prospectus. Excludes 250,000 shares subject to options that are not vested or exercisable within 60 days of August 11, 1999. Also includes options held by Mr. Breitenbach to purchase 1,141,950 shares that are owned by Mr. Jay S. Walker which are currently exercisable. Of these options to purchase 1,141,950 shares, Mr. Breitenbach will exercise options to purchase 72,832 shares in connection with his sale in this offering. Excludes options to purchase 570,945 shares from Mr. Walker which are not vested or exercisable within 60 days of August 11, 1999.

(o) Includes 500,000 shares held by The T. Scott Case 1998 Grantor Retained Annuity Trust and options outstanding to purchase 700,000 shares which are vested but not exercisable until 180 days after the date of this prospectus.

(p) Includes 875,000 shares held by The Jesse Fink 1998 Grantor Retained Annuity Trust and options outstanding to purchase 2,443,750 shares which are vested but not exercisable until September 26, 1999. Mr. Fink has agreed to a 180-day lock-up with the underwriters in connection with this offering.

(q) Includes: (1) 75,000 shares held by Yarmouth Limited Partnership; and (2) 237,500 shares held by Mr. Manzi.

(r) Excludes 156,250 shares held by an officer and director of Vulcan Ventures Incorporated. The address of Vulcan Ventures Incorporated is 110 110th Avenue N.E., Bellevue, Washington 98004-5840.

(s) Includes 1,523,329 shares to be issued upon exercise of presently exercisable warrants and sold in this offering and warrants to purchase an aggregate of 17,096,073 shares underlying options that are exercisable upon the achievement of certain performance thresholds.

(t) The Strypemonde Foundation is a charitable foundation established by Mr. Francis and his spouse.

(u) Includes options outstanding to purchase 10,936,966 shares. Excludes 3,691,458 shares subject to options that are not vested or exercisable within 60 days of August 11, 1999. The address of all directors, officers and other individual stockholders is Five High Ridge Park, Stamford, Connecticut 06905.

      CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. INVESTORS

INTRODUCTION

    The following is a summary of certain United States federal tax consequences to non-U.S. investors. In this summary, "non-U.S. investor" means a person or entity other than:

    - a citizen or resident of the United States;

    - a corporation, partnership or other entity created or organized in or under the laws of the United States or of any of the States;

    - an estate, the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust, the administration of which is subject to the primary supervision of a United States court and the control of all of the substantial decisions of which is within the authority of one or more United States persons.

    This summary does not address all of the federal tax considerations that may be relevant to a non-U.S. investor in light of its particular circumstances or to non-U.S. investors that may be subject to special treatment under federal tax laws. Furthermore, this summary does not discuss any aspects of state, local or foreign taxation. This summary is based on current provisions of the Internal Revenue Code, Treasury regulations, judicial opinions, published positions of the IRS and other applicable authorities. These authorities are all subject to change, possibly with retroactive effect. Each prospective non-U.S. investor should consult its tax advisor with respect to the tax consequences of investing in the common stock.

DIVIDENDS

    Dividends paid to a non-U.S. investor generally will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, if the dividend is effectively connected with the conduct of a trade or business of the non-U.S. investor within the United States, the dividend will instead be taxed at ordinary federal income tax rates on a net income basis. Further, if the non-U.S. investor is a corporation, such effectively connected dividend income may also be subject to an additional branch profits tax.

SALE OR OTHER DISPOSITION OF COMMON STOCK

    A non-U.S. investor generally will not be subject to federal income tax on any gain recognized on the sale or other disposition of common stock, except in the following circumstances:

        (1) The gain will be subject to federal income tax if it is effectively connected with a trade or business of the non-U.S. investor within the United States.

        (2) The gain will be subject to federal income tax if the non-U.S. investor is an individual who holds the common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and either the individual has a "tax home" in the United States for federal income tax purposes or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States.

        (3) The gain may be subject to federal income tax pursuant to federal income tax laws applicable to certain expatriates.

        (4) The gain may be subject to federal income tax if priceline.com is or has been during certain periods a "United States real property holding corporation" and the non-U.S. investor held, at any time during the five-year period ending on the date of disposition (or, if shorter, the non-U.S. investor's holding period), more than 5 percent of the outstanding common stock. Priceline.com

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
    believes that it will not constitute a United States real property holding corporation immediately after the offering and does not expect to become a United States real property holding corporation; however, no assurance can be given in this regard.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    DIVIDENDS. United States backup withholding tax generally will not apply to dividends paid to a non-U.S. investor at an address outside the United States. Priceline.com must report annually to the IRS and to each non-U.S. investor the amount of dividends paid to such investor and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the non-U.S. investor's country of residence.

    SALE THROUGH A U.S. OFFICE OF A BROKER. Upon the sale or other disposition of common stock by a non-U.S. investor to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the IRS, unless the investor certifies its foreign status under penalties of perjury or otherwise establishes an exemption from backup withholding.

    SALE THROUGH A FOREIGN OFFICE OF A BROKER. Upon the sale or other disposition of common stock by a non-U.S. investor to or through a foreign office of a United States broker or a foreign broker with certain types of relationships with the United States, the broker is not required to backup withhold. However, the broker must report the sale or other disposition to the IRS unless the broker has documentary evidence in its files that the seller is a non-U.S. investor and certain other conditions are met, or the holder otherwise establishes an exemption.

    BACKUP WITHHOLDING IS NOT AN ADDITIONAL TAX. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against the non-U.S. investor's federal income tax liability, if any, provided, that the required information is furnished to the IRS.

    Final United States Treasury regulations, effective for payments made after December 31, 2000, may affect the procedures to be followed by a non-U.S. investor in establishing such investor's foreign status for purposes of the withholding, backup withholding and information reporting rules. Prospective non-U.S. investors should consult their tax advisors concerning such regulations.

FEDERAL ESTATE TAXES

    Common stock owned or treated as owned by an individual who is not a citizen or "resident" (as specially defined for federal estate tax purposes) of the United States at the time of death, will be included in such individual's gross estate for federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

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
                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of priceline.com consists of 1,000,000,000 shares of common stock, par value $0.008 per share, and 150,000,000 shares of preferred stock, par value $0.01 per share, of priceline.com. Upon completion of this offering, there will be 145,782,296 outstanding shares of common stock, outstanding options to purchase 26,582,391 shares of common stock and outstanding warrants to purchase 20,283,573 shares of common stock.

COMMON STOCK

    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the priceline.com's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of the company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The board of directors has the authority, within the limitations and restrictions stated in the certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock. See "Risk Factors--Anti-Takeover Provisions Affecting Us Could Prevent or Delay a Change of Control."

OPTIONS

    As of August 11, 1999, (1) options to purchase a total of 26,582,391 shares of common stock were outstanding; and (2) up to 5,729,069 additional shares of common stock may be subject to options granted in the future under the 1997 Omnibus Plan or the 1999 Omnibus Plan. All of the options contain standard anti-dilution provisions. See "Management--Priceline.com Incorporated 1997 Omnibus Plan," "--Priceline.com Incorporated 1999 Omnibus Plan" and "--Summary of Compensation."

WARRANTS

    As of August 11, 1999, priceline.com had the following outstanding warrants to purchase shares of common stock: (1) a warrant to purchase up to 18,619,402 shares of common stock at an exercise price of approximately $0.93 per share that is held by Delta; and (2) warrants to purchase up to an aggregate of 937,500 shares of common stock at an exercise price of $3.20 per share; (3) 1,250,000 shares of common stock at an exercise price of $6.40 per share, that are held by various airlines; and (4) 1,000,000 shares of common stock at an exercise price of $97.41 per share. All of the warrants contain standard anti-dilution provisions. See "Business--Strategic Alliances."

REGISTRATION RIGHTS

    The holders of an aggregate of 144,983,503 shares of common stock or securities convertible into common stock are entitled to certain registration rights. After the offering, an aggregate of 142,104,432 shares of common stock or securities convertible into common stock will continue to be entitled to registration rights. These rights are provided under the terms of a registration rights agreement between priceline.com and the holders of the registrable securities, who include Mr. Braddock, Mr. Walker, Walker Digital, General Atlantic, Vulcan Ventures Incorporated, other stockholders and several airlines. This agreement provides demand registration rights to the holders of substantially all of the registrable securities. In addition, the holders of all of the registrable securities are entitled under the agreement, subject to certain limitations, to require priceline.com to include their registrable securities in future registration statements the company files. Registration of shares of common stock pursuant to the rights granted in this agreement will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933. All registration expenses incurred in connection with the above registrations will be borne by priceline.com.

    The sale of shares of common stock by the selling stockholders in this offering was initiated pursuant to the "piggyback" registration rights contained in the registration rights agreement. Priceline.com obtained from parties to the registration rights agreement that hold shares (or presently exercisable warrants to purchase shares) of common stock available for sale in this offering a waiver of a 30-day notice period under the agreement and a consent to the assignment of registration rights by Messrs. Jay Walker and Richard Braddock, each of whom chose to sell less than his pro rata number of shares in this offering. Priceline.com did not obtain such waiver and consent from certain other parties to the registration rights agreement (comprised of certain airline participants) because they do not have shares (or presently exercisable warrants to purchase shares) of common stock available for sale in this offering. Nevertheless, if a disagreement with such airline participants were to arise, priceline.com can not be certain as to the effect, if any, that it could have on its relationship with such airline participants or whether damages or other remedies could be imposed. See "Risk Factors--We are Dependent on the Airline Industry and Certain Airlines" above.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

LISTING

    The common stock is traded on the Nasdaq National Market under the trading symbol "PCLN."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair priceline.com's ability to raise capital through the sale of its equity securities. Sales of substantial amounts of common stock of priceline.com in the public market could adversely affect the prevailing market price and the ability of priceline.com to raise equity capital in the future.

    Upon completion of this offering, priceline.com will have outstanding 145,782,296 shares of common stock. Of these shares, the 4,500,000 shares of common stock sold in this offering, the 10,000,000 shares of common stock sold in priceline.com's initial public offering and 938,540 shares of common stock eligible to be sold by employees upon exercise of stock options pursuant to the option exercise program will be freely tradeable without restriction under the Securities Act unless purchased by "affiliates" of priceline.com as defined in Rule 144 under the Securities Act. In addition, 26,582,391 shares are issuable upon exercise of outstanding options granted under the 1997 Omnibus Plan and the 1999 Omnibus Plan. We have filed a registration statement on Form S-8 covering the shares of common stock issuable under such options. As a result, when the options are exercised, the shares issued will be freely tradeable after September 25, 1999 under the Securities Act unless purchased by "affiliates" of priceline.com as defined in Rule 144 under the Securities Act. The balance of priceline.com's outstanding shares of common stock and the shares of common stock issuable upon exercise of outstanding warrants will be "restricted securities" under the Securities Act, subject to restrictions on the timing, manner and volume of sales of such shares.

    Each of the selling stockholders and Mr. Jay S. Walker who, after this offering, will own an aggregate of 147,835,331 shares of common stock, including shares issuable upon exercise of options and warrants owned by them, have agreed, subject to limited exceptions, for a period of 180 days after the date of this prospectus that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, directly or indirectly:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

    - as to selling stockholders that are parties to the registration rights agreement, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock; or

    - file a registration statement, other than, in the case of priceline.com, a registration statement (1) on Form S-8 covering shares of common stock subject to outstanding options or options to be issued under the 1997 Omnibus Plan or the 1999 Omnibus Plan or (2) on any appropriate form in response to demand registration rights under the registration rights agreement.

    The restrictions described in this paragraph do not apply in certain circumstances, including:

    - the sale of the shares to the underwriters in this offering;

    - the issuance of restricted stock awards under priceline.com's existing employee benefit plans or shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus;

    - the grant of options to certain officers, directors, employees or consultants provided such options are not exercisable (except in case of a change of control or similar event) prior to the end of the lock-up period;

    - the issuance of warrants (or shares of capital stock upon the exercise of such warrants) to suppliers or other entities providing products or services to priceline.com in connection with entering into certain supply, adaptive marketing or other similar arrangements, provided that the recipients of such warrants or shares agree to be bound by the foregoing provisions;

    - in the case of each selling stockholder, the sale or other transfers of any shares of common stock by certain of the foregoing persons to any associate of such selling stockholder, as such term is defined in Rule 12b-2 under the Exchange Act, of such person which agrees to be bound by the foregoing provisions; or

    - the grant of the right to exchange certain securities of other entities for our shares and the issuance of our common stock on exercise of such exchange rights, in connection with the development by priceline.com of new lines of business through other entities, PROVIDED THAT such exchange rights are not exercisable and no such issuance is permitted prior to 180 days after the date of this prospectus.

    In addition, holders who will own 3,547,311 shares of common stock after this offering and options to purchase an additional 4,532,504 shares after this offering agreed in connection with our initial public offering to similar restrictions until after September 25, 1999.

    In connection with the option exercise program, holders of options to purchase 7,676,356 shares of common stock registered on our Form S-8 entered into lock-up agreements restricting the exercise of their options and sale of the underlying shares until 180 days after the date of this prospectus, without our prior written consent.

    After giving effect to these contractual restrictions and shares that may be issued upon exercise of outstanding options and warrants, we estimate that additional shares of common stock will be available for sale in the public market as follows:

                                                                                         APPROXIMATE NUMBER OF
DATE                                                                                   SHARES ELIGIBLE FOR SALE
-----------------------------------------------------------------------------------  -----------------------------
September 26, 1999.................................................................               5,140,000
October through November 1999......................................................               1,520,000
December 1999 through January 2000.................................................              11,580,000
Thereafter.........................................................................             150,650,000

Since many of these shares were purchased at prices substantially below current market prices, we believe a significant number of these shares will be sold when eligible for resale.

    Upon consummation of this offering and subject to the foregoing lock-up agreements, holders of up to 142,104,432 shares of common stock and securities exercisable for shares of common stock will have various rights to request the registration of their shares under the Securities Act. Of such shares, approximately 10,010,000 shares are not subject to the 180-day lock-up relating to this offering. "Demand" registration rights with respect to an aggregate of approximately 5,190,000 shares could be exercised following expiration of the initial public offering lock-up on September 25, 1999, excluding warrants to purchase up to 1,125,000 shares which, by their terms, are not exercisable during the 180-day lock-up period relating to this offering. In the event such a demand is made, approximately 3,690,000 additional shares could be registered pursuant to "piggy-back" registration rights. If such rights are exercised in respect of shares that, at that time, are not available for sale publicly pursuant to Rule 144, then such shares could be sold in the public market on dates earlier than the dates as of which such shares are reflected as available for sale in the table above. We believe holders of registration rights are likely to exercise those rights as to some or all of their shares when they are eligible to do so. Upon the effectiveness of such a registration, all shares covered by such registration statement will be freely transferable.

    Walker Digital also owns directly approximately 5.2% of our outstanding common stock. Walker Digital has established an option plan for its officers and employees that provides for the grant of options to purchase common stock held by Walker Digital.

    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding, which will equal approximately 1,400,000 shares immediately after this offering, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about priceline.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of priceline.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144. Any employee, officer or director of or consultant to priceline.com who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.

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
                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the U.S. underwriters named below and the international underwriters named below have severally agreed to purchase an aggregate of 1,000,000 shares of common stock from us and 3,500,000 shares from the selling stockholders. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below.

                                                                                                       NUMBER OF
NAME                                                                                                     SHARES
-----------------------------------------------------------------------------------------------------  ----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated..................................................................   1,020,000
  Goldman, Sachs & Co................................................................................   1,020,000
  Allen & Company Incorporated.......................................................................     340,000
  BancBoston Robertson Stephens Inc..................................................................     340,000
  Donaldson, Lufkin & Jenrette Securities Corporation................................................     340,000
  Merrill Lynch, Pierce, Fenner & Smith
             Incorporated............................................................................     340,000
                                                                                                       ----------
    Subtotal.........................................................................................   3,400,000
                                                                                                       ----------
International Underwriters:
  Morgan Stanley & Co. International Limited.........................................................     330,000
  Goldman Sachs International........................................................................     330,000
  Allen & Company Incorporated.......................................................................     110,000
  BancBoston Robertson Stephens International Limited................................................     110,000
  Donaldson, Lufkin & Jenrette International.........................................................     110,000
  Merrill Lynch International........................................................................     110,000
                                                                                                       ----------
    Subtotal.........................................................................................   1,100,000
                                                                                                       ----------

    Total............................................................................................   4,500,000
                                                                                                       ----------
                                                                                                       ----------

    The U.S. underwriters and the international underwriters are collectively referred to as the "underwriters." The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters over-allotment option described below.

    In the agreement between U.S. and international underwriters, sales may be made between U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares sold by the underwriters shall be the public offering price listed on the cover page of this prospectus, in United States dollars, less an amount not greater than the per share amount of the concession to dealers described below.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $1.51 a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

    The selling stockholders have granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 675,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each U.S. underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the U.S. underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all U.S. underwriters in the preceding table. If the U.S. underwriters' option is exercised in full, the total price to the public would be $346,725,000, the total underwriters' discounts and commissions would be $12,989,250 and the total proceeds to the selling stockholders would be $269,245,750.

    Each of priceline.com, the selling stockholders and Mr. Jay S. Walker who, after this offering, will own an aggregate of 147,835,331 shares of common stock, including shares issuable upon exercises of options and warrants owned by them, has agreed, subject to limited exceptions, for a period of 180 days after the date of this prospectus that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, directly or indirectly:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

    - as to selling stockholders that are parties to the registration rights agreement, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock; or

    - file a registration statement, other than, in the case of priceline.com, a registration statement (1) on Form S-8 covering shares of common stock subject to outstanding options or options to be issued under the 1997 Omnibus Plan or the 1999 Omnibus Plan or (2) on any appropriate form in response to demand registration rights under the registration rights agreement.

    The restrictions described in this paragraph do not apply in certain circumstances, including:

    - the sale of the shares to the underwriters in this offering;

    - the issuance of restricted stock awards under priceline.com's existing employee benefit plans or shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus;

    - the grant of options to certain officers, directors, employees or consultants provided such options are not exercisable (except in the case of a change of control or similar event) prior to the end of the lock-up period;

    - the issuance of warrants (or shares of capital stock upon the exercise of such warrants) to suppliers or other entities providing products or services to priceline.com in connection with entering into certain supply, adaptive marketing or other similar arrangements, provided that the recipients of such warrants or shares agree to be bound by the foregoing provisions;

    - in the case of each selling stockholder, the sale or other transfers of any shares of common stock by certain of the foregoing persons to any associate of such selling stockholder, as such term is defined in Rule 12b-2 under the Exchange Act, of such person which agrees to be bound by the foregoing provisions; or

    - the grant of the right to exchange certain securities of other entities for our shares and the issuance of our common stock on exercise of such exchange rights, in connection with the development by priceline.com of new lines of business through other entities, PROVIDED THAT such exchange rights are not exercisable and no such issuance is permitted prior to 180 days after the date of this prospectus.

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    Priceline.com, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    Priceline.com has entered into an adaptive marketing agreement with Discover Financial Services, Inc. Discover Financial Services will pay priceline.com a fee for qualifying credit applications and qualifying credit applications and qualifying upgrades of existing Discover credit card accounts. Discover Financial Services and Morgan Stanley & Co. Incorporated are both wholly owned by Morgan Stanley Dean Witter & Co.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered and certain other matters will be passed upon for priceline.com by Skadden, Arps, Slate, Meagher & Flom LLP and Melissa M. Taub, Esq., Senior Vice President, General Counsel and Secretary of priceline.com, and for the selling stockholders by Paul, Weiss, Rifkind, Wharton & Garrison, and the validity of shares of common stock offered by priceline.com will be passed upon for the underwriters by Davis Polk & Wardwell.

                                    EXPERTS

    The combined financial statements of priceline.com and Priceline Travel, Inc. as of December 31, 1997 and December 31, 1998 (restated) and for the period July 18, 1997 (Inception) to December 31, 1997 and for the year ended December 31, 1998 (restated) included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    Priceline.com has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to priceline.com and the common stock offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as priceline.com, that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
INDEPENDENT AUDITORS' REPORT...............................................................................        F-2
COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997 AND DECEMBER 31, 1998 AND FOR THE PERIOD JULY 18,
  1997 (INCEPTION) TO DECEMBER 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1998 (As Restated):
    Combined Balance Sheets................................................................................        F-3
    Combined Statements of Operations......................................................................        F-4
    Combined Statements of Changes in Stockholders' Equity.................................................        F-5
    Combined Statements of Cash Flows......................................................................        F-6
    Notes to Combined Financial Statements.................................................................        F-7

CONDENSED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE
  30, 1998 and 1999 (UNAUDITED):
    Condensed Balance Sheets...............................................................................       F-22
    Condensed Statements of Operations.....................................................................       F-23
    Condensed Statement of Changes in Stockholders' Equity.................................................       F-24
    Condensed Statements of Cash Flows.....................................................................       F-25
    Notes to Condensed Financial Statements................................................................       F-26

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of priceline.com Incorporated and Priceline Travel, Inc.

    We have audited the accompanying combined balance sheets of priceline.com Incorporated and Priceline Travel, Inc. (collectively the Company) as of December 31, 1997 and 1998 and the related combined statements of operations, changes in stockholders' equity and cash flows for the period July 18, 1997 (Inception) to December 31, 1997 and the year ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998 and the results of their operations and their cash flows for the period July 18, 1997 to December 31, 1997 and the year ended December 31, 1998 in conformity with generally accepted accounting principles.

    As discussed in Note 13, the accompanying 1998 financial statements have been restated.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
February 10, 1999
(March 25, 1999 as to Note 12 and March 16, 1999 as to Note 13)

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

                            COMBINED BALANCE SHEETS

                        AS OF DECEMBER 31, 1997 AND 1998

                                                                                          1997           1998
                                                                                      ------------  --------------
                                                                                                     AS RESTATED
                                                                                                     SEE NOTE 13
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................................  $     16,459  $   53,593,026
  Restricted bank deposit...........................................................            --         511,589
  Accounts receivable, net of allowance for uncollectible accounts of $290,823 at
    December 31, 1998...............................................................            --       4,176,980
  Note receivable from stockholder..................................................       250,000              --
  Prepaid expenses and other current assets.........................................            --       1,921,953
                                                                                      ------------  --------------
      Total current assets..........................................................       266,459      60,203,548
PROPERTY AND EQUIPMENT--Net.........................................................     1,180,119       5,926,877
RESTRICTED BANK CERTIFICATE OF DEPOSIT..............................................            --         168,750
OTHER ASSETS........................................................................         2,686         273,310
                                                                                      ------------  --------------
TOTAL ASSETS........................................................................  $  1,449,264  $   66,572,485
                                                                                      ------------  --------------
                                                                                      ------------  --------------
                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................................................  $    899,052  $    5,268,430
  Related party payable.............................................................     1,104,391          32,447
  Accrued professional fees.........................................................       266,614       1,766,216
  Accrued marketing fees............................................................            --       1,225,315
  Accrued telecommunications expense................................................        24,354         776,303
  Other accrued expenses............................................................        36,595         490,807
  Current portion of capital lease obligations......................................        21,906          25,033
  Other current liabilities.........................................................       302,363         696,997
                                                                                      ------------  --------------
      Total current liabilities.....................................................     2,655,275      10,281,548
LONG-TERM DEBT--net.................................................................            --         989,018
CAPITAL LEASE OBLIGATIONS--net of current portion...................................        51,108          26,074
                                                                                      ------------  --------------
Total liabilities...................................................................     2,706,383      11,296,640
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Preferred stock...................................................................            --         311,262
  Common stock......................................................................       416,358         748,802
  Additional paid-in capital........................................................       840,005     171,155,186
  Accumulated deficit...............................................................    (2,513,482)   (116,939,405)
                                                                                      ------------  --------------
      Total stockholders' equity (deficiency).......................................    (1,257,119)     55,275,845
                                                                                      ------------  --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........................................  $  1,449,264  $   66,572,485
                                                                                      ------------  --------------
                                                                                      ------------  --------------

                  See notes to combined financial statements.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

                       COMBINED STATEMENTS OF OPERATIONS

     FOR THE PERIOD JULY 18, 1997 (INCEPTION) TO DECEMBER 31, 1997 AND THE

                          YEAR ENDED DECEMBER 31, 1998

                                                                                    JULY 18, 1997
                                                                                     (INCEPTION)
                                                                                         TO          YEAR ENDED
                                                                                    DECEMBER 31,    DECEMBER 31,
                                                                                        1997            1998
                                                                                    -------------  ---------------
                                                                                                     AS RESTATED
                                                                                                     SEE NOTE 13
Revenues..........................................................................  $          --  $    35,236,860
Cost of revenues:
  Product costs...................................................................             --       33,495,745
  Supplier warrant costs..........................................................             --        3,029,014
                                                                                    -------------  ---------------
Total cost of revenues............................................................             --       36,524,759
                                                                                    -------------  ---------------
  Gross profit (loss).............................................................             --       (1,287,899)
Expenses:
  Supplier start-up warrant costs.................................................             --       57,978,678
  Sales and marketing.............................................................        441,479       24,388,061
  General and administrative......................................................      1,011,600       18,004,585
  Systems and business development................................................      1,060,091       11,131,650
                                                                                    -------------  ---------------
Total expenses....................................................................      2,513,170      111,502,974
                                                                                    -------------  ---------------
Operating loss....................................................................     (2,513,170)    (112,790,873)
Interest income (expense), net....................................................           (312)         548,374
                                                                                    -------------  ---------------
Net loss..........................................................................     (2,513,482)    (112,242,499)
Accretion on preferred stock......................................................             --       (2,183,424)
                                                                                    -------------  ---------------
Net loss applicable to common stockholders........................................  $  (2,513,482) $  (114,425,923)
                                                                                    -------------  ---------------
                                                                                    -------------  ---------------
Per share basic and diluted net loss applicable to common stockholders............  $       (0.05) $         (1.41)
                                                                                    -------------  ---------------
                                                                                    -------------  ---------------
Weighted average common shares outstanding........................................     50,833,756       81,231,425

                  See notes to combined financial statements.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

     FOR THE PERIOD JULY 18, 1997 (INCEPTION) TO DECEMBER 31, 1997 AND THE

                          YEAR ENDED DECEMBER 31, 1998

                                    PRICELINE.COM INCORPORATED                    PRICELINE TRAVEL, INC.        COMBINED
                                  ------------------------------                ---------------------------   -------------
                        PREFERRED STOCK         COMMON STOCK       ADDITIONAL    COMMON STOCK    ADDITIONAL
                      --------------------  --------------------    PAID-IN     ---------------   PAID-IN      ACCUMULATED
                        SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     SHARES   AMOUNT   CAPITAL        DEFICIT
                      ----------  --------  ----------  --------  ------------  ------   ------  ----------   -------------
Issuance of common
  stock and common
  stock
  subscriptions.....          --        --  51,669,719  $413,358  $    836,642  3,000    $3,000    $3,363                --
Net loss............          --        --          --        --            --     --       --         --     $  (2,513,482)
                      ----------  --------  ----------  --------  ------------  ------   ------  ----------   -------------
Balance, December
  31, 1997..........          --        --  51,669,719   413,358       836,642  3,000    3,000      3,363        (2,513,482)
Issuance of common
  stock and common
  stock
  subscriptions.....          --        --  41,555,480   332,444    32,662,919     --       --         --                --
Issuance of Series A
  convertible
  preferred stock...  17,288,684  $172,887          --        --    19,827,113     --       --         --                --
Issuance of Series B
  convertible
  preferred stock...  13,837,500   138,375          --        --    54,276,175     --       --         --                --
Accretion on
  preferred stock as
  restated..........          --        --          --        --     2,183,424     --       --         --        (2,183,424)
Issuance of options
  to purchase common
  stock.............          --        --          --        --       245,063     --       --         --                --
Issuance of warrants
  to purchase common
  stock.............          --        --          --        --    61,120,487     --       --         --                --
Net loss as
  restated..........          --        --          --        --            --     --       --         --      (112,242,499)
                      ----------  --------  ----------  --------  ------------  ------   ------  ----------   -------------
Balance, December
  31, 1998 as
  restated..........  31,126,184  $311,262  93,225,199  $745,802  $171,151,823  3,000    $3,000    $3,363     $(116,939,405)
                      ----------  --------  ----------  --------  ------------  ------   ------  ----------   -------------
                      ----------  --------  ----------  --------  ------------  ------   ------  ----------   -------------



                         TOTAL
                      ------------
Issuance of common
  stock and common
  stock
  subscriptions.....  $  1,256,363
Net loss............    (2,513,482)
                      ------------
Balance, December
  31, 1997..........    (1,257,119)
Issuance of common
  stock and common
  stock
  subscriptions.....    32,995,363
Issuance of Series A
  convertible
  preferred stock...    20,000,000
Issuance of Series B
  convertible
  preferred stock...    54,414,550
Accretion on
  preferred stock as
  restated..........            --
Issuance of options
  to purchase common
  stock.............       245,063
Issuance of warrants
  to purchase common
  stock.............    61,120,487
Net loss as
  restated..........  (112,242,499)
                      ------------
Balance, December
  31, 1998 as
  restated..........  $ 55,275,845
                      ------------
                      ------------

                  See notes to combined financial statements.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

         FOR THE PERIOD JULY 18, 1997 (INCEPTION) TO DECEMBER 31, 1997

                      AND THE YEAR ENDED DECEMBER 31, 1998

                                                                            JULY 18, 1997
                                                                             (INCEPTION)          YEAR ENDED
                                                                           TO DECEMBER 31,       DECEMBER 31,
                                                                                1997                 1998
                                                                           ---------------  ----------------------
                                                                                             AS RESTATED SEE NOTE
                                                                                                      13
OPERATING ACTIVITIES:
Net loss.................................................................   $  (2,513,482)     $   (112,242,499)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization..........................................         211,996             1,860,096
  Provision for uncollectible accounts...................................              --               580,448
  Equity based compensation..............................................              --            67,865,550
  Changes in assets and liabilities:
    Accounts receivable..................................................              --            (4,757,428)
    Prepaid expenses and other current assets............................              --            (1,921,953)
    Restricted bank deposit and bank certificate of deposit..............              --              (680,339)
    Accounts payable and accrued expenses................................       1,226,615             8,300,456
    Other................................................................         299,677               113,030
                                                                           ---------------  ----------------------
      Net cash used in operating activities..............................        (775,194)          (40,882,639)
                                                                           ---------------  ----------------------
INVESTING ACTIVITIES--Additions to property and equipment................      (1,317,404)           (6,606,854)
                                                                           ---------------  ----------------------
FINANCING ACTIVITIES:
  Related party payable..................................................       1,104,391            (1,071,944)
  Issuance of long-term debt.............................................              --             1,000,000
  Principal payments under capital lease obligations.....................          (1,697)              (21,907)
  Issuance of common stock and subscription units........................       1,006,363            26,495,361
  Payment received on stockholder note...................................              --               250,000
  Issuance of Series A convertible preferred stock.......................              --            20,000,000
  Issuance of Series B convertible preferred stock.......................              --            54,414,550
                                                                           ---------------  ----------------------
      Net cash provided by financing activities..........................       2,109,057           101,066,060
                                                                           ---------------  ----------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS................................          16,459            53,576,567
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........................              --                16,459
                                                                           ---------------  ----------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................................   $      16,459      $     53,593,026
                                                                           ---------------  ----------------------
                                                                           ---------------  ----------------------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Capital lease obligations..............................................   $      74,711      $             --
  Cash paid during the period for interest...............................             836                60,681

                  See notes to combined financial statements.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION

    Priceline.com Incorporated (priceline.com) has pioneered a unique new type of e-commerce known as a demand collection system that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition--name your price, priceline.com collects consumer demand, in the form of individual customer offers guaranteed by a credit card, for a particular product or service at a price set by the customer. Priceline.com then either communicates that demand directly to participating sellers or accesses participating sellers' private databases to determine whether the customer's offer can be fulfilled on the basis of the pricing information and rules established by the sellers. Consumers agree to hold their offers open for a specified period of time and once fulfilled, offers cannot be canceled. By requiring consumers to be flexible with respect to brands, sellers and/or product features, priceline.com enables sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures. Priceline.com commenced its service on April 6, 1998 with the sale of leisure airline tickets. During 1997, the Company had been in the development stage. Priceline.com's services were expanded to include the sale of new automobiles, on a test basis, in July 1998, hotel room reservations in October 1998, and home mortgages in January 1999.

    Priceline.com was founded as a limited liability company (LLC) in July 1997 and converted to a corporation in July 1998. All LLC units and options and warrants to purchase units, were converted in July 1998 to common stock of priceline.com (Common Stock) and options and warrants to purchase Common Stock. For presentation purposes all such LLC units, and options and warrants to purchase units are presented as Common Stock or options and warrants to purchase Common Stock. Priceline Travel, Inc. (Priceline Travel) holds the travel agency license used to effect airline ticket sales. Priceline Travel is wholly owned by the founding stockholder and Vice-Chairman of priceline.com. Priceline.com has a call option to purchase Priceline Travel for nominal consideration. Priceline.com and Priceline Travel are entities under common control, accordingly, the financial statements of the two companies are presented on a combined basis. Priceline Travel will merge into priceline.com during the first quarter of 1999. Priceline.com and Priceline Travel are referred to, collectively, as the Company.

    Walker Digital Corporation (Walker Digital), a research and development company, developed the priceline.com service and the business model and related intellectual property rights underlying the priceline.com service, the rights for which were transferred to the Company on July 18, 1997. Walker Digital had no operations and no revenues related to the assets transferred to priceline.com. Walker Digital was founded and is controlled by the founding stockholder and Vice Chairman of priceline.com. Walker Digital has also been providing the Company with a variety of services including subleasing office facilities to the Company on a month to month basis. Charges to the Company for such services aggregated $19,813 and $706,160 during the period July 18, 1997 to December 31, 1997 and the year ended December 31, 1998, respectively. Such amounts are included in general and administrative expense. In addition, the Company charged Walker Digital $95,874 and $384,831 for the period July 18, 1997 to December 31, 1997 and the year ended December 31, 1998, respectively, for shared expenses. Such reimbursement has been offset against general and administrative expenses in the accompanying combined statements of operations. Several of the Company's executive offers and other key employees are also officers, employees and/or stockholders of Walker Digital.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF COMBINATION AND BASIS OF PRESENTATION--The combined financial statements for all periods presented include the financial statements of priceline.com and Priceline Travel. The combined financial

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany transactions have been eliminated.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The Company's financial instruments, including cash and cash equivalents, restricted bank deposits, accounts receivable-net and accounts payable, are carried at cost which approximates their fair value because of the short-term maturity of these financial instruments. The carrying value of the capital lease obligations and long-term debt approximates fair value because the interest rates on these obligations are comparable to the interest rates that could have been obtained at the date of the balance sheet.

    CASH AND CASH EQUIVALENTS, RESTRICTED BANK DEPOSITS--The Company invests excess cash primarily in money market accounts, certificates of deposits, and short-term commercial paper. All highly liquid instruments with an original maturity of three months or less are considered cash equivalents. Restricted bank deposits collateralize letters of credit issued in favor of certain airlines.

    NOTE RECEIVABLE FROM STOCKHOLDER--Represents a note receivable related to the sale of common stock that was subsequently paid on January 9, 1998.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at historical cost. Depreciation and amortization of property and equipment is computed on a straight-line basis, generally over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter. Capitalized software costs represent costs paid to third parties and are amortized on a straight-line basis over their estimated useful lives. Maintenance and repairs are charged directly to expense as incurred.

    INTANGIBLE ASSETS--The Company acquired certain patent rights covering the core buyer-driven commerce system and the method and system for pricing and selling airline ticket options from a Walker Digital affiliate on July 18, 1997 in exchange for 6,895,833 shares of common stock. Since the transfer was between entities under common control, it was recorded at the historical cost of the asset transferred, which was zero.

    IMPAIRMENT OF LONG-LIVED ASSETS--The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

    REVENUES AND COST OF REVENUES--The manner in which revenues are recognized differs depending on the product or service sold through the priceline.com service. With respect to airline ticket or hotel room reservation services, revenues are generated by transactions with customers who make offers to purchase airline tickets and hotel rooms supplied by participating sellers. All offers are guaranteed by a customer credit card. Credit cards are the only form of payment accepted by priceline.com. Revenues and related costs are recognized if, and when, the Company accepts the customer's offer and charges the customer's credit card. Because priceline.com is the merchant of record in these transactions, revenue for these

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) services includes the amount billed to the customer, net of certain transportation taxes and fees. Airline and hotel revenues may be supplemented by fees that are paid to the Company by third parties in connection with adaptive marketing programs. With respect to automobile and mortgage services, fees or other payments payable by the seller and/or the customer are recognized as revenue. Because priceline.com acts as an intermediary between the customer and the seller in these transactions, revenue for these products and services is recorded at the amount of the fee received in connection with the transaction, and not on the value of the underlying transaction, when the transaction is completed. Automobile and mortgage services revenues may also include fees from third parties for adaptive marketing programs.

    Revenues from adaptive marketing programs are earned when customers elect to increase their offering price, and thus the likelihood of a successful transaction, at no additional costs, by participating in a sponsor promotion. Priceline.com earns fee income from the corporate sponsor of each adaptive marketing program based primarily upon customer participation levels. During 1998, the Company generated approximately $4,037,000 of revenues from adaptive marketing programs. All of these adaptive marketing revenues resulted from fees paid to the Company by Capital One Bank in connection with a credit card promotion--see Note 12.

    Priceline.com expressly permits only credit cards as an acceptable form of payment from its consumers. Consequently, the Company believes that it does not have a significant risk of loss with respect to customer transactions. On rare occasions, the Company provides credit card refunds to individual customers to satisfy disputes and complaints. The Company accrues for expected credit card charge-backs and classifies the resulting expense as an addition to the allowance for doubtful accounts. The Company extends customary payment terms to corporate customers such as automobile dealers and adaptive marketing sponsors. The Company did not experience any uncollectible corporate accounts receivable in 1998.

    Cost of revenues includes product costs and the pro rata amount of the Delta Warrant earned prior to the December 31, 1998 measurement date based on their performance through that date--see Note 6.

    SUPPLIER START-UP WARRANT COSTS--Supplier start-up warrant costs includes the value of warrants issued to secure certain airline alliances and relationships including the value of the Delta Warrant net of the amount included in cost of revenues--see Note 6.

    SALES AND MARKETING--Sales and marketing expenses are comprised primarily of costs of radio and newspaper advertising, costs of the third-party offer-taking call center, credit card processing fees, provisions for customer credit card charge-backs and compensation for the Company's sales and marketing personnel. All sales and marketing costs are expensed as incurred.

    SYSTEMS AND BUSINESS DEVELOPMENT--Systems and business development expenses are comprised primarily of compensation to the Company's information systems and product development staff and payments to outside contractors, data communications and other expenses associated with operating the Company's Web site, depreciation on computer hardware and licensing fees for computer software. Such costs are expensed as incurred.

    INTEREST INCOME (EXPENSE), NET--Interest income (expense), net includes interest income of $523 and $633,294 and interest expense of $835 and $84,920 for the period July 18, 1997 to December 31, 1997 and the year ended December 31, 1998, respectively.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EQUITY-BASED COMPENSATION--The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of priceline.com's stock and the exercise price.

    The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

    INCOME TAXES--The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the temporary difference between the financial statement and tax basis of assets and liabilities using presently enacted tax rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

    During the period that priceline.com operated as an LLC, it was treated substantially as a partnership for tax purposes and, accordingly, the tax effect of its activities accrued to its members through July 1998.

    NET LOSS PER SHARE--The Company computes net loss per share in accordance with SFAS No. 128, Earnings Per Share which requires dual presentation of basic earnings per share ("EPS") and diluted EPS.

    Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon conversion of the Series A and Series B Convertible Preferred Stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). At December 31, 1998, Series A and Series B Convertible Preferred Stock were convertible into 21,610,854 shares and 17,296,874 shares, respectively, and options and warrants to purchase 42,181,997 shares of Common Stock were outstanding. Outstanding convertible preferred stock, warrants and options could potentially dilute basic earnings per share in the future but have not been included in the computation of diluted net loss per share as the impact would have been antidilutive for the periods presented.

    BUSINESS RISK--Business risks include the following:

    Competition--The markets for the products and services offered on the priceline.com service are intensely competitive. The Company competes with both traditional distribution channels and online services. The Company currently or potentially competes with a variety of companies with respect to each product or services offered. The Company potentially faces competition from a number of large online services that have expertise in developing online commerce and in facilitating Internet traffic. Many

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) competitors have significant competitive advantages. For example, airlines, hotels and other suppliers also sell their products and services directly to consumers and have established Web sites. Internet directories, search engines and large traditional retailers have significantly greater operating histories, customer bases, technical expertise, brand recognition and/or online commerce experience than the Company. In addition, certain competitors may be able to devote significantly greater resources to furthering their business.

    Dependence on Airline Industry and Certain Carriers--The Company's near term, and possibly long term, prospects are significantly dependent upon the sale of leisure airline tickets. Sales of leisure airline tickets and revenues derived from related adaptive marketing programs represented essentially all of the Company's revenues for the year ended December 31, 1998. Sales of airline tickets from the Company's three largest airline suppliers accounted for approximately 95% of airline ticket revenue for the year ended December 31, 1998. As a result, currently the Company is substantially dependent upon the continued participation of these three airlines in the priceline.com service in order to maintain and continue to grow its total airline ticket revenues. Significantly reducing the Company's dependence on the airlines is likely to take a long time and there can be no guarantee that the Company will succeed in reducing that dependence.

    Risks Associated with Brand Development--The Company intends to continue to pursue an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. To increase awareness of the priceline.com brand and expand it to a wide range of products and services, the Company will need to continue to spend significant amounts on advertising and promotions. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotions expenses.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to concentrations of credit risk are principally bank deposits and accounts receivable. Cash and cash equivalents and restricted bank deposits are deposited with high credit quality financial institutions. Accounts receivable typically represent credit card purchases and are derived from the revenues earned from customers in the U.S. and are denominated in U.S. dollars. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for uncollectible accounts based upon the expected collectibility of accounts receivable. During the year ended December 31, 1998, approximately 11% of revenues were generated from one vendor participating in an adaptive marketing program. As of December 31, 1998, amounts due from this vendor represented approximately 54% of accounts receivable.

    COMPREHENSIVE INCOME--Effective January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. Under SFAS 130 changes in net assets of an entity resulting from transactions and other events and circumstances from non-owner sources are reported in a financial statement for the period in which they are recognized. Because there were no such changes, adoption of SFAS 130 did not impact the combined financial statements of the Company.

    SEGMENT REPORTING--Effective January 1, 1998, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, Statement of Financial Accounting Standards SFAS No 133 Accounting for Derivative Instruments and Hedging Activities was released. The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. The Company is required to implement the statement in the first quarter of fiscal 2000. The Company has not used derivative instruments and believes the impact of adoption of this statement will not have a significant effect on the financial statements.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. This SOP is effective for fiscal years beginning after December 15, 1998. This SOP requires capitalization of certain costs of computer software developed or obtained for internal use.

3. ACCOUNTS RECEIVABLE

    A summary of the activity in the allowance for uncollectible accounts for the year ended December 31, 1998 is as follows:

                                                                                     AMOUNT
                                                                                   -----------
Provision charged to expense.....................................................  $   580,448
Charge offs......................................................................     (289,625)
                                                                                   -----------
Balance at end of period.........................................................  $   290,823
                                                                                   -----------
                                                                                   -----------

4. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1997 and 1998 consists of the following:

                                                                              ESTIMATED
                                                                            USEFUL LIVES
                                                                               (YEARS)           1997          1998
                                                                          -----------------  ------------  ------------
Computer equipment and software.........................................              3      $  1,144,263  $  7,034,088
Office equipment........................................................              3            89,846       584,034
Furniture and fixtures..................................................              7           158,006       380,847
                                                                                             ------------  ------------
Total...................................................................                        1,392,115     7,998,969
Less accumulated depreciation and amortization..........................                          211,996     2,072,092
                                                                                             ------------  ------------
Property and equipment--net.............................................                     $  1,180,119  $  5,926,877
                                                                                             ------------  ------------
                                                                                             ------------  ------------

    Depreciation and amortization expense was $211,996 and $1,860,096 for the period July 18, 1997 to December 31, 1997 and the year ended December 31, 1998, respectively.

5. LONG-TERM DEBT

    In April 1998, priceline.com issued a promissory note to an investor for $1,000,000. The promissory note bears interest at a rate of 6% per annum and matures on April 15, 2003. In connection with the promissory note, priceline.com issued detachable warrants to purchase 62,500 common shares at $0.80 per

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

5. LONG-TERM DEBT (CONTINUED)
share. The portion of the proceeds allocable to the warrant, estimated fair value of $12,795, was accounted for as additional paid-in capital. The fair value of the warrants was determined using an option pricing model. The discount will be recorded as interest expense over the term of the promissory note. At December 31, 1998, the principal balance of the promissory note, net of unamortized discount, was $989,018.

6. STOCKHOLDERS' EQUITY

    Combined stockholders' equity at December 31, 1997 and 1998 consists of the following:

                                                                                        1997            1998
                                                                                    -------------  ---------------
Priceline.com Incorporated:
Common stock, $0.008 par value--authorized 300,000,000 shares at December 31, 1997 and 1998 issued and outstanding, 51,669,719 and 93,225,199 shares at December
  31, 1997 and 1998, respectively.................................................  $     413,358  $       745,802
Convertible Preferred Stock, $0.01 par value; authorized 150,000,000 shares:
Series A--$1.16 liquidation value; issued and outstanding 17,288,684 shares.......             --          172,887
Series B--$4.00 liquidation value; issued and outstanding, 13,837,500 shares......             --          138,375
Additional paid-in capital........................................................        836,642      171,151,823

Priceline Travel, Inc:
Common stock, $1 par value--3,000 shares authorized, issued and outstanding.......          3,000            3,000
Additional paid-in capital........................................................          3,363            3,363

Accumulated deficit...............................................................     (2,513,482)    (116,939,405)
                                                                                    -------------  ---------------
Total stockholders' equity (deficiency)...........................................  $  (1,257,119) $    55,275,845
                                                                                    -------------  ---------------
                                                                                    -------------  ---------------

    On July 18, 1997, priceline.com issued 42,990,211 shares of Common Stock for the initial contributed services of the founders. No compensation expense was recognized for the contributed services as priceline.com was in the earliest phases of development. Such services included conceiving the priceline.com business model, developing business strategies and operating plans, initiating contact with airline suppliers and raising capital. There were no employment agreements related to the services initially contributed and/or the shares issued in respect of such shares.

    Also, on July 18, 1997, priceline.com issued 6,895,833 shares of Common Stock to Walker Digital in exchange for the transfer by Walker Digital to priceline.com all of the rights, title, and interest in certain patents and patent applications relating to buyer driven commerce.

    In July 1998, priceline.com also issued 8,125,000 shares of Common Stock, to the Chairman and Chief Executive Officer which resulted in the recognition of a one time charge of $6,500,000 with respect to these shares. The shares were issued as compensation for agreeing to accept the position.

    In July 1998, pursuant to an agreement between priceline.com and two partnerships affiliated with General Atlantic Partners, LP (collectively GAP), priceline.com sold to GAP a total of 17,288,684 shares of

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

6. STOCKHOLDERS' EQUITY (CONTINUED)
Series A Convertible Preferred Stock, par value $0.01 per share (the Series A Preferred Stock) for $20,000,000.

    In December 1998, priceline.com raised net proceeds of approximately $54,414,550 by completing a private placement of an aggregate of 13,837,500 shares of its Series B Convertible Preferred Stock (the Series B Preferred Stock) with several investors, including GAP and Vulcan Ventures Incorporated. Fees of $850,000 have been paid to a company, in which a director of priceline.com is a director and stockholder, in connection with this transaction.

    Shares of the Series A and Series B Preferred Stock are automatically convertible, subject to antidilution adjustment, into an equal number of shares of Common Stock upon an initial public offering of the Company. The holders of the Series A and Series B Preferred Stock vote together as a single class with the holders of Common Stock. If the Company has not consummated an initial public offering by December 1999, the conversion price of Series B Preferred Stock will be adjusted to $1.97 per share. Since the Series B Preferred Stock contained this beneficial conversion feature at the date of issue, the Company allocated a portion of the proceeds equal to the value of the feature, $34,650,000, to additional paid-in capital. This amount will be amortized over one year. Amortization will cease if an initial public offering is completed within one year and the Series B Preferred Stock convert at $3.20 per share. The shares of the Series A and Series B Preferred Stock rank senior to the Common Stock with respect to liquidation and equal to the Common Stock with respect to dividends.

    In April 1998, priceline.com issued warrants to purchase 125,000 shares of Common Stock, at a zero exercise price, to a non-employee in exchange for services rendered to the Company. The estimated fair value of the warrants at the date of grant of $100,000 was based on the value of the equivalent shares as of the grant date, that is 125,000 shares at $0.80 per share, and has been reflected as sales and marketing expense and additional paid-in-capital.

    In April 1998, priceline.com issued warrants to purchase 62,500 shares of Common Stock at an exercise price of $0.80 per share in conjunction with a promissory note (see Note 5--Long-Term Debt).

    In August 1998, priceline.com entered into a warrant agreement with Delta Air Lines (Delta) to purchase up to 18,892,603 shares of Common Stock at an exercise price of approximately $0.93 per share (Delta Warrant) for agreeing to participate in the priceline.com service. Vesting was contingent upon achievement of certain predetermined performance thresholds. However, there was no penalty for failure to provide ticket inventory to satisfy these performance thresholds. Accordingly, no expense was recorded when the warrant was issued. On December 31, 1998, the Company amended its agreement with Delta to eliminate the vesting contingencies and fix the number of shares subject to the warrant at 18,619,402. The warrants were immediately vested on the date of grant, in that they are not subject to any forfeiture for any reason. The amended Delta Warrant will become exercisable at the earlier of seven years or over three years upon the achievement of certain performance thresholds. The agreement does not require Delta to make any performance commitments, is non-exclusive and allows Delta to participate in other programs similar to the priceline.com service. Accordingly, the Company recognized approximately $58.7 million of expense based upon the fair value of the warrant on December 31, 1998, of which $3 million is included in cost of revenues-supplier warrant costs and $55.7 million is included in expenses-supplier start-up warrant costs in the accompanying statement of operations.

    On December 31, 1998, priceline.com issued warrants to purchase 937,500 shares of Common Stock at an exercise price of $3.20 per share to three airlines in recognition of their being among the original

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

6. STOCKHOLDERS' EQUITY (CONTINUED)
participants in the priceline.com service. Because there are no requirements as to the nature or length of that participation and the warrants are not subject to forfeiture for any reason, the Company recognized approximately $2.3 million of expense based upon the fair value of the warrants at December 31, 1998, which is included in expenses-supplier start-up warrant costs in the accompanying statement of operations.

    On January 29, 1999, priceline.com issued warrants to an airline to purchase 1,250,000 shares of Common Stock at an exercise price of $6.40 per share. The warrants become exercisable as follows, 50% on January 29, 2000 and 50% on January 29, 2001. The agreement requires the airline to make available to priceline.com airline ticket inventory on certain specified terms and conditions for two years. If the airline does not provide the specified airline ticket inventory, the unexercised warrants are returnable and in addition, there is a penalty of $1.0 million in the first year and $0.5 million in the second year. The fair value of the warrant of $3.1 million at the grant date was capitalized and will be amortized over the two year period during which services will be provided to the Company.

    The fair value of the airline warrants was based on a third party valuation using an option pricing model and the following assumptions:

                                                                                                           OTHER
                                                                                             DELTA        AIRLINE
                                                                                           WARRANTS      WARRANTS
                                                                                          -----------  -------------
Stock Price.............................................................................   $    3.20   $        3.20
Exercise Price..........................................................................   $    0.93   $  3.20-$6.40
Term....................................................................................     7 years       3-4 years
Volatility..............................................................................         132%            132%
Risk Free Rate..........................................................................         4.6%            4.6%

    As of December 31, 1998, no warrants had been exercised.

7. STOCK OPTION PLAN

    Priceline.com has adopted the 1997 Omnibus Plan (the Plan), which provides for grants of options as incentives and rewards to encourage employees, officers, consultants and directors in the long term success of the Company. The Plan provides for grants of options to purchase up to 23,875,000 shares at a purchase price equal to the fair market value on the date of grant. Generally, the options vest over three years from the date of grant. In accounting for the Plan, the Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options. When the exercise price of employee stock options issued under the plan equaled the fair value of the underlying stock on the date of grant, no compensation expense was recorded. Compensation expense was recognized for the fair value of the options granted to non-employees and to the extent fair value of the underlying stock exceeded the exercise price of employee stock options. Compensation expense, included in general and administrative, recognized during the year ended December 31, 1998 aggregated $245,063.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

    The following summarizes the transactions pursuant to the Plan:

                                                                                          WEIGHTED
                                                                                           AVERAGE        RANGE
                                                                             SHARES     OPTION PRICE    OF SHARE
                                                                          ------------  -------------  -----------
Granted during 1998.....................................................    23,449,219    $    0.93    $ 0.80-3.20
Forfeited...............................................................      (189,374)        0.80           0.80
Cancelled...............................................................      (815,625)        0.80           0.80
                                                                          ------------
Balance at December 31, 1998............................................    22,444,220         0.94
                                                                          ------------
                                                                          ------------
Exercisable at December 31, 1998........................................          None
                                                                          ------------
                                                                          ------------
Available for grant at December 31, 1998................................     1,430,780
                                                                          ------------
                                                                          ------------

    Had compensation costs been determined based upon the fair value at grant date, the Company's pro forma net loss and pro forma net loss per share for the year ended December 31, 1998 would have been reported as follows:

                                                                                      REPORTED       PRO FORMA
                                                                                   --------------  --------------
Net loss.........................................................................  $  112,242,499  $  114,613,228
Net loss applicable to common shareholders.......................................     114,425,923     116,796,653
Basic and diluted loss per common share..........................................            1.41            1.44

    The fair value of each option grant was determined on the date of grant using the minimum value method. The weighted average fair value of options granted during 1998 was estimated to be approximately $0.15 on the dates of grant using the minimum value method and the following assumptions: volatility of 0%, risk free interest rate of 6.00% and an expected life of 3 years, respectively. The Plan also provides for the grant of tandem stock appreciation rights, stand-alone stock appreciation rights, phantom stock and other forms of equity based incentive awards which do not reduce the number of shares with respect to which incentive awards may be granted. No such awards were made as of December 31, 1998.

    In February 1999, priceline.com established the 1999 Omnibus Plan (the 1999
Plan), which provides for grants of options as incentives and rewards to encourage employees, officers, consultants and directors in the long term success of the Company. The Plan provides for grants of options to purchase up to 9,375,000 shares at a purchase price equal to the fair market value on the date of grant. Generally, the options vest over three years from the date of grant. The Plan also provides for the grant of tandem stock appreciation rights, stand-alone stock appreciation rights, phantom stock and other forms of equity based incentive awards which do not reduce the number of shares with respect to which incentive awards may be granted.

8. TAXES

    INCOME TAXES--Through July 31, 1998, priceline.com operated as a limited liability company and income taxes (benefits) accrued to the members. Accordingly, no income taxes (benefits) were reflected in the accompanying financial statements as of December 31, 1997 and for the period then ended. Since converting from an LLC to a corporation in July 1998, the Company has incurred net operating losses of $22,703,000. This loss will expire if not utilized by December 31, 2018. As of December 31, 1998 a valuation allowance for the full amount of the net deferred tax asset of approximately $37,985,023, resulting from the tax net operating losses and other items was recorded because of the uncertainty regarding its realization.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

8. TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1998 are as follows:

                                                                                     1998
                                                                                --------------
Equity based compensation.....................................................  $   25,267,265
Net operating loss carryforwards..............................................       9,347,966
Start-up costs................................................................       2,988,359
Other.........................................................................         381,433
                                                                                --------------
Less valuation allowance......................................................     (37,985,023)
                                                                                --------------
Deferred tax asset, net.......................................................  $           --
                                                                                --------------
                                                                                --------------

    The income tax benefit is different from the amount computed using applicable statutory federal rates for the following reasons:

                                                                                     1998
                                                                                --------------
Income tax benefit at federal statutory rate..................................  $   39,284,875
Adjustment due to:
  LLC status through July 31, 1998............................................      (7,089,945)
  State taxes and other.......................................................       5,790,093
  Increase in valuation allowance.............................................     (37,985,023)
                                                                                --------------
Income tax benefit............................................................  $           --
                                                                                --------------
                                                                                --------------

    FEDERAL AIR TRANSPORTATION TAX--Currently, a Federal transportation tax is imposed upon the sale of airline tickets and generally is collected by the airlines selling the tickets. The tax is based upon a percentage of the cost of transportation, which was 9% for periods prior to October 1, 1998 and 8% thereafter. The tax has been calculated based on the amount paid to the airline for a ticket, rather than the price paid by the customer. There is a possibility that current law requires computation of the tax based on the price paid by the customer. Approximately $111,000 in additional taxes relating to the method of calculating the tax has been accrued as of December 31, 1998.

9. OTHER RELATED PARTY TRANSACTIONS

    The Founder and Vice Chairman of priceline.com also serves as non-executive Chairman of NewSub Services, Inc. (NewSub), a direct marketing company co-founded by him. The Company participates in certain adaptive marketing programs with NewSub. Sales and marketing expense related to these programs totaled $80,799 for the year ended December 31, 1998. There was no such expense in 1997.

    In June 1998, priceline.com issued a promissory note to a Walker Digital for $1,000,000. The promissory note bore interest at a rate of 6% per annum and was due June 30, 1999. The note has been repaid.

10. COMMITMENTS AND CONTINGENCIES

    LEGAL PROCEEDINGS--On January 6, 1999, priceline.com received notice that a third party patent applicant and patent attorney, Thomas G. Woolston, purportedly had filed in December 1998 with the United States

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Patent and Trademark Office a request to declare an interference between a patent application filed by Woolston describing an electronic market for used and collectible goods and priceline.com's core buyer-driven commerce patent. Priceline.com has received a copy of a Petition for Interference from Woolston, the named inventor of at least three United States Patent applications titled Consignment Nodes, one of which has issued as a patent. Priceline.com currently is awaiting information from the Patent Office regarding whether it will initiate an interference proceeding concerning Woolston's patent application and priceline.com's core buyer-driven commerce patent. An interference is an administrative proceeding instituted in the Patent Office to determine questions of patentability and priority of invention between two or more parties claiming the same patentable invention. There is no statutory period within which the Patent Office must act on an interference request. If an interference is declared and proceeds through a final hearing in the Patent Office, a final judgment is made by the Patent Office as to inventorship. Following such final judgment, appeals could be made in Federal court. While there can be no certainty as to time periods, interference proceedings typically take years to resolve.

    As a threshold to the initiation of an interference proceeding, Woolston must show that his patent application supports claims that he copied from the priceline.com core buyer-driven commerce patent. In order to make this showing, he would have to prove, among other things, that he invented the subject matter of the priceline.com claims before the inventors of the priceline.com patent. If the Patent Office were to find that Woolston's patent application supported the copied priceline.com claims, it would resolve the interference by awarding inventorship to the party with the earliest proven date of invention. Woolston recently announced an agreement to license his issued patent and pending patent applications to the owner of an Internet travel service that, according to such announcement, commenced on-line operations in the fourth quarter of 1998 and purports to compete with priceline.com.

    While the interference process is still at an early stage, priceline.com believes that it has meritorious defenses to Woolston's claim, which it intends to pursue vigorously. Among other things, priceline.com believes that the Woolston patent application does not disclose the inventions covered by the priceline.com patent claims. However, it is impossible to predict the outcome of an interference with certainty. While Woolston claims to have an earlier invention date by a period of approximately sixteen months, the final decision as to priority of invention would be made by the Patent Office after considering facts provided by each party during the interference proceeding. If an interference is declared and thereafter resolved in favor of Woolston, such resolution could result in an award of some or all of the disputed patent claims to Woolston. If, following such award, Woolston were successful in a patent infringement action against priceline.com, including prevailing over all defenses available to priceline.com such as those of non-infringement and invalidity, this could require priceline.com to obtain licenses from Woolston at a cost which could significantly adversely affect priceline.com's business. If Woolston prevailed in both an interference and an infringement action, then priceline.com could be enjoined from conducting business through the priceline.com service to the extent covered by the patent claims awarded to Woolston. In addition, defense of the interference action may be expensive and may divert management attention away from priceline.com's business.

    On January 19, 1999, Marketel International Inc. (Marketel), a California corporation, filed a lawsuit against priceline.com and Priceline Travel, among others. On February 22, 1999, Marketel filed an amended and supplemental complaint. The amended complaint filed by Marketel alleges causes of action for, among other things, misappropriation of trade secrets, breach of contract, conversion, breach of confidential relationship, copyright infringement, fraud, unfair competition and false advertising, and seeks injunctive relief and damages in an unspecified amount. In its amended complaint, Marketel alleges,

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED) among other things, that the defendants conspired to misappropriate Marketel's business model, which it describes as a buyer-driven electronic marketplace for travel services and its appurtenant techniques, market research, forms, plans, and processes, which allegedly were provided in confidence approximately ten years ago. The amended complaint also alleges that three former Marketel employees are the actual sole inventors or co-inventors of a patent which was issued on August 11, 1998 and which patent has been assigned to priceline.com. Marketel asks that the patent's inventorship be corrected accordingly.

    Based upon publicly available information, priceline.com believes that Marketel's fax and fee-based business was launched in 1991 and ceased operations seven months later. Priceline.com's Internet-based model was independently developed by Walker Digital and priceline.com, and practiced by the Company starting in 1998. Based on publicly available information and Marketel's complaint, priceline.com understands that Marketel operated a fax-based travel information service which offered consumers, travel agents and/or consolidators the opportunity to purchase specially printed forms. These forms, when accompanied by an additional non-refundable fee, allowed prospective ticket buyers to fax to Marketel credit-card guaranteed bids for airline travel at a bid price specified by the buyer. The Company believes that Marketel has not engaged in any regular commercial activities since ceasing operations in 1992. Based upon publicly available information, Marketel reactivated its active status as a corporation by satisfying its back-due tax obligations to the State of California shortly after the filing of its complaint.

    On February 5, and February 10, 1999, the Company filed their answer and amended answer, respectively, to the amended complaint, in which they denied the material allegations of liability in the complaint. Priceline.com and all other defendants strongly dispute the material legal and factual allegations contained in Marketel's amended complaint and believe that the amended complaint is without merit. Priceline.com intends to defend vigorously against the action. Defending the lawsuit may involve significant expense and, due to the inherent uncertainties of litigation, there can be no certainty as to the ultimate outcome. Pursuant to the indemnification obligations contained in the Purchase and Intercompany Services Agreement with Walker Digital, Walker Digital has agreed to indemnify, defend and hold harmless priceline.com for damages, liabilities and legal expenses incurred in connection with the Marketel litigation.

    From time to time the Company has been and expects to continue to be subject to legal proceedings and claims in the ordinary course of business, and including claims of alleged infringement of third party intellectual property rights by the company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

    AIRLINE ALLIANCES AND RELATIONSHIPS--Priceline.com has entered into Airline Participation Agreements with eighteen airlines for the supply of airline tickets. The Airline Participation Agreements do not commit the airlines to provide tickets for any particular routes or at a discount to their retail prices, but outline the terms and conditions under which tickets may be sold pursuant to fares, rules and availability that the airlines may provide from time to time. The Airline Participation Agreements are generally subject to termination upon 30 days notice by priceline.com or the airline.

    EMPLOYMENT CONTRACTS--Priceline.com has entered into employment agreements with certain members of senior management that provide for minimum annual compensation of approximately $2,135,000 in the aggregate. The agreements provide for periods of employment of up to 3 years. Generally, the agreements provide for incentives and bonuses based on the achievement of performance goals, as well as the grant of stock options under the 1997 Omnibus Stock Option Plan.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    CAPITAL LEASES--Priceline.com leases certain machinery and equipment costing $74,711 under a capital lease agreement. Accumulated depreciation on this equipment was $2,075 and $26,979 at December 31, 1997, and December 31, 1998, respectively. These amounts are included in property and equipment in Note 4.

    Future minimum lease payments, including interest, under the capital lease at December 31, 1998 are as follows:

YEAR ENDING DECEMBER 31,
-------------------------------------------------------------------------------------------------------
1999...................................................................................................  $  30,389
2000...................................................................................................     30,389
                                                                                                         ---------
Total minimum lease payments...........................................................................     60,778
Less amounts representing interest.....................................................................      9,671
                                                                                                         ---------
Present value of future minimum lease payments.........................................................     51,107
Less current portion of obligations....................................................................     25,033
                                                                                                         ---------
Obligations under capital leases, net of current portion...............................................  $  26,074
                                                                                                         ---------
                                                                                                         ---------

11. BENEFIT PLAN

    Priceline.com adopted a defined contribution 401(k) savings plan (the Plan) during 1998 covering all employees who are at least 21 years old and have completed 6 months of service. The Plan allows eligible employees to contribute up to 20% of their eligible earnings, subject to a statutorily prescribed annual limit. The Company may make matching contributions on a discretionary basis to the Plan. All participants are fully vested in their contributions and investment earnings. During the year ended December 31, 1998, the Company did not make any matching contributions to the Plan.

12. SUBSEQUENT EVENTS

    On March 25, 1999, the Company obtained shareholder approval of a 1.25 for 1 stock split of its common stock and an increase in the authorized shares of its common stock to 1,000,000,000 shares. In conjunction with the stock split the par value of the common stock was reduced from $.01 per share to $.008 per share. All share and per share data have been retroactively adjusted to reflect the stock split.

    On March 24, 1999, priceline.com exercised its call option to purchase Priceline Travel for nominal consideration and Priceline Travel was merged into priceline.com.

    On March 3, 1999, Capital One Bank notified the Company of its termination of its adaptive marketing program effective May 1, 1999.

13. RESTATEMENT

    Subsequent to the issuance of the Company's combined 1998 financial statements, the Company's management determined that the calculation of the fair value of the Delta warrant, other airline warrants and the beneficial conversion feature on the Series B Preferred Stock should be revised. The fair value of the Delta warrant and the other airline warrants has been revised to reflect the change in the volatility assumption from 50% to 132%, eliminate the large block and lack of marketability discounts, and consider

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

13. RESTATEMENT (CONTINUED)
the warrant's anti-dilution and exercisability features. As a result, the 1998 combined financial statements have been restated from the amounts previously reported to recognize an additional $22.0 million of expense based upon the revised fair value of the warrants at December 31, 1998, of which $3.0 million is included in the cost of revenues-supplier warrant costs and $19.0 million is included in expenses-supplier start-up warrant costs. In addition, the value of the beneficial conversion feature on the Series B Preferred Stock has been revised to calculate such amount based on 22,500,000 shares. As a result, additional paid-in capital and accumulated deficit have been restated from amounts previously reported to recognize an additional $883,424 of accretion of preferred stock based on the revalued beneficial conversion feature.

    A summary of the significant effects of the restatement is as follows:

                                                                               AS PREVIOUSLY
                                                                                  REPORTED       AS RESTATED
                                                                               --------------  ---------------
At December 31, 1998:
  Additional paid-in capital.................................................  $  148,224,070  $   171,155,186
  Accumulated deficit........................................................     (94,008,289)    (116,939,405)
For the year ended December 31, 1998:
  Cost of revenues-supplier warrant costs....................................              --        3,029,014
  Expenses-supplier start-up warrant costs...................................      38,960,000       57,978,678
  Net loss...................................................................     (90,194,807)    (112,242,499)
  Accretion on preferred stock...............................................      (1,300,000)      (2,183,424)
  Net loss applicable to common stockholders.................................     (91,494,807)    (114,425,923)
  Per share basic and diluted net loss applicable to common stockholders.....           (1.13 (1)           (1.41)

------------------------

(1) Per share basic and diluted net loss applicable to common stockholders as previously reported has been restated for a 1.25 for one stock split.

                           PRICELINE.COM INCORPORATED

                            CONDENSED BALANCE SHEETS

                   AS OF DECEMBER 31, 1998 AND JUNE 30, 1999
                                  (UNAUDITED)

                                                                 DECEMBER 31,    JUNE 30,
                            ASSETS                                   1998          1999
                                                                 ------------  ------------
CURRENT ASSETS:
  Cash and cash equivalents....................................  $ 53,593,026  $142,803,134
  Short term investments.......................................            --     9,307,474
  Accounts receivable, net of allowance for uncollectible
    accounts of $290,823 and $1,173,243 at December 31, 1998
    and June 30, 1999, respectively............................     4,176,980    22,683,987
  Related party receivable.....................................            --     1,383,592
  Prepaid expenses and other current assets....................     2,433,542     7,338,897
                                                                 ------------  ------------
    Total current assets.......................................    60,203,548   183,517,084
PROPERTY AND EQUIPMENT--net....................................     5,926,877    15,311,214
RELATED PARTY RECEIVABLE.......................................            --     4,374,372
OTHER ASSETS...................................................       442,060     1,592,222
                                                                 ------------  ------------
TOTAL ASSETS...................................................  $ 66,572,485  $204,794,892
                                                                 ------------  ------------
                                                                 ------------  ------------

             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................................  $  5,268,430  $ 26,933,608
  Related party payable........................................        32,447            --
  Accrued expenses.............................................     4,258,641     6,403,716
  Other current liabilities....................................       722,030       136,109
                                                                 ------------  ------------
    Total current liabilities..................................    10,281,548    33,473,433
LONG-TERM DEBT--net............................................       989,018            --
CAPITAL LEASE OBLIGATIONS--net of current portion..............        26,074        12,248
                                                                 ------------  ------------
Total liabilities..............................................    11,296,640    33,485,681
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY
  Preferred stock..............................................       311,262            --
  Common stock.................................................       745,802     1,138,564
  Additional paid-in capital...................................   171,158,186   326,880,953
  Accumulated deficit..........................................  (116,939,405) (156,710,306)
                                                                 ------------  ------------
    Total stockholders' equity.................................    55,275,845   171,309,211
                                                                 ------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................  $ 66,572,485  $204,794,892
                                                                 ------------  ------------
                                                                 ------------  ------------

           See accompanying notes to condensed financial statements.

                           PRICELINE.COM INCORPORATED

                       CONDENSED STATEMENTS OF OPERATIONS

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                  (UNAUDITED)

                                                                                      JUNE 30,        JUNE 30,
                                                                                        1998            1999
                                                                                   --------------  --------------
Revenues.........................................................................  $    7,021,639  $  160,974,391
Cost of Revenues:
  Product costs..................................................................       7,942,840     144,323,527
  Supplier warrant costs.........................................................              --         761,518
                                                                                   --------------  --------------
Total cost of revenues...........................................................       7,942,840     145,085,045
  Gross profit (loss)............................................................        (921,201)     15,889,346
                                                                                   --------------  --------------
Expenses:
  Sales and marketing............................................................       7,764,477      34,871,086
  General and administrative.....................................................       4,798,876       9,169,869
  Systems and business development...............................................       5,368,214       5,652,423
                                                                                   --------------  --------------
Total expenses...................................................................      17,931,567      49,693,378
                                                                                   --------------  --------------
Operating loss...................................................................     (18,852,768)    (33,804,032)
Interest income, net.............................................................         162,331       2,387,104
                                                                                   --------------  --------------
Net loss.........................................................................     (18,690,437)    (31,416,928)
Accretion on preferred stock.....................................................              --      (8,353,973)
                                                                                   --------------  --------------
Net loss applicable to common stockholders.......................................  $  (18,690,437) $  (39,770,901)
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Per share basic and diluted net loss applicable to common stockholders...........  $        (0.27) $        (0.29)
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Weighted average common shares outstanding.......................................      69,738,365     137,436,399

           See accompanying notes to condensed financial statements.

                           PRICELINE.COM INCORPORATED

             CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

                                      PREFERRED STOCK         COMMON STOCK       ADDITIONAL
                                   ---------------------  ---------------------    PAID-IN    ACCUMULATED
                                     SHARES     AMOUNT      SHARES     AMOUNT      CAPITAL      DEFICIT        TOTAL
                                   ----------  ---------  ----------  ---------  -----------  ------------  -----------

Balance, January 1, 1999.........  31,126,184  $ 311,262  93,225,199  $ 745,802  $171,158,186 $(116,939,405) $55,275,845

Conversion of Series A
  convertible preferred stock....  (17,288,684)  (172,887) 21,610,853   172,887           --            --           --

Conversion of Series B
  convertible preferred stock....  (13,837,500)  (138,375) 17,296,875   138,375           --            --           --

Accretion on preferred stock.....          --         --          --         --    8,353,973    (8,353,973)          --

Issuance of common stock.........          --         --  10,000,000     80,000  144,274,221            --  144,354,221

Exercise of warrants.............                            187,500      1,500       48,500            --       50,000

Issuance of warrants to purchase
  common stock...................          --         --          --         --    3,046,073            --    3,046,073

Net loss.........................          --         --          --         --           --   (31,416,928) (31,416,928)
                                   ----------  ---------  ----------  ---------  -----------  ------------  -----------

Balance, June 30, 1999...........          --  $      --  142,320,427 $1,138,564 $326,880,953 $(156,710,306) $171,309,211
                                   ----------  ---------  ----------  ---------  -----------  ------------  -----------
                                   ----------  ---------  ----------  ---------  -----------  ------------  -----------

           See accompanying notes to condensed financial statements.

                           PRICELINE.COM INCORPORATED

                       CONDENSED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                  (UNAUDITED)

                                                                                      JUNE 30,        JUNE 30,
                                                                                        1998            1999
                                                                                   --------------  --------------
OPERATING ACTIVITIES:
Net loss.........................................................................  $  (18,690,437) $  (31,416,928)
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization................................................         659,544       1,911,678
    Provision for uncollectible accounts.........................................           5,829       1,401,372
    Supplier warrant costs.......................................................                         761,518
  Changes in assets and liabilities:
    Receivables..................................................................      (1,679,081)    (19,908,379)
    Related party receivables....................................................              --      (5,790,411)
    Prepaid expenses and other current assets....................................        (368,159)     (3,382,318)
    Accounts payable and accrued expenses........................................       3,315,410      23,703,167
    Other........................................................................        (296,447)     (1,030,020)
                                                                                   --------------  --------------
      Net cash used in operating activities......................................     (17,053,341)    (33,750,321)

INVESTING ACTIVITIES:
    Additions to property and equipment..........................................      (5,076,153)    (11,285,032)
    Purchases of short-term investments..........................................              --      (9,307,474)
                                                                                   --------------  --------------
      Net cash used in investing activities......................................      (5,076,153)    (20,592,506)

FINANCING ACTIVITIES:
    Issuance of long-term debt...................................................       2,000,000              --
    Payment of long-term debt and capital lease obligations......................         (10,587)     (1,012,099)
    Issuance of common stock and subscription units..............................      23,364,000     144,565,034
    Payment received on stockholder note.........................................         250,000              --
                                                                                   --------------  --------------
      Net cash provided by financing activities..................................      25,603,413     143,552,935

NET INCREASE IN CASH AND CASH EQUIVALENTS........................................       3,473,919      89,210,108

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...................................          16,459      53,593,026
                                                                                   --------------  --------------

CASH AND CASH EQUIVALENTS, END OF PERIOD.........................................  $    3,490,378  $  142,803,134
                                                                                   --------------  --------------
                                                                                   --------------  --------------

SUPPLEMENTAL CASH FLOW INFORMATION--Cash paid during the year for interest.......  $        5,232  $       50,397

           See accompanying notes to condensed financial statements.

                           PRICELINE.COM INCORPORATED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION

    Priceline.com Incorporated ("priceline.com") has pioneered a new type of e-commerce known as a demand collection system that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Priceline.com collects consumer demand, in the form of individual customer offers guaranteed by a credit card for a particular product or service at a price set by the customer. Priceline.com then either communicates that demand directly to participating sellers or accesses participating sellers' private databases to determine whether the customer's offer can be fulfilled on the basis of the pricing information and rules established by the sellers. Consumers agree to hold their offers open for a specified period of time and once fulfilled, offers cannot be cancelled. By requiring consumers to be flexible with respect to brands, sellers and/or product features, priceline.com enables sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures.

    Priceline Travel, Inc. ("Priceline Travel") previously held the travel agency license used to effect airline ticket sales through the priceline.com service. Priceline Travel was wholly owned by the founding stockholder of priceline.com and on March 24, 1999, Priceline Travel was merged into priceline.com for nominal consideration. The accompanying condensed financial statements include the financial position and results of operations of Priceline Travel for all periods presented.

2. BASIS OF PRESENTATION

    The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1999.

3. INITIAL PUBLIC OFFERING OF COMMON STOCK

    On April 1, 1999, priceline.com completed an initial public offering in which it sold 10,000,000 shares of its common stock at a price of $16.00 per share, raising $160.0 million in gross proceeds. Offering proceeds to priceline.com, net of approximately $11.2 million in aggregate underwriters discounts and commissions and $4.4 million in related expenses, were approximately $144.4 million. Simultaneous with the effectiveness on March 29, 1999 of priceline.com's Registration Statement on Form S-1, each outstanding share of priceline.com's Series A and Series B convertible preferred stock was automatically converted into shares of common stock. As of June 30, 1999, approximately 142.3 million shares of common stock were outstanding.

4. NET LOSS PER SHARE

    Priceline.com computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which requires dual presentation of basic earnings per share ("EPS") and diluted EPS.

    Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number

                           PRICELINE.COM INCORPORATED

4. NET LOSS PER SHARE (CONTINUED)
of common shares and potentially dilutive shares outstanding during the period. The effect of the conversion of the Series A and Series B convertible preferred stock is included in the weighted average number of shares outstanding during the period that commenced on the conversion date, March 29, 1999. The effect of the preferred stock conversion for the period prior to March 29, 1999 has not been included in the computation of diluted net loss per share as the impact would have been antidilutive for the periods presented. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants. At June 30, 1999, options and warrants to purchase 48,228,959 shares of common stock were outstanding. Outstanding warrants and options could potentially dilute basic earnings per share in the future but have not been included in the computation of diluted net loss per share as the impact would have been antidilutive for the periods presented.

    Net loss applicable to common stockholders for the six month period ended June 30, 1999 was $39.8 million including a non-recurring, non-cash charge associated with the accretion on the Series B convertible preferred stock that was outstanding during such period of $8.4 million. Based on the weighted average number of 137.4 million shares of common stock outstanding during the six month period ended June 30, 1999, the per share basic and diluted net loss applicable to common stockholders was $0.29.

5. RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." This SOP requires capitalization of certain costs of computer software developed or obtained for internal use. Priceline.com adopted this SOP on January 1, 1999 and for the six month period ended June 30, 1999, priceline.com capitalized approximately $5.7 million of computer software developed or obtained for internal use. Amortization of such costs aggregated approximately $149,000 during the six month period ended June 30, 1999.

6. COMMITMENTS AND CONTINGENCIES

    On January 6, 1999, priceline.com received notice that a third party patent applicant and patent attorney, Thomas G. Woolston, purportedly had filed in December 1998 with the United States Patent and Trademark Office a request to declare an "interference" between a patent application filed by Woolston describing an electronic market for used and collectible goods and priceline.com's core buyer-driven commerce patent. Priceline.com has received a copy of a Petition for Interference from Woolston, the named inventor of at least three United States Patent applications titled "Consignment Nodes," one of which has issued as a patent. Priceline.com recently received a notice from the United States Patent and Trademark Office that an undisclosed patent applicant, believed by priceline.com to be Woolston, is seeking to provoke an interference on priceline.com's core buyer-driven commerce patent. Priceline.com currently is awaiting information from the Patent Office regarding whether it will initiate an interference proceeding concerning Woolston's patent application and priceline.com's core buyer-driven commerce patent.

    Woolston recently announced an agreement to license his issued patent and pending patent applications to the owner of a competing Internet travel service.

    While the interference process is still at an early stage, priceline.com believes that it has meritorious defenses to Woolston's claim, which it intends to pursue vigorously. Among other things, priceline.com believes that the Woolston patent application does not disclose the inventions covered by the priceline.com

                           PRICELINE.COM INCORPORATED

6. COMMITMENTS AND CONTINGENCIES (CONTINUED) patent claims. However, it is impossible to predict the outcome of an interference with certainty. While Woolston claims to have an earlier invention date by a period of approximately sixteen months, the final decision as to priority of invention would be made by the Patent Office after considering facts provided by each party during the interference proceeding. If an interference is declared and thereafter resolved in favor of Woolston, such resolution could result in an award of some or all of the disputed patent claims to Woolston. If, following such award, Woolston were successful in a patent infringement action against priceline.com, including prevailing over all defenses available to priceline.com such as those of non-infringement and invalidity, this could require priceline.com to obtain licenses from Woolston at a cost which could significantly adversely affect priceline.com's business. If Woolston prevailed in both an interference and an infringement action, then priceline.com could be enjoined from conducting business through the priceline.com service to the extent covered by the patent claims awarded to Woolston. In addition, defense of the interference action may be expensive and may divert management attention away from priceline.com's business.

    On January 19, 1999, Marketel International Inc. ("Marketel"), a California corporation, filed a lawsuit against priceline.com and Priceline Travel, among others. On February 22, 1999, Marketel filed an amended and supplemental complaint, and on March 17, 1999, Marketel filed a second amended complaint. The second amended complaint filed by Marketel alleges causes of action for, among other things, misappropriation of trade secrets, breach of contract, conversion, breach of confidential relationship, copyright infringement, fraud, unfair competition and false advertising, and seeks injunctive relief and damages in an unspecified amount. In its second amended complaint, Marketel alleges, among other things, that the defendants conspired to misappropriate Marketel's business model, which it describes as a buyer-driven electronic marketplace for travel services and its appurtenant techniques, market research, forms, plans, and processes, which allegedly were provided in confidence to some of the defendants approximately ten years ago. The second amended complaint also alleges that three former Marketel employees are the actual sole inventors or co-inventors of a patent which was issued on August 11, 1998 and which patent has been assigned to priceline.com. Marketel asks that the patent's inventorship be corrected accordingly.

    On February 5, 1999, February 10, 1999 and March 31, 1999, the defendants filed their answer, amended answer and answer to the second amended complaint, respectively in which they denied the material allegations of liability in the complaints. Priceline.com and all other defendants strongly dispute the material legal and factual allegations contained in Marketel's second amended complaint and believe that the second amended complaint is without merit. Since May 28, 1999, there has been a discovery stay in effect, which was caused by the withdrawal of Marketel's counsel. Marketel has retained new counsel, and the priceline.com now anticipates moving forward with discovery.

    Defending the Marketel litigation may involve significant expense and, due to the inherent uncertainties of litigation, there can be no certainty as to the ultimate outcome. Pursuant to the indemnification obligations contained in the Purchase and Intercompany Services Agreement with Walker Digital, Walker Digital has agreed to indemnify, defend and hold harmless priceline.com for damages, liabilities and legal expenses incurred in connection with the Marketel litigation.

    From time to time priceline.com has been and expects to continue to be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of third party intellectual property rights. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                           PRICELINE.COM INCORPORATED

7. SUBSEQUENT EVENTS

        COMMON STOCK AND CONVERTIBLE DEBT OFFERINGS. On July 23, 1999, priceline.com filed a registration statement covering the sale of up to $287.5 million of convertible subordinated notes (including $37.5 million in respect of an underwriters' over-allotment option) and up to 6.325 million shares of common stock (including 825,000 shares in respect of an underwriters' over-allotment option). Priceline.com subsequently elected not to proceed with the subordinated note offering. The common stock offering is to be comprised of 1.0 million shares of common stock to be issued and sold by priceline.com and 3.5 million shares to be sold by certain selling stockholders, plus the sale by the selling stockholders of up to 675,000 additional shares sold upon exercise of the underwriters' over-allotment option.

        OPTION EXERCISE PROGRAM. On July 19, 1999, an option exercise program was established to enable employees employed as of June 1, 1999 to exercise options and sell shares through a cashless exercise program administered through a broker dealer. Priceline.com employees holding 938,540 options that were vested as of June 1, 1999 were permitted during the period commencing on July 20, 1999 and ending on July 30, 1999, to exercise a portion of their options that otherwise were not exercisable until September 26, 1999 (following expiration of the 180 day initial public offering lock-up period) and to sell the underlying option shares through the program. Any employee who elected to exercise options and sell option shares pursuant to the option exercise program was required to agree to enter into a "lock-up" agreement in a form similar to that signed by selling stockholders in the secondary common stock offering, which prohibits additional option exercises or stock sales prior to 180 days from the completion of the secondary common stock offering.

        CONTINENTAL AIRLINES AGREEMENTS. Continental Airlines agreed to join the priceline.com service on July 20, 1999 pursuant to the terms of an Airline Participation Agreement with priceline.com. Upon execution of the Airline Participation Agreement, priceline.com issued a warrant to Continental for the purchase of 1 million shares of common stock at an exercise price of $97.41 per share. The warrant will become exercisable upon the earlier of July 2004 or the achievement of certain performance thresholds. However the agreement does not require Continental to make any performance commitments. Priceline.com will incur a non-cash charge of approximately $90 million during the quarter ending September 30, 1999, reflecting the fair value of the Continental warrant at the grant date.

    [At the top of the page, a picture of a customer in the middle of the following text: BUYER-DRIVEN COMMERCE]

    [Four page screen shots with textual descriptions of the four steps involved in making an offer for airline tickets with the heading: airline ticket example... and the following language below the heading: In just four steps, priceline.com customers can name their own price for a leisure airline ticket on a major carrier.]

The first page screen shot in the top left with the following caption:

Step 1:

    Tell us where and when....

    Enter where you want to go and the dates you want to travel. Choose as many different airports to leave and arrive from as you want--the more the better.

The second page screen shot in the top right with the following caption:

Step 2:

    Review the rules....

    Priceline.com's airline ticket service is designed for leisure travelers who can be flexible on their flights and routing. The rules are clearly explained on the Web site.

The third page screen shot in the bottom left with the following caption:

Step 3:

    Name your price....

    Enter the price you want to pay--there are no minimums and no advance purchase restrictions. We encourage customers to shop around first and be reasonable.

The fourth page screen shot in the bottom right with the following caption:

Step 4:

    Provide a credit card....

    Your credit card is used to guarantee that you'll buy the tickets if priceline.com is successful at getting a major airline to agree to your price. You get a yes or no answer in just one hour!

    priceline.com(sm)

The page is blank except for the following text in the middle of the page:

    priceline.com(sm)

    name your own price..and save!